Exhibit 10.1

__________________________________________

$95,000,000 CREDIT FACILITY

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of January 20, 2016

by and among

CRYOLIFE, INC.,

as a Borrower and as Borrower Representative,

ON-X LIFE TECHNOLOGIES HOLDINGS, INC.,

as a Borrower,

THE OTHER PERSONS PARTY HERETO THAT ARE

DESIGNATED AS CREDIT PARTIES,

HEALTHCARE FINANCIAL SOLUTIONS, LLC
for itself, as a Lender, as Swingline Lender, as L/C Issuer and as the Agent for all Lenders,

FIFTH THIRD BANK
as a Lender and as Syndication Agent,

CITIZENS BANK, NATIONAL ASSOCIATION
as a Lender and as Documentation Agent,

THE OTHER FINANCIAL INSTITUTIONS

FROM TIME TO TIME PARTY HERETO

as Lenders,

and

CAPITAL ONE, NATIONAL ASSOCIATION, FIFTH THIRD BANK and CITIZENS BANK, NATIONAL ASSOCIATION

as Joint Lead Arrangers and Joint Bookrunners

__________________________________________

TABLE OF CONTENTS

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

ARTICLE I DEFINITIONS		1
1.1	Defined Terms	1
1.2	Other Interpretive Provisions	29
1.3	Accounting Terms and Principles	30
1.4	Payments	31
ARTICLE II THE CREDITS		31
2.1	Amounts and Terms of Commitments	31
2.2	Notes	36
2.3	Interest	36
2.4	Loan Accounts; Register	37
2.5	Procedure for Initial Term Loan and Revolving Credit Borrowing.	38
2.6	Conversion and Continuation Elections	39
2.7	Optional Prepayments	40
2.8	Mandatory Prepayments of Loans and Commitment Reductions	40
2.9	Fees	43
2.10	Payments by the Borrowers	44
2.11	Payments by the Lenders to Agent; Settlement	45
2.12	Borrower Representative	49
2.13	Incremental Facilities	49
ARTICLE III CONDITIONS PRECEDENT		52
3.1	Conditions to Effectiveness	52
3.2	Conditions to Certain Borrowings	53
ARTICLE IV REPRESENTATIONS AND WARRANTIES		54
4.1	Corporate Existence and Power	54
4.2	Corporate Authorization; No Contravention	54
4.3	Governmental Authorization	55
4.4	Binding Effect	55
4.5	Litigation	55
4.6	No Default	55
4.7	ERISA Compliance	56
4.8	Use of Proceeds; Margin Regulations	56
4.9	Title to Properties	56
4.10	Taxes	56
4.11	Financial Condition	57
4.12	Environmental Matters	57
4.13	Regulated Entities	58
4.14	Solvency	58
4.15	Labor Relations	58
4.16	Intellectual Property	58

1

4.17	Subsidiaries	58
4.18	Brokers’ Fees; Transaction Fees	58
4.19	Insurance	59
4.20	Merger Agreement	59
4.21	Full Disclosure	59
4.22	Foreign Assets Control Regulations; Anti-Money Laundering; Anti-Corruption Practices	59
4.23	FDA Regulatory Compliance.	60
4.24	Healthcare Regulatory Compliance	61
4.25	Reimbursement Coding	62
4.26	HIPAA	62
ARTICLE V AFFIRMATIVE COVENANTS		62
5.1	Financial Statements	62
5.2	Certificates; Other Information	63
5.3	Notices	64
5.4	Preservation of Corporate Existence, Etc.	66
5.5	Maintenance of Property	66
5.6	Insurance	66
5.7	Payment of Obligations	67
5.8	Compliance with Laws	67
5.9	Inspection of Property and Books and Records	68
5.10	Use of Proceeds	68
5.11	Cash Management Systems	68
5.12	Landlord Agreements	68
5.13	Further Assurances	68
5.14	Post-Closing	70
ARTICLE VI NEGATIVE COVENANTS		71
6.1	Limitation on Liens	71
6.2	Disposition of Assets	73
6.3	Consolidations and Mergers	74
6.4	Loans and Investments	74
6.5	Limitation on Indebtedness	76
6.6	Transactions with Affiliates	77
6.7	Management Fees and Compensation	77
6.8	Use of Proceeds.	78
6.9	Contingent Obligations.	78
6.10	Compliance with ERISA	79
6.11	Restricted Payments	79
6.12	Change in Business	80
6.13	Change in Structure	80
6.14	Accounting Changes, Name and Jurisdiction of Organization	80
6.15	No Negative Pledges	81
6.16	OFAC; Patriot Act; Anti-Corruption Laws	81
6.17	Press Release and Related Matters	82

2

6.18	Sale-Leaseback	82
6.19	Hazardous Materials	82
6.20	Financial Advisors	82
6.21	Amendments to Certain Indebtedness	82
ARTICLE VII FINANCIAL COVENANTS		82
7.1	Leverage Ratio	82
7.2	Interest Coverage Ratio	83
7.3	Equity Cure	83
ARTICLE VIII EVENTS OF DEFAULT		84
8.1	Event of Default	84
8.2	Remedies	86
8.3	Rights Not Exclusive	86
8.4	Cash Collateral for Letters of Credit	86
ARTICLE IX AGENT		87
9.1	Appointment and Duties	87
9.2	Binding Effect	88
9.3	Use of Discretion.	88
9.4	Delegation of Rights and Duties	89
9.5	Reliance and Liability	89
9.6	Agent Individually	90
9.7	Lender Credit Decision	90
9.8	Expenses; Indemnities; Withholding.	91
9.9	Resignation of Agent or L/C Issuer	92
9.10	Release of Collateral or Guarantors	92
9.11	Additional Secured Parties	93
9.12	Joint Lead Arrangers, Syndication Agent and Documentation Agent	93
9.13	Credit Bid	93
ARTICLE X MISCELLANEOUS		94
10.1	Amendments and Waivers	94
10.2	Notices	99
10.3	Electronic Transmissions	100
10.4	No Waiver; Cumulative Remedies	101
10.5	Costs and Expenses	101
10.6	Indemnity	102
10.7	Marshaling; Payments Set Aside	103
10.8	Successors and Assigns	103
10.9	Assignments and Participations; Binding Effect	103
10.10	Confidentiality	107
10.11	Set-off; Sharing of Payments	109
10.12	Counterparts;	110
10.13	Severability; Facsimile Signature	110
10.14	Captions	110
10.15	Independence of Provisions	110

3

10.16	Interpretation	110
10.17	No Third Parties Benefited	110
10.18	Governing Law and Jurisdiction	110
10.19	Waiver of Jury Trial	111
10.20	Entire Agreement; Release; Survival	111
10.21	Patriot Act	112
10.22	Replacement of Lender	112
10.23	Joint and Several	113
10.24	Creditor-Debtor Relationship	113
10.25	Keepwell	113
10.26	Judgment Currency	114
10.27	Amendment and Restatement	114
ARTICLE XI TAXES, YIELD PROTECTION AND ILLEGALITY		115
11.1	Taxes	115
11.2	Illegality	118
11.3	Increased Costs and Reduction of Return	118
11.4	Funding Losses	119
11.5	Inability to Determine Rates	120
11.6	Reserves on LIBOR Rate Loans	120
11.7	Certificates of Lenders	120

SCHEDULES

Schedule 1.1Prior Indebtedness

Schedule 2.1(a)Initial Term Loan Commitments

Schedule 2.1(b)Revolving Loan Commitments

Schedule 5.14Post-Closing Deliverables

EXHIBITS

Exhibit 1.1(a)Form of Assignment

Exhibit 1.1(b)Form of Notice of Borrowing

Exhibit 1.1(c)Form of Note

Exhibit 2.1(c)Form of L/C Request

Exhibit 2.1(d)Form of Swing Loan Request

Exhibit 2.6Form of Notice of Conversion/Continuation

Exhibit 3.1Closing Checklist

Exhibit 5.2(b)Form of Compliance Certificate

4

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

This THIRD AMENDED AND RESTATED CREDIT AGREEMENT (including all exhibits and schedules hereto, as the same may be amended, modified and/or restated from time to time, this “Agreement”) is entered into as of January 20, 2016, by and among CryoLife, Inc., a Florida corporation (“CryoLife”), On-X Life Technologies Holdings, Inc., a Delaware corporation (the “Acquired Business”; CryoLife and the Acquired Business are sometimes referred to herein collectively as the “Borrowers” and each individually as a “Borrower”), CryoLife, as Borrower Representative, the other Persons party hereto that are designated as a “Credit Party”, Healthcare Financial Solutions, LLC, a Delaware limited liability company (in its individual capacity, “HFS”), as Agent for the several financial institutions from time to time party to this Agreement (collectively, the “Lenders” and individually each a “Lender”) and for itself as a Lender, as Swingline Lender and as L/C Issuer and such other Lenders, amends and restates in its entirety the Second Amended and Restated Credit Agreement (as amended to the date hereof, without giving effect to the amendments and restatements set forth herein, the “Existing Credit Agreement”), dated as of September 26, 2014, among the Borrowers, the Credit Parties party thereto from time to time, the several financial institutions from time to time party thereto as Lenders and HFS, as agent for such lenders.

W I T N E S S E T H:

WHEREAS, pursuant to the Existing Credit Agreement revolving loans were made pursuant to a $20,000,000 revolving loan credit facility (including a letter of credit subfacility and a swingline subfacility);

WHEREAS, the Borrower Representative has requested that the Existing Credit Agreement be amended and restated in the manner set forth below, to (a) fund a portion of the acquisition (the “Closing Date Acquisition”) of the Acquired Business pursuant to the terms of the Merger Agreement, (b) refinance Prior Indebtedness, (c) provide for working capital, capital expenditures, acquisitions permitted hereunder and other general corporate purposes of the Borrowers and (c) fund certain fees and expenses associated with the funding of the Loans and consummation of the Closing Date Acquisition, all on the terms and conditions set forth in this Agreement; and

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Lenders have agreed to amend and restate the Existing Credit Agreement in the manner set forth below;

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree that the Existing Credit Agreement is amended and restated as follows:

ARTICLE I

DEFINITIONS

1.1Defined Terms.  The following terms are defined in the Sections or subsections referenced opposite such terms:

“Acquired Business”	Preamble
“Adjusted EBITDA”	Exhibit 5.2(b)
“Affected Lender”	10.22

“Affected SVP/Participant”	10.22
“Aggregate Excess Funding Amount”	2.11(e)(iv)
“Agreement”	Preamble
“Anti-Corruption Laws”	4.22(c)
“Borrower” and “Borrowers”	Preamble
“Borrower Materials”	10.10(a)(i)
“Borrower Representative”	2.12
“Closing Date Acquisition”	Preamble
“Compliance Certificate”	5.2(b)
“Consolidated Total Indebtedness”	Exhibit 5.2(b)
“Credit Agreement”	Preamble
“CryoLife”	Preamble
“Cure Amount”	7.3
“Cure Quarter”	7.3
“Declined Proceeds”	2.8(f)
“DQ List”	10.9(ii)
“EBITDA”	Exhibit 5.2(b)
“Eligible Assignee”	10.9(b)
“Equity Contribution”	3.1(b)
“Equity Cure”	7.3
“Eurocurrency liabilities”	11.6
“Event of Default”	8.1
“Excess Cash Flow”	Exhibit 5.2(b)
“Excluded Prepayment Amount”	2.8(h)
“Existing Credit Agreement”	Preamble
“Existing Facility”	2.13(c)(ii)
“Extended Revolving Lender”	10.1(f)(ii)
“Extended Revolving Loan Commitment”	10.1(f)(ii)
“Extended Revolving Loan”	10.1(f)(ii)
“Extended Term Loan”	10.1(f)(iii)
“Extended Term Loan Commitment”	10.1(f)(iii)
“Extending Term Lender”	10.1(f)(iii)
“Extension”	10.1(f)
“Extension Offer”	10.1(f)
“FCPA”	4.22(c)
“Federal Health Care Program Laws”	4.24(c).
“HFS”	Preamble
“Incremental Effective Date”	2.13(a)
“Incremental Facility”	2.13(a)
“Incremental Facility Request”	2.13(a)
“Incremental Joinder Agreement”	2.13(d)
“Incremental Revolving Loan Commitment”	2.13(a)
“Incremental Revolving Loan”	2.13(a)
“Incremental Term Loan”	2.13(a)
“Incremental Term Loan Commitment”	2.13(a)
“Indemnified Matters”	10.6
“Indemnitees”	10.6
“Initial Term Loan”	2.1(a)
“Interest Coverage Ratio”	Exhibit 5.2(b)
“Investment”	6.4
“L/C Reimbursement Agreement”	2.1(c)(i)(C)

“L/C Reimbursement Date”	2.1(c)(i)(C)(v)
“L/C Request”	2.1(c)(i)(C)(ii)
“L/C Sublimit”	2.1(c)(i)(B)
“Lender”	Preamble
“Letter of Credit Fee”	2.9(c)
“Leverage Ratio”	Exhibit 5.2(b)
“Maximum Lawful Rate”	2.3(d)
“Maximum Revolving Loan Balance”	2.1(b)
“Minimum Equity Contribution”	3.1(b)
“MNPI”	10.10(a)(ii)
“Notice of Conversion/Continuation”	2.6(a)
“OFAC”	4.22(a)
“Original Currency”	10.26(a)
“Other Currency”	10.26(a)
“Other Taxes”	11.1(c)
“Participant Register”	10.9(f)
“Participating Lender”	10.22
“Permitted Liens”	6.1
“Register”	2.4(b)
“Rejection Notice”	2.8(f)
“Repatriation” or “Repatriated”	2.8(h)
“Restricted Payments”	6.11
“Replacement Lender”	10.22
“Revolving Loan”	2.1(a)
“Sale”	10.9(b)
“Sanctioned Country”	4.22(a)
“Sanctions”	4.22(a)
“SDN List”	4.22(a)
“Settlement Date”	2.11(b)
“Specified Equity Raise”	7.3
“Swingline Request”	2.1(d)(i)
“Swing Loan”	2.1(d)(i)
“Taxes”	11.1(a)
“Tax Returns”	4.10
“Trade Date”	10.9(g)
“Unused Commitment Fee”	2.9(b)
“Yield Differential”	2.13(c)(ii)

In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:

“Account” means, as at any date of determination, all “accounts” (as such term is defined in the UCC) of the Borrowers and their Subsidiaries, including, without limitation, the unpaid portion of the obligation of a customer of a Borrower or any of its Subsidiaries in respect of Inventory purchased by and shipped to such customer and/or the rendition of services by a Borrower or such Subsidiary, as stated on the respective invoice of a Borrower or such Subsidiary, net of any credits, rebates or offsets owed to such customer.

“Account Debtor” means the customer of a Borrower or any of its Subsidiaries who is obligated on or under an Account.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business, product line or division of a Person, (b) the acquisition of in excess of fifty percent (50%) of the Stock and Stock Equivalents of any Person or otherwise causing any Person to become a Subsidiary of a Borrower, or (c) a merger or consolidation or any other combination with another Person.

“Acquisition Consideration” has the meaning assigned to such term in the definition of Permitted Acquisition.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person; provided, however, that no Secured Party shall be an Affiliate of any Credit Party or of any Subsidiary of any Credit Party solely by reason of the provisions of the Loan Documents.  A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract or otherwise.  Without limitation, any director, executive officer or beneficial owner of ten percent (10%) or more of the Stock (either directly or through ownership of Stock Equivalents) of a Person shall for the purposes of this Agreement, be deemed to control the other Person.  Notwithstanding the foregoing, neither the Agent nor any Lender shall be deemed an “Affiliate” of any Credit Party or of any Subsidiary of any Credit Party.

“Agent” means Healthcare Financial Solutions, LLC in its capacity as administrative agent for the Lenders hereunder, and any successor administrative agent.

“Agent Fee Letter” means that certain Agent Fee Letter, dated as of December 22, 2015, by and among Borrower Representative, Agent and Capital One, National Association (as amended, modified and/or supplemented from time to time in accordance with its terms.

“Aggregate Revolving Loan Commitment” means the combined Revolving Loan Commitments of the Lenders, which as of the Closing Date, shall be $20,000,000, as such amount may be reduced or increased from time to time pursuant to this Agreement.

“Aggregate Term Loan Commitment” means the combined Term Loan Commitments of the Lenders, which as of the Closing Date, shall be $75,000,000, as such amount may be reduced or increased from time to time pursuant to this Agreement.

“Applicable Margin” means:

(a)for the period commencing on the Closing Date through the last day of the calendar month (the “First Grid Calculation Date”) during which financial statements for the first full Fiscal Quarter following the Closing Date and a Compliance Certificate calculating the Leverage Ratio have been delivered in accordance with the terms hereof: (i) if a Base Rate Loan, two and one half percent (2.50%) per annum and (ii) if a LIBOR Rate Loan, three and one half percent (3.50%) per annum;

(b)thereafter, the Applicable Margin shall equal the applicable LIBOR Margin or Base Rate Margin in effect from time to time determined as set forth below based upon the applicable Leverage Ratio then in effect pursuant to the appropriate column under the table below:

Revolving Loans, Swing Loans and Term Loans
Leverage Ratio	LIBOR Margin	Base Rate Margin

Greater than or equal to 3.25:1.00:	3.75%	2.75%
Less than 3.25:1.00 and greater than or equal to 2.75:1.00:	3.50%	2.50%
Less than 2.75:1.00 and greater than or equal to 2.25:1.00:	3.00%	2.00%
Less than 2.25:1.00:	2.75%	1.75%

The Applicable Margin shall be adjusted from time to time on the day immediately following the First Grid Calculation Date and thereafter upon delivery to Agent of the financial statements for each Fiscal Quarter required to be delivered pursuant to Section 5.1 hereof accompanied by a Compliance Certificate with a written calculation of the Leverage Ratio.  If such calculation indicates that the Applicable Margin shall increase or decrease, then on the first day of the calendar month following the date of delivery of such financial statements and a Compliance Certificate with such written calculation, the Applicable Margin shall be adjusted in accordance therewith; provided, however, that if an Event of Default shall have occurred, then, at Agent’s election, effective as of the date on which such Event of Default occurs and continuing through the date as of which such Event of Default is waived, if any, the Applicable Margin shall equal the highest Applicable Margin specified in the pricing table set forth above.  Notwithstanding anything herein to the contrary, Swing Loans may not be LIBOR Rate Loans.

In the event that any financial statement or Compliance Certificate delivered pursuant to Sections 5.1 or 5.2 is inaccurate, and such inaccuracy, if corrected, would have led to the imposition of a higher Applicable Margin for any period than the Applicable Margin applied for that period, then (i) the Borrowers shall promptly deliver to Agent a corrected financial statement and a corrected Compliance Certificate for that period (the “Corrected Financials Date”), (ii) the Applicable Margin shall be determined based on the corrected Compliance Certificate for that period, and (iii) the Borrowers shall promptly (and in no event later than one Business Day after delivery of such corrected financial statement and Compliance Certificate) pay to Agent (for the account of the Lenders that hold the Commitments and Loans at the time such payment is received, regardless of whether those Lenders held the Commitments and Loans during the relevant period) the accrued additional interest owing as a result of such increased Applicable Margin for that period; provided, for the avoidance of doubt, such deficiency shall be due and payable as at such Corrected Financials Date and no default under Section 8.1(a) shall be deemed to have occurred with respect to such deficiency prior to such date. This paragraph shall not limit the rights of Agent or the Lenders with respect to Section 2.3(c) and Article VIII hereof, and shall survive the termination of this Agreement until the payment in full in cash of the aggregate outstanding principal balance of the Loans.

“Approved Fund” means, with respect to any Lender, any Person (other than a natural Person) that (a) (i) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business or (ii) temporarily warehouses loans for any Lender or any Person described in clause (i) above and (b) is advised or managed by (i) such Lender, (ii) any Affiliate of such Lender or (iii) any Person (other than an individual) or any Affiliate of any Person (other than an individual) that administers or manages such Lender.

“Assignment” means an assignment agreement entered into by a Lender, as assignor, and any Person, as assignee, pursuant to the terms and provisions of Section 10.9 (with the consent of any party whose consent is required by Section 10.9), accepted by the Agent, in substantially the form of Exhibit 1.1(a) or any other form approved by the Agent.

“Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel.

“Availability” means, as of any date of determination, the amount by which (a) the Maximum Revolving Loan Balance exceeds (b) the aggregate outstanding principal balance of Revolving Loans.

“Available Amount” shall mean, at any date of determination (the applicable “Available Amount Reference Date”), an amount equal to, without duplication:

(x) the sum of:

(i)the cumulative amount of Excess Cash Flow (which amount shall not be less than zero) for all Fiscal Years of the Borrowers completed after the Closing Date (commencing with the Fiscal Year ending December 31, 2016) and prior to the Available Amount Reference Date with respect to which a certification of Excess Cash Flow set forth on Exhibit 5.2(b) has been delivered to Agent equal to the applicable percentages thereof that are not taken into account when calculating the prepayment in respect thereof in Section 2.8(e) hereof; plus

(ii)the cumulative amount of Net Issuance Proceeds of issuance of Stock (other than Disqualified Stock) received by Borrower Representative after the Closing Date and prior to the Available Amount Reference Date, which Net Issuance Proceeds are not required to be used to prepay the Obligations; plus

(iii)(A) the aggregate amount of Net Proceeds received by Borrower in cash or Cash Equivalents after the Closing Date from the Disposition of any Investment to the extent not required to be used to prepay the Obligations, plus (B) returns, (including dividends, interest, returns of principal, profits on sale, repayments, income, distributions and similar amounts) received in cash or Cash Equivalents after the Closing Date to the extent not included or includable in EBITDA, in each instance in (A) and (B) on or in respect of Investments to the extent such Investment was originally funded with and in reliance on the Available Amount (but, in the aggregate for clauses (A) and (B), not in excess of the original amount of the Available Amount used to fund such Investment); plus

(iv)the aggregate amount of Declined Proceeds retained by Borrower (and not applied to repay or prepay any other Indebtedness) during the period from the Business Day immediately following the Closing Date through and including the Available Amount Reference Date; plus

(v)$1,000,000;

minus:

(y) the sum of:

(i)the aggregate amount of Investments made pursuant to Section 6.4(m) and, to the extent funded with the Available Amount in accordance with the definition of Permitted Acquisitions, Section 6.4(h), in each case after the Closing Date and on or prior to the Available Amount Reference Date; plus

(ii)the aggregate amount of Restricted Payments made pursuant to Section 6.11(f) after the Closing Date and on or prior to the Available Amount Reference Date.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.), as amended and in effect from time to time and the regulations issued from time to time thereunder.

“Base Rate” means, for any day, a rate per annum equal to the highest of (a) the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Agent) or any similar release by the Federal Reserve Board (as determined by Agent), (b) the sum of one half of one percent (0.50%) per annum and the Federal Funds Rate and (c) the sum of (x) LIBOR calculated for each such day based on an Interest Period of one month determined two (2) Business Days prior to such day, plus (y) the excess of the Applicable Margin for LIBOR Rate Loans over the Applicable Margin for Base Rate Loans, in each instance, as of such day.  Any change in the Base Rate due to a change in any of the foregoing shall be effective on the effective date of such change in the “bank prime loan” rate, the Federal Funds Rate or LIBOR for an Interest Period of one month.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) to which any Credit Party incurs or otherwise has any obligation or liability, contingent or otherwise.

“Bona Fide Debt Fund” shall mean any bona fide debt fund, investment vehicle, regulated banking entity or non-regulated lending entity that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans or bonds and/or similar extensions of credit in the ordinary course of business.

“Borrowing” means a borrowing hereunder consisting of Loans made to or for the benefit of the Borrowers on the same day by the Lenders pursuant to Article II.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close and, if the applicable Business Day relates to any LIBOR Rate Loan, a day on which dealings in Dollar deposits are carried on in the London interbank market.

“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any Lender or of any corporation controlling a Lender.

“Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, any Property by such Person as lessee that has been or should be accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP.

“Capital Lease Obligations” means, at any time, with respect to any Capital Lease, any lease entered into as part of any sale leaseback transaction of any Person or any synthetic lease, the amount of all obligations of such Person that is (or that would be, if such synthetic lease or other lease were accounted for as a Capital Lease) capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of any state of the United States, (d) any Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’

acceptance issued or accepted by (i) any Lender or (ii) any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000, (e) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clauses (a), (b), (c) or (d) above shall not exceed 365 days, (f) solely with respect to the holdings of any Foreign Subsidiary of the Borrower Representative, substantially similar investments of the types described in clauses (a) through (d) above issued by similarly capitalized and rated foreign banks, foreign governments or other Persons in the jurisdiction in which such Foreign Subsidiary is organized and (g) any other investments permitted by the Borrower Representative’s investment policy as such policy is in effect on the Closing Date, a copy of which has been provided to the Agent prior to the Closing Date, as amended, restated, supplemented or otherwise modified with the prior written consent of the Agent (such consent not to be unreasonably withheld or delayed).

“Class” (a) when used with respect to Lenders, refers to whether such Lenders have a Loan or Commitment with respect to a particular “class” (as described in clauses (b) or (c) of this definition) of Loans or Commitments, (b) when used with respect to Commitments, refers to whether such Commitments are Revolving Loan Commitments, Incremental Revolving Loan Commitments, Extended Revolving Loan Commitments, Term Loan Commitments, Incremental Term Loan Commitments or Extended Term Loan Commitments and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Revolving Loans, Incremental Revolving Loans, Term Loans, Extended Revolving Loans, Incremental Term Loans or Extended Term Loans, in each case, under this Agreement as originally in effect or amended pursuant to Section 2.13(d) or 10.1(f)), of which such Loans, Borrowing or Commitments shall be a part.  Revolving Loan Commitments, Incremental Revolving Loan Commitments, Term Loan Commitments, Incremental Term Loan Commitments, Extended Revolving Loan Commitments and Extended Term Loan Commitments (and in each case, the Loans made pursuant to such Commitments) that have different terms and conditions shall be construed to be in different Classes.  Notwithstanding the foregoing, Commitments (and in each case, the Loans made pursuant to such Commitments), including any Incremental Revolving Loan Commitments or Incremental Term Loan Commitments intended to be fungible with any existing Revolving Loan Commitment or Term Loan Commitments) that have identical terms and conditions shall be construed to be in the same Class.

“Closing Date” means January 20, 2016.

“Code” means the Internal Revenue Code of 1986, and regulations promulgated thereunder.

“Collateral” means all Property and interests in Property and proceeds thereof now owned or hereafter acquired by (a) any Credit Party, (b) any of their respective Subsidiaries and (c) any other Person who has granted a Lien to the Agent, in each case in or upon which a Lien (i) is granted, (ii) is purported to be granted or (iii) now or hereafter exists in favor of any Lender or the Agent for the benefit of the Agent, Lenders and other Secured Parties, whether under this Agreement or under any other documents executed by any such Persons and delivered to the Agent.

“Collateral Documents” means, collectively, the Guaranty and Security Agreement, the Mortgages, each Control Agreement and all other security agreements, pledge agreements, patent and trademark security agreements, lease assignments, guaranties and other similar agreements, and all amendments, restatements, modifications or supplements thereof or thereto, by or between any one or more of any Credit Party, any of their respective Subsidiaries or any other Person pledging or granting a lien on Collateral or guaranteeing the payment and performance of the Obligations, and any Lender or the Agent for the benefit of the Agent, the Lenders and other Secured Parties now or hereafter delivered to the Lenders or the Agent pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the UCC or comparable law) against any such Person as debtor in favor of any Lender or the Agent for the benefit of the Agent, the Lenders and the other Secured Parties, as secured party, as any of the foregoing may be amended, restated and/or modified from time to time.

“Commitment” means, for each Lender, the sum of its Revolving Loan Commitment and Term Loan Commitment.

“Commitment Percentage” means, as to any Lender, the percentage equivalent of such Lender’s Revolving Loan Commitment or Term Loan Commitment divided by the Aggregate Revolving Loan Commitment or Aggregate Term Loan Commitment, as applicable; provided that after each Term Loan has been funded, Commitment Percentages shall be determined for the Term Loans by reference to the outstanding principal balances thereof as of any date of determination rather than the Commitments therefor; provided,  further, that following acceleration of the Loans, such term means, as to any Lender, the percentage equivalent of the principal amount of the Loans (including participations in Swing Loans and Letter of Credit Obligations) held by such Lender, divided by the aggregate principal amount of the Loans held by all Lenders.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Company Material Adverse Effect” means any change, event, fact, effect or occurrence that has, or would reasonably be expected to have, a material adverse effect on the financial condition, business, assets or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that in determining whether there has been a Company Material Adverse Effect, any change, event, fact, effect or occurrence attributable to, arising out of, or resulting from any of the following shall be disregarded:  (a) general political, economic, business, industry, credit, financial or capital market conditions in the United States or internationally, including conditions affecting generally the principal industries in which the Company and its Subsidiaries operate; (b) pandemics, earthquakes, tornados, hurricanes, floods and acts of God; (c) acts of war (whether declared or not declared), sabotage, terrorism, military actions or the escalation thereof; (d) any change in applicable Laws or GAAP (or authoritative interpretation or enforcement thereof) which is proposed, approved or enacted on or after the date hereof; (e) any failure, in and of itself, to meet estimates or projections of financial performance (but excluding any underlying change, event, fact, effect or occurrence giving rise, in whole or in part, to such failure); and (f) the announcement, in and of itself, of the Merger Agreement and the transactions contemplated thereby; provided,  further, that the changes, events, facts, effects or occurrences described in clauses (a) (d) of the Merger Agreement may be taken into account in determining whether there has been, could or would be a Company Material Adverse Effect to the extent such changes, events, facts, effects or occurrences negatively and disproportionately adversely affect the Company and its Subsidiaries, taken as whole, in relation to other Persons in the principal industries of the Company and its Subsidiaries.  Capitalized terms used in the definition of Company Material Adverse Effect shall have the meanings set forth in the Merger Agreement.

“Competitor” means any Person that is an operating company engaged in substantially similar business operations as the Borrowers.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Total Assets” means the consolidated total assets of the Borrower Representative and its Subsidiaries determined in accordance with GAAP as of the date of the financial statements most recently delivered pursuant to Section 5.1(a) or 5.1(b) hereunder.

“Contingent Acquisition Consideration” means any earnout obligation or similar deferred or contingent obligation of a Borrower or any of its Subsidiaries incurred or created in connection with an Acquisition permitted hereunder.

“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person:  (i) with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (iii) under any Rate Contracts; (iv) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (v) for the obligations of another Person through any agreement to purchase, repurchase or otherwise acquire such obligation or any Property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another Person.  The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed or supported.

“Contractual Obligations” means, as to any Person, any provision of any security (whether in the nature of Stock, Stock Equivalents or otherwise) issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement (other than a Loan Document) to which such Person is a party or by which it or any of its Property is bound or to which any of its Property is subject.

“Control Agreement” means a tri-party deposit account, securities account or commodities account control agreement by and among the applicable Credit Party, Agent and the depository, securities intermediary or commodities intermediary, and each in form and substance reasonably satisfactory in all respects to Agent and in any event providing to Agent “control” of such deposit account, securities or commodities account within the meaning of Articles 8 and 9 of the UCC.

“Conversion Date” means any date on which the Borrowers convert a Base Rate Loan to a LIBOR Rate Loan or a LIBOR Rate Loan to a Base Rate Loan.

“Copyrights” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith.

“Credit Parties” means each Borrower and each other Person (i) which executes a guaranty of the Obligations and (ii) which grants a Lien on all or substantially all of its assets to secure payment of the Obligations.

“Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

“Disclosure Letter” means the disclosure letter, dated as of the Closing Date, delivered by the Credit Parties to the Agent and Lenders.

“Disposition” means (a) the sale, lease, conveyance or other disposition of Property and (b) the sale or transfer by a Borrower or any Subsidiary of a Borrower of any Stock or Stock Equivalent issued by any Subsidiary of a Borrower and held by such transferor Person.

“Disqualified Institutions” means any Person that is (a) designated by Borrower Representative, by written notice delivered to Agent on or prior to the date hereof, as a (i) disqualified institution or (ii) Competitor or (b) clearly identifiable, solely on the basis of such Person’s name, as an Affiliate of any Person referred to in clause (a)(i) or (a)(ii) above; provided, however, Disqualified Institutions shall (A) exclude any Person that Borrower Representative has designated as no longer being a Disqualified Institution by written notice delivered to Agent from time to time and (B) include (I) any Person that is added as a Competitor and (II) any Person that is clearly identifiable, solely on the basis of such Person’s name, as an Affiliate of any Person referred to in clause (B)(I), pursuant to a written supplement to the list of Competitors that are Disqualified Institutions, that is delivered by Borrower Representative after the date hereof to Agent.  Such supplement shall become effective two (2) Business Days after the date that such written supplement is delivered to Agent, but which shall not apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest in the Loans and/or Commitments as permitted herein.  In no event shall a Bona Fide Debt Fund be a Disqualified Institution unless such Bona Fide Debt Fund is identified under clause (a)(i) above.

“Disqualified Stock” means any Stock  which, by its terms (or by the terms of any security or other Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days following the Latest Maturity Date (excluding any provisions requiring redemption upon a “change of control” or similar event; provided that such “change of control” or similar event results in the occurrence of the Facility Termination Date), (b) is convertible into or exchangeable for (i) debt securities or (ii) any Stock  referred to in (a) above, in each case, at any time on or prior to the date that is ninety-one (91) days following the Latest Maturity Date at the time such Stock was issued, or (c) is entitled to receive scheduled dividends or distributions in cash prior to the date that is ninety-one (91) days following the Latest Maturity Date.

“Documentation Agent” means Citizens Bank, National Association in its capacity as Documentation Agent.

“Dollar Equivalent” means with respect to an amount denominated in Euros on any date, the amount of Dollars that may be purchased with such amount of Euros at the Spot Exchange Rate on such date.

“Dollars”, “dollars” and “$” each mean lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary incorporated, organized or otherwise formed under the laws of the United States, any state thereof or the District of Columbia.

“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System or other equivalent service.

“EMU” means the Economic and Monetary Union as contemplated in the Treaty on European Union.

“EMU Legislation” means legislative measures of the European Union for the introduction of, changeover to or operation of a single or unified European currency (whether known as the Euro or otherwise), being in part the implementation of the third stage of EMU.

“Environmental Laws” means all present and future Requirements of Law and Permits imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources, and including public notification requirements and environmental transfer of ownership, notification or approval statutes.

“Environmental Liabilities” means all Liabilities (including costs of Remedial Actions, natural resource damages and costs and expenses of investigation and feasibility studies) that may be imposed on,

incurred by or asserted against any Credit Party or any Subsidiary of any Credit Party as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law or in connection with any environmental, health or safety condition or with any Release and resulting from the ownership, lease, sublease or other operation or occupation of Property by any Credit Party or any Subsidiary of any Credit Party, whether on, prior or after the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, collectively, any Credit Party and any Person under common control or treated as a single employer with, any Credit Party, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means any of the following:  (a) a reportable event described in Section 4043(b) of ERISA (or, unless the 30-day notice requirement has been duly waived under the applicable regulations, Section 4043(c) of ERISA) with respect to a Title IV Plan; (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan; (d) with respect to any Multiemployer Plan, the filing of a notice of reorganization, insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA; (e) the filing of a notice of intent to terminate a Title IV Plan (or treatment of a plan amendment as termination) under Section 4041 of ERISA; (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (g) the failure to make any required contribution to any Title IV Plan or Multiemployer Plan when due; (h) the imposition of a lien under Section 412 or 430(k) of the Code or Section 302, 303(k) or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate or a violation of Section 436 of the Code with respect to a Title IV Plan; (i) the failure, upon determination by the IRS, of a Benefit Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law to qualify thereunder; (j) a Title IV plan is in “at risk” status within the meaning of Code Section 430(i); (k) a Multiemployer Plan is in “endangered status” or “critical status” within the meaning of Section 432(b) of the Code; and (l) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any liability upon any ERISA Affiliate under Title IV of ERISA other than for PBGC premiums due but not delinquent.

“Euro” and “€” means the single currency of the European Union as constituted by the Treaty on European Union and as referred to in EMU Legislation

“Event of Loss” means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property; or (b)  any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.

“Excluded Domestic Holdco” means a Domestic Subsidiary substantially all of the assets of which consist of Stock, Stock Equivalents or debt of one or more Excluded Foreign Subsidiaries.

“Excluded Domestic Subsidiary” means any Domestic Subsidiary that is (a) a direct or indirect Subsidiary of an Excluded Foreign Subsidiary or (b) an Excluded Domestic Holdco.

“Excluded Foreign Subsidiary” means a Foreign Subsidiary which is (a) a controlled foreign corporation (as defined in the Code).

“Excluded Rate Contract Obligation” means, with respect to any Guarantor, any guarantee of any Swap Obligations under a Secured Rate Contract if, and only to the extent that and for so long as, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation under a Secured Rate Contract (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation under a Secured Rate Contract.  If a Swap Obligation under a Secured Rate Contract arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation under a Secured Rate Contract that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Subsidiary” means (i) each Excluded Domestic Subsidiary, (ii) each Excluded Foreign Subsidiary, (iii) each Immaterial Subsidiary, (iv) any Subsidiary that is prohibited by applicable law, rule or regulation from guaranteeing the Obligations or would require the approval, consent, license or authorization of any Governmental Authority in order to guarantee the Obligations (unless such approval, consent, license or authorization has been received), (v) any Subsidiary that is not a Wholly-Owned Subsidiary that is prohibited by its Organization Documents from guaranteeing the Obligations as of the Closing Date or, to the extent acquired after the Closing Date, the date of the acquisition of such Subsidiary, provided that such prohibition was not included in such Organization Documents in contemplation of such acquisition and (vi) any not-for-profit entity.

“Excluded Tax” means with respect to any Secured Party: (a) Taxes imposed on or measured by net income, however denominated, (including branch profits Taxes) and franchise Taxes imposed in lieu of net income Taxes, in each case (i) imposed on any Secured Party as a result of being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision  thereof) or (ii) that are Other Connection Taxes; (b) withholding Taxes imposed on amounts payable to or for the account of a Secured Party to the extent that the obligation to withhold amounts is pursuant to a Requirements of Law in effect on the date that such Person became a Secured Party under this Agreement in the capacity as a Lender or designates a new Lending Office, except in each case to the extent such Person is a direct or indirect assignee (other than pursuant to Section 10.22) of any other Secured Party that was entitled, at the time the assignment to such Person became effective, to receive additional amounts under Section 11.1(b); (c) Taxes that are directly attributable to the failure by any Secured Party to deliver the documentation required to be delivered pursuant to Section 11.1(g); and (d) any U.S. federal withholding Taxes imposed under FATCA.

“E-Fax” means any system used to receive or transmit faxes electronically.

“E-Signature” means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.

“E-System” means any electronic system approved by Agent, including Syndtrak®, Intralinks® and ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by Agent, any of its Related Persons or any other Person, providing for access to data protected by passcodes or other security system.

“Facility Termination Date” means the date on which (a) the Revolving Loan Commitments have terminated, (b) all Loans, all L/C Reimbursement Obligations and all other Obligations under the Loan Documents and all Obligations arising under Secured Rate Contracts, that Agent has theretofore been notified in writing by the holder of such Obligation are then due and payable have been paid and satisfied in full and (c) there shall have been deposited cash collateral with respect to all contingent Obligations (or, as an alternative to cash collateral, in the case of any Letter of Credit Obligation, Agent shall have received a back-up letter of credit) in amounts and on terms and conditions and with parties reasonably satisfactory to Agent and each Indemnitee that is owed such Obligations (excluding contingent Obligations (other than L/C Reimbursement Obligations) as to which no claim has been asserted).

“FATCA” means Sections 1471, 1472, 1473 and 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), current or future United States Treasury Regulations promulgated thereunder, published guidance with respect thereto or other official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any applicable intergovernmental agreements with respect thereto, and any Requirements of Law implementing agreements included in this definition.

“FDA” means the United States Food and Drug Administration and any successor thereto.

“FDA Laws” has the meaning set forth in Section 5.8.

“Federal Flood Insurance” means federally backed Flood Insurance available under the National Flood Insurance Program to owners of real property improvements located in Special Flood Hazard Areas in a community participating in the National Flood Insurance Program.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Agent on such day on such transactions as determined by the Agent in a commercially reasonable manner; provided that in no event will the Federal Funds Rate for purposes of this Agreement be less than 0.0% per annum.

“Federal Health Care Program” has the meaning specified in Section 1128B(f) of the SSA and includes the Medicare, Medicaid and TRICARE programs.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“Fee Letters” means, collectively, the Agent Fee Letter and the Joint Fee Letter.

“FEMA” means the Federal Emergency Management Agency, a component of the U.S. Department of Homeland Security that administers the National Flood Insurance Program.

“Final Availability Date” means the earlier of (a) one (1) Business Day prior to the date specified in clause (a) of the definition of Revolving Termination Date and (b) the date on which the Aggregate Revolving Loan Commitment shall terminate in accordance with the provisions of this Agreement.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989.

“First Grid Calculation Date”  has the meaning assigned to such term in the definition of Applicable Margin.

“Fiscal Quarter” means any of the quarterly accounting periods of the Borrowers and their Subsidiaries ending on March 31, June 30, September 30 and December 31 of each year.

“Fiscal Year” means any of the annual accounting periods of the Borrowers and their Subsidiaries ending on December 31 of each year.

“Flood Insurance” means, for any Real Estate located in a Special Flood Hazard Area, Federal Flood Insurance or private insurance that (a) meets the requirements set forth by FEMA in its Mandatory Purchase of Flood Insurance Guidelines and (b) shall be in an amount equal to the full, unpaid balance of the Loans and any prior liens on the Real Estate up to the maximum policy limits set under the National Flood Insurance Program, or as otherwise required by Agent, with deductibles not to exceed $50,000 or such higher amount as may be reasonably acceptable to Agent and in compliance with the National Flood Insurance Program and other applicable Requirements of Law.

“Flood Insurance Requirements” means, with respect to any Mortgages, Agent shall have received: (i) evidence as to whether the applicable Real Estate is located in a Special Flood Hazard Area pursuant to a standard flood hazard determination form ordered and received by Agent, and (ii) if such Real Estate is located in a Special Flood Hazard Area, (A) evidence as to whether the community in which such Real Estate is located is participating in the National Flood Insurance Program, (B) the applicable Credit Party’s written acknowledgment of receipt of written notification from Agent as to the fact that such Real Estate is located in a Special Flood Hazard Area and as to whether the community in which such Real Estate  is located is participating in the National Flood Insurance Program and (C) copies of the applicable Credit Party’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance satisfactory to Agent and naming Agent as sole loss payee on behalf of the Secured Parties.

“Foreign Subsidiary” means, with respect to any Person, a Subsidiary of such Person, which Subsidiary is not a Domestic Subsidiary.

“Foreign Target” means a Target which (a) consists of assets not located in the United States or (b) is a Person not incorporated under the laws of any State in the United States or the District of Columbia.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), which are applicable to the circumstances as of the date of determination.  Subject to Section 1.3, all references to “GAAP” shall be to GAAP applied consistently with the principles used in the preparation of the financial statements described in Section 5.1(a).

“Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof, any agency, authority or instrumentality thereof and any entity or authority exercising executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government, including any central bank, stock exchange, regulatory body, arbitrator, public sector entity, supra-national entity (including the European Union and the European Central Bank) and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Guarantor” means any Person that has guaranteed any Obligations.

“Guaranty and Security Agreement” means that certain Guaranty and Security Agreement, dated as of the Initial Closing Date, made by the Credit Parties in favor of the Agent, for the benefit of the Secured Parties, as amended on the date hereof and as the same may be further amended, restated and/or modified from time to time.

“Hazardous Materials” means any substance, material or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including petroleum or any fraction thereof, asbestos, polychlorinated biphenyls and radioactive substances.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996.

“Immaterial Subsidiary” means, on any date of determination, any Subsidiary of Borrower that, together with its Subsidiaries, (a) generates less than 2.5% of Adjusted EBITDA on a pro forma basis for the four fiscal quarter period for which financial statements have been delivered (or are required to have been delivered) under Section 5.1 that has ended on or most recently prior to such date, or (b) has total assets (including Stock in other Subsidiaries and excluding investments that are eliminated in consolidation) of less than 2.5% of Consolidated Total Assets as reflected in the financial statements most recently delivered on or prior to such date; provided, however, that notwithstanding the foregoing, the Acquired Business and its successors shall not be an Immaterial Subsidiary.

 “Impacted Lender” means any Lender that fails to provide Agent, within three (3) Business Days following Agent’s written request, satisfactory assurance that such Lender will not become a Non-Funding Lender, or any Lender that has a Person that directly or indirectly controls such Lender and such Person (a) becomes subject to a voluntary or involuntary case under the Bankruptcy Code or any similar bankruptcy laws, (b) has appointed a custodian, conservator, receiver or similar official for such Person or any substantial part of such Person’s assets, or (c) makes a general assignment for the benefit of creditors, is liquidated, or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or bankrupt, and for each of clauses (a) through (c), Agent has determined that such Lender is reasonably likely to become a Non-Funding Lender.  For purposes of this definition, control of a Person shall have the same meaning as in the second sentence of the definition of Affiliate.

“Indebtedness” of any Person means, without duplication: (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of Property or services (including Contingent Acquisition Consideration (valued in accordance with GAAP) but excluding (i) accrued expenses and trade payables entered into in the ordinary course of business, (ii) obligations to pay for services provided by employees and individual independent contractors in the ordinary course of business, (iii) deferred compensation expenses, (iv) liabilities associated with customer prepayments and deposits, (v) prepaid or deferred revenue arising in the ordinary course of business and (vi) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy unperformed obligations of the seller of such asset); (c) the face amount of all letters of credit issued for the account of such Person (or for which such Person is liable) and without duplication, all drafts drawn thereunder and all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments issued by such Person (or for which such Person is liable); (d) all obligations evidenced by notes, bonds (other than performance bonds or similar instruments), debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of Property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property); (f) all Capital Lease Obligations; (g) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off balance sheet financing product; (h) all obligations of such Person, whether or not contingent, in respect of Disqualified Stock, valued at, in the case of redeemable preferred Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Stock plus accrued and unpaid dividends; (i) all indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; and (j) all Contingent Obligations described in clause (i) of the definition thereof in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above.

“Indemnified Tax” means (a) any Tax other than an Excluded Tax and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Initial Closing Date” means March 27, 2008.

“Initial Lenders” means, collectively, (i) Healthcare Financial Solutions, LLC, (ii) Fifth Third Bank, (iii) Citizens Bank, National Association and (iv) any Affiliate or Approved Fund of any of the foregoing Lenders.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case in (a) and (b) above, undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Intellectual Property” means all rights, title and interests in or relating to intellectual property and industrial property arising under any Requirement of Law and all IP Ancillary Rights relating thereto, including all Copyrights, Patents, Trademarks, Internet domain names, Trade Secrets and IP Licenses..

“Interest Payment Date” means, (a) with respect to any LIBOR Rate Loan (other than a LIBOR Rate Loan having an Interest Period of six (6) months) the last day of each Interest Period applicable to such Loan, (b) with respect to any LIBOR Rate Loan having an Interest Period of six (6) months), the last day of each three (3) month interval and, without duplication, the last day of such Interest Period, and (c) with respect to Base Rate Loans (including Swing Loans) the last day of each calendar quarter.

“Interest Period” means, with respect to any LIBOR Rate Loan, the period commencing on the Business Day such Loan is disbursed or continued or on the Conversion Date on which a Base Rate Loan is converted to the LIBOR Rate Loan and ending on the date one, two, three, six or, if available to all applicable Lenders, twelve months thereafter, as selected by Borrower Representative in its Notice of Borrowing or Notice of Conversion/Continuation; provided that:

(a)if any Interest Period pertaining to a LIBOR Rate Loan would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(b)any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c)no Interest Period for any Revolving Loan shall extend beyond the Revolving Termination Date and no Interest Period for an Incremental Term Loan or any portion thereof shall extend beyond the last scheduled payment date therefor; and

(d)no Interest Period applicable to a Term Loan or portion thereof shall extend beyond any date upon which is due any scheduled principal payment in respect of such Term Loan unless the aggregate principal amount of such Term Loan represented by Base Rate Loans or by LIBOR

Rate Loans having Interest Periods that will expire on or before such date is equal to or in excess of the amount of such principal payment.

“Inventory” means all of the “inventory” (as such term is defined in the UCC) of the Borrowers and their Subsidiaries, including, but not limited to, all merchandise, raw materials, parts, supplies, work in process and finished goods intended for sale, together with all the containers, packing, packaging, shipping and similar materials related thereto, and including such inventory as is temporarily out of a Borrower’s or such Subsidiary’s custody or possession, including inventory on the premises of others and items in transit.

“IP Ancillary Rights” means, with respect to any other Intellectual Property, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and Liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right.

“IP License” means all Contractual Obligations (and all related IP Ancillary Rights), whether written or oral, granting any right, title and interest in or relating to any Intellectual Property.

“IRS” means the Internal Revenue Service of the United States and any successor thereto.

“Issue” means, with respect to any Letter of Credit, to issue, extend the expiration date of, renew (including by failure to object to any automatic renewal on the last day such objection is permitted), increase the face amount of, or reduce or eliminate any scheduled decrease in the face amount of, such Letter of Credit, or to cause any Person to do any of the foregoing.  The terms “Issued” and “Issuance” have correlative meanings.

“Joint Fee Letter” means that certain Joint Fee Letter, dated as of December 22, 2015, by and among Borrower Representative, Agent, Capital One, National Association, Fifth Third Bank and Citizens Bank, National Association (as amended, modified and/or supplemented from time to time in accordance with its terms.

“Joint Lead Arrangers” means, collectively, Capital One, National Association, Fifth Third Bank and Citizens Bank, National Association, each in their respective capacity as a Joint Lead Arranger hereunder.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to the latest to mature of any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Term Loan, any Revolving Loan Commitment, any Incremental Term Loan Commitment, any Incremental Revolving Loan Commitment, any Extended Term Loan Commitment and any Extended Revolving Loan Commitments, in each case as extended in accordance with this Agreement from time to time.

“L/C Issuer” means HFS or an Affiliate thereof or a bank or other legally authorized Person selected by or acceptable to Agent in its sole discretion, in such Person’s capacity as an issuer of Letters of Credit hereunder. As of the Closing Date, the “L/C Issuer” is HFS.

“L/C Reimbursement Obligation” means, for any Letter of Credit, the obligation of the Borrowers to the L/C Issuer thereof, as and when matured, to pay all amounts drawn under such Letter of Credit.

“Lending Office” means, with respect to any Lender, the office or offices of such Lender specified as its “Lending Office” beneath its name on the applicable signature page hereto, or such other office or offices of such Lender as it may from time to time notify Borrower Representative and Agent.

“Letter of Credit” means documentary or standby letters of credit Issued for the account of the Borrowers by L/C Issuers, and bankers’ acceptances issued by a Borrower, for which Agent and Lenders have incurred Letter of Credit Obligations.

“Letter of Credit Obligations” means all outstanding obligations incurred by Agent and Lenders at the request of the Borrowers or Borrower Representative, whether direct or indirect, contingent or otherwise, due or not due, in connection with the Issuance of Letters of Credit by L/C Issuers or the purchase of a participation as set forth in Section 2.1(c) with respect to any Letter of Credit.  The amount of such Letter of Credit Obligations shall equal the maximum amount that may be payable by Agent and Lenders thereupon or pursuant thereto.

“Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, Taxes, commissions, charges, disbursements and expenses (including without limitation those incurred upon any appeal or in connection with the preparation for and/or response to any subpoena or request for document production relating thereto), in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“LIBOR” means, for each Interest Period, the offered rate per annum (but not less than 0.00%) for deposits of Dollars for the applicable Interest Period that appears on Reuters Screen LIBOR01 Page (or the applicable successor page) as of 11:00 a.m. (London, England time) two (2) Business Days prior to the first day in such Interest Period.  If no such offered rate exists, such rate will be the rate of interest per annum, as determined by Agent (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits of Dollars in immediately available funds are offered at 11:00 a.m. (London, England time) two (2) Business Days prior to the first day in such Interest Period by major financial institutions reasonably satisfactory to the Agent in the London interbank market for such Interest Period for the applicable principal amount on such date of determination.

“LIBOR Rate Loan” means a Loan that bears interest based on LIBOR.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, collateral assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or otherwise), security interest or other security arrangement and any other preference, priority or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Liquidity” means, as of any date of determination, (a) Availability plus (b) available cash and Cash Equivalents in bank accounts or securities accounts subject to Control Agreements.

“Loan” means an extension of credit by a Lender to the Borrowers pursuant to Article II hereof, and may be a Base Rate Loan or a LIBOR Rate Loan.

“Loan Documents” means this Agreement, the Notes, the Fee Letters, the Collateral Documents and all documents delivered to the Agent and/or any Lender in connection with any of the foregoing.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.

“Material Adverse Effect” means an effect that results in or causes a material adverse change in any of (a) the condition (financial or otherwise), business, performance, operations or Property of the Credit Parties and their Subsidiaries taken as a whole; (b) the ability of any Credit Party to perform its obligations under any Loan Document; or (c) the validity or enforceability of any Loan Document or the rights and remedies of Agent, the Lenders and the other Secured Parties under any Loan Document.

“Material Environmental Liabilities” means Environmental Liabilities exceeding $1,500,000 in the aggregate.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of December 22, 2015, among the Acquired Business, the Borrower Representative, Cast Acquisition Corp., a Delaware corporation and Fortis Advisors LLC, a Delaware limited liability company, solely in its capacity as the stockholders’ representative thereunder.

“Mortgage” means any deed of trust, leasehold deed of trust, mortgage, leasehold mortgage, deed to secure debt, leasehold deed to secure debt or other document creating a Lien on Real Estate or any interest in Real Estate made by any Credit Party in favor of, or for the benefit of, Agent (or a nominee or sub-agent therefor) for the benefit of the Secured Parties (or any one or more of them), in form and substance reasonably satisfactory to Agent and Borrower (taking into account the law of the jurisdiction in which such deed of trust, leasehold deed of trust, mortgage, leasehold mortgage, deed to secure debt, leasehold deed to secure debt or similar document is to be recorded).

“Multiemployer Plan” means any multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA, as to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“National Flood Insurance Program” means the program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as revised by the National Flood Insurance Reform Act of 1994, that mandates the purchase of flood insurance to cover real property improvements located in Special Flood Hazard Areas in participating communities and provides protection to property owners through a federal insurance program.

“Net Issuance Proceeds” means, in respect of any issuance of debt or equity, cash proceeds (including cash proceeds as and when received in respect of non-cash proceeds received or receivable in connection with such issuance), net of brokers’, advisors’ and investment banking fees, underwriting discounts, commissions and other reasonable and customary out-of-pocket fees, costs and expenses paid or incurred in connection therewith in favor of any Person not an Affiliate of a Borrower.

“Net Proceeds” means proceeds in cash, checks or other cash equivalent financial instruments (including Cash Equivalents) as and when received by the Person making a Disposition and insurance proceeds received on account of an Event of Loss, net of: (a) in the event of a Disposition (i) the direct costs relating to such Disposition excluding amounts payable to a Borrower or any Affiliate of a Borrower, (ii) Taxes paid or payable as a result thereof, and (iii) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Indebtedness (other than the Obligations) secured by a Lien on the asset which is the subject of such Disposition and (iv) any escrow or reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of the applicable Disposition undertaken by any Borrower or any of their respective Subsidiaries or other liabilities in connection with such Disposition (provided that upon release of any such escrow or reserve, the amount released shall be considered Net Proceeds) and (b) in the event of an Event of Loss, (i) all money actually applied to repair or reconstruct the damaged Property or Property affected by the condemnation or taking, (ii) all of the costs and expenses reasonably incurred in connection with the collection of such proceeds, award or other payments, and (iii) any amounts retained by or paid to parties having superior rights to such proceeds, awards or other payments.

“Non-Funding Lender” means any Lender that has (a) failed to (i) fund any payments required to be made by it under the Loan Documents within two (2) Business Days after any such payment is due (excluding expense and similar reimbursements that are subject to good faith disputes) unless such Lender notifies Agent and Borrower Representative in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or (ii) pay to Agent, any L/C Issuer, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Loans) within two (2) Business Days of the date when due; (b) given written notice (and Agent has not received a revocation in writing), to a Borrower, Agent, any Lender, or any L/C Issuer or has otherwise publicly announced (and Agent has not received notice of a public retraction) that such Lender believes it will fail to fund payments or purchases of participations required to be funded by it under the Loan Documents or one or more other syndicated credit facilities (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), or (c) any Person that directly or indirectly controls such Lender has, (i) become subject to a voluntary or involuntary case under the Bankruptcy Code or any similar bankruptcy laws, (ii) had a custodian, conservator, receiver or similar official appointed for it or any substantial part of such Person’s assets, or (iii) made a general assignment for the benefit of creditors, been liquidated, or otherwise been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or bankrupt, and for this clause (c), Agent has determined that such Lender is reasonably likely to fail to fund any payments required to be made by it under the Loan Documents.  For purposes of this definition, control of a Person shall have the same meaning as in the second sentence of the definition of Affiliate.

“Non-U.S. Lender Party” means each of Agent, each Lender, each L/C Issuer, each SPV and each participant, in each case that is not a United States person under and as defined in Section 7701(a)(30) of the Code.

“Note” means any Revolving Note, Swingline Note or Term Note and “Notes” means all such Notes.

“Notice of Borrowing” means a notice given by Borrower Representative to Agent pursuant to Section 2.5, in substantially the form of Exhibit 1.1(b) hereto.

“Obligations” means all Loans, and other Indebtedness, advances, debts, liabilities, obligations, L/C Reimbursement Obligations, covenants and duties owing by any Credit Party to any Lender, Agent, any L/C Issuer, any Secured Swap Provider or any Person required to be indemnified, that arises under any Loan Document or any Secured Rate Contract or letter of credit reimbursement or similar agreement, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired; provided, that Obligations of any Guarantor shall not include any Excluded Rate Contract Obligations solely of such Guarantor.

“Omnibus Reaffirmation Agreement” means that certain Omnibus Reaffirmation Agreement, dated as of the Closing Date, among the Agent and the Credit Parties party thereto.

“Organization Documents” means, (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, and any shareholder rights agreement, (b) for any partnership, the partnership agreement and, if applicable, certificate of limited partnership, (c) for any limited liability company, the operating agreement and articles or certificate of formation or (d) for any other entity, any other document setting forth the manner of election or duties of the officers, directors, managers or other similar persons, or the designation, amount or relative rights, limitations and preference of the Stock of a Person.

“Other Connection Taxes” means, with respect to any Secured Party, Taxes imposed as a result of a present or former connection between such Secured Party and the jurisdiction imposing such Tax (or any political subdivision thereof), other than any such connection arising solely from the Secured Party having executed, delivered, become a party to, performed its obligations or received a payment under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document or sold or assigned an interest in any Loan or Loan Document.

“Patents” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to letters patent and applications therefor.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended.

“PBGC” means the United States Pension Benefit Guaranty Corporation or any successor thereto.

“Permits” means, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other Contractual Obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Permitted Acquisition” means any Acquisition by (i) a Borrower or any Wholly-Owned Subsidiary of a Borrower of all or substantially all of the assets of a Target or (ii) a Borrower or any Wholly-Owned Subsidiary of a Borrower of 100% of the Stock and Stock Equivalents of a Target (excluding up to 10% of such Stock and Stock Equivalents retained by management and employees of such Target as rollover equity) to the extent that each of the following conditions shall have been satisfied:

(a)to the extent the Acquisition will be financed in whole or in part with the proceeds of any Loan, the conditions set forth in Section 3.2 shall have been satisfied;

(b)the Borrowers shall have furnished to the Agent a certificate of a Responsible Officer of Borrower Representative demonstrating, on a pro forma basis after giving effect to the consummation of such Acquisition calculated as of the last day of the most recent month preceding the date on which the Acquisition is consummated for which financial statements have been delivered, that the Leverage Ratio does not exceed the lesser of (A) 3.25:1.00 and (B) the maximum Leverage Ratio permitted under Section 7.1 as of the last day of the most recently ended month for which financial statements have been delivered (or were required to have been delivered) under Section 5.1;

(c)except with respect to an Acquisition in which the Acquisition Consideration is less than $10,000,000, the Borrowers shall have furnished to the Agent (for itself and on behalf of the Lenders) each of the following:

(i)at least five (5) Business Days prior to the consummation thereof (or such shorter period as Agent may accept), notice of such proposed Acquisition setting forth in reasonable detail the terms and conditions of such Acquisition;

(ii)on or prior to the date of such proposed Acquisition, executed counterparts of the respective material agreements, documents, consents and approvals pursuant to which such Acquisition is to be consummated (or, if executed counterparts are not available, unsigned execution versions of such documents with executed counterparts to follow promptly after the closing of such Acquisition);

(iii)(A) to the extent available, a due diligence package (including a quality of earnings report) and (B) pro forma financial statements of CryoLife and its Subsidiaries after giving effect to the consummation of such Acquisition and the incurrence or assumption of any Indebtedness in connection therewith;

(iv)to the extent required by Agent and available, environmental assessments satisfactory to Agent; and

(v)to the extent required pursuant to the applicable acquisition agreement, all required regulatory and third party approvals;

(d)such Acquisition shall not be hostile and shall have been approved by the board of directors (or other similar body) and/or the stockholders or other equity holders of the Target;

(e)no Default or Event of Default shall exist at the time of the consummation of such Acquisition; provided, that with respect to an Acquisition funded solely with a combination of (i) the proceeds of an Incremental Term Loan, (ii) Stock or Stock Equivalents of CryoLife (other than Disqualified Stock) and/or (iii) the Net Issuance Proceeds of the issuance of Stock or Stock Equivalents of CryoLife (other than the Net Issuance Proceeds of the issuance of Disqualified Stock and of Specified Equity Raises), the Persons providing such Incremental Term Loan may agree to a “Funds Certain Provision” that does not impose as a condition to funding thereof that no Default or Event of Default exist at the time of the consummation of such Acquisition (other than Events of Default under Section 8.1(a), Section 8.1(f) or Section 8.1(g));

(f)after giving effect to such Acquisition, Liquidity shall be not less than $5,000,000;

(g)the total consideration paid or payable (including without limitation, all costs and expenses and any deferred payments and indebtedness assumed and/or incurred in connection therewith, but excluding royalties and earn-out payments that are performance based) (such amounts, collectively, the “Acquisition Consideration”) for all Permitted Acquisitions consummated during the term of this Agreement (other than, for the avoidance of doubt, the PhotoFix Acquisition and the ProCol Acquisition), less the portion of any such Acquisition Consideration funded with the (i) Stock or Stock Equivalents of CryoLife (other than Disqualified Stock) and/or (ii) the Net Issuance Proceeds of the issuance of Stock or Stock Equivalents of CryoLife (other than the Net Issuance Proceeds of the issuance of Disqualified Stock and of Specified Equity Raises), shall not exceed (A) $30,000,000 in the aggregate for all such Permitted Acquisitions consummated in any Fiscal Year and (B) $75,000,000 in the aggregate for all such Permitted Acquisitions consummated during the term of this Agreement of which no more than $25,000,000 in the aggregate shall consist of Permitted Acquisitions (1) by Foreign Subsidiaries and (2) of Foreign Targets; provided each of the foregoing limits may be increased by the Available Amount used to finance all or a portion of such Permitted Acquisition; and

(h)with respect to any Acquisition (i) consummated within six months after the Closing Date and (ii) with aggregate Acquisition Consideration in excess of $50,000,000, each Initial Lender shall have provided its prior written consent to such Acquisition.

“Person” means any individual, partnership, corporation (including a business trust and a public benefit corporation), limited liability company, joint stock company, estate, association, firm, enterprise, trust, unincorporated association, joint venture and any other entity or Governmental Authority.

“PhotoFix Acquisition” means the acquisition by CryoLife of the bovine pericardium products branded, as of the date hereof, as PhotoFixTM, as contemplated under the "Option to Purchase" set forth in Article 15 of that certain Exclusive Supply and Distribution Agreement between CryoLife and Genesee Biomedical, Inc., dated March 11, 2014, as amended.

“Pledged Collateral” has the meaning specified in the Guaranty and Security Agreement and shall include any other Collateral required to be delivered to Agent pursuant to the terms of any Collateral Document.

“Prior Indebtedness” means the Indebtedness and obligations specified on Schedule 1.1 hereto.

“ProCol Acquisition” means the acquisition by CryoLife of the vascular bioprosthesis products branded, as of the date hereof, as ProCol®, as contemplated under the "Option to Purchase" set forth in Article 16 of that certain Exclusive Supply and Distribution Agreement between CryoLife and Hancock Jaffee Laboratories, Inc., dated March 26, 2014, as amended.

“Pro Forma EBITDA” means EBITDA adjusted to reflect (i) operating expense reductions and other operating improvements, synergies or cost savings reasonably expected to result from any relevant pro forma event and (ii) all adjustments of the type used in connection with the calculation of EBITDA as set forth above to the extent such adjustments, without duplication, continue to be applicable, in each case calculated by the Borrowers and approved by the Agent.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation under a Secured Rate Contract, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation under a Secured Rate Contract or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Rate Contracts” means any agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates.

“Real Estate” means any real property owned, leased, subleased or otherwise operated or occupied by any Credit Party or any Subsidiary of any Credit Party.

“Registrations” means authorizations, approvals, licenses, permits, certificates, or exemptions issued by any Governmental Authority (including pre-market approval applications, pre-market notifications, investigational device exemptions, product recertifications, manufacturing approvals and authorizations, CE Marks, pricing and reimbursement approvals, labeling approvals or their foreign equivalent) held by the Credit Parties or their Subsidiaries immediately prior to the Closing Date, that are required for the research, development, manufacture, distribution, marketing, storage, transportation, use and sale of the products of the Credit Parties and their Subsidiaries.

“Related Agreements” means the Merger Agreement and each other material agreement entered into in connection therewith by any of the Borrowers or their Subsidiaries.

“Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article III) and other consultants and agents of or to such Person or any of its Affiliates.

“Related Transactions” means the transactions contemplated by the Related Agreements and includes the Closing Date Acquisition.

“Releases” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.

“Remedial Action” means all actions required to (a) clean up, remove, treat or in any other way address any Hazardous Material in the indoor or outdoor environment, (b) prevent or minimize any Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre remedial studies and investigations and post-remedial monitoring and care with respect to any Hazardous Material.

“Required Lenders” means at any time (a) Lenders then holding at least more than fifty percent (50%) of the sum of the Aggregate Revolving Loan Commitment then in effect, plus the aggregate unpaid principal balance of the Term Loans then outstanding, or (b) if the Aggregate Revolving Loan Commitments have been terminated, Lenders then having at least more than fifty percent (50%) of the sum of the aggregate unpaid principal amount of Loans (other than Swing Loans) then outstanding, Letter of Credit Obligations, amounts of participations in Swing Loans and the principal amount of unparticipated portions of Swing Loans; provided, however, that so long as there are two or more Lenders party to this Agreement which are not Affiliates, Required Lenders shall require at least two Lenders which are not Affiliates.  Such portion of the Aggregate Revolving Loan Commitment (or Revolving Loans, as applicable) and the sum of the aggregate unpaid principal amount of the Term Loans then outstanding, as applicable, held or deemed held by a Non-Funding Lender shall be excluded for purposes of making a determination of Required Lenders at any time.

“Required Revolving Lenders” means at any time (a) Lenders then holding at least more than fifty percent (50%) of the sum of the Aggregate Revolving Loan Commitments then in effect, or (b) if the Aggregate Revolving Loan Commitments have been terminated, Lenders then having at least more than fifty percent (50%) of the sum of the aggregate outstanding amount of Revolving Loans, outstanding Letter of Credit Obligations, amounts of participations in Swing Loans and the principal amount of unparticipated portions of Swing Loans; provided, however, that so long as there are two or more Revolving Lenders party to this Agreement which are not Affiliates, Required Revolving Lenders shall require at least two Revolving Lenders which are not Affiliates. Such portion of the Aggregate Revolving Loan Commitment  (or Revolving Loans, as applicable) and the sum of the aggregate unpaid principal amount of the Revolving Loans then outstanding, as applicable, held or deemed held by a Non-Funding Lender shall be excluded for purposes of making a determination of Required Revolving Lenders at any time.

“Requirement of Law” means, with respect to any Person, the common law and any federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any  Governmental Authority, in each case that are applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject, including without limitation the FDA Laws and the Federal Health Care Program Laws.

“Responsible Officer” means the chief executive officer or the president of a Borrower or Borrower Representative, as applicable, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants or delivery of financial information, the chief financial officer or the treasurer of a Borrower or Borrower Representative, as applicable, or any other officer having substantially the same authority and responsibility.

“Revolving Lender” means each Lender with a Revolving Loan Commitment (or if the Revolving Loan Commitments have terminated, who hold Revolving Loans or participations in Swing Loans or Letter of Credit Obligations).

“Revolving Loan” means a Loan made or deemed to have been made pursuant to Section 2.1(b),  Section 2.1(c)(vi)(B),  Section 2.1(d)(iii)(B) or pursuant to Incremental Revolving Loan Commitments or Extended Revolving Loan Commitments.

“Revolving Loan Commitment” means, with respect to each Revolving Lender, the commitment of such Revolving Lender to make Revolving Loans and acquire interests in Letter of Credit Obligations and Swing Loans, which initial commitments are set forth opposite such Lender’s name in Schedule 2.1(b) under the heading “Revolving Loan Commitments”, as such commitment may be (a) reduced from time to time pursuant to this Agreement and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Revolving Lender pursuant to an Assignment, (ii) an amendment or joinder agreement with respect to an Incremental Revolving Loan Commitment or (iii) an Extension with respect to Extended Revolving Loan Commitments.

“Revolving Note” means a promissory note of the Borrowers payable to the order of a Lender in substantially the form of Exhibit 1.1(c) hereto, evidencing Indebtedness of the Borrowers under the Revolving Loan Commitment of such Lender.

“Revolving Termination Date” means the earlier to occur of: (a) January 20, 2021; and (b) the date on which the Aggregate Revolving Loan Commitment shall terminate in accordance with the provisions of this Agreement; provided that the reference to Revolving Termination Date with respect to Extended Revolving Loan Commitments whose maturity has been established pursuant to Section 10.1(f) shall be the date to which such Revolving Termination Date shall have been so extended or such maturity date as so established.

“Sale Leaseback Transaction” means a transaction whereby Borrower Representative or any of its Subsidiaries sells or transfers, or agrees to sell or transfer, Property (whether real, personal or mixed) and subsequently Borrower Representative or one of its Subsidiaries becomes liable as lessee or as guarantor or other surety with respect to any lease (whether an operating lease or a Capital Lease) of the Property which was sold or transferred or any other Property which the Borrower or any of its Subsidiaries intends to use for substantially the same purpose or purposes as the Property which was sold or transferred.

“Secured Party” means the Agent, each Lender, each L/C Issuer, each other Indemnitee and each other holder of any Obligation of a Credit Party including each Secured Swap Provider.

“Secured Rate Contract” means any Rate Contract between a Borrower (or other Credit Party) and the counterparty thereto, (i) where said counterparty is (or was at the time such Rate Contract was entered into) a Lender or an Affiliate of a Lender or (ii) which Agent has acknowledged in writing constitutes a “Secured Rate Contract” hereunder.

“Secured Swap Provider” means a Lender or an Affiliate of a Lender (or a Person who was a Lender or an Affiliate of a Lender at the time of execution and delivery of a Rate Contract) who has entered into a Secured Rate Contract with a Borrower (or other Credit Party).

“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital.  In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Flood Hazard Area” means an area that FEMA’s current flood maps indicate has at least a one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.

“Specified Event of Default” means an Event of Default under Section 8.1(a), Section 8.1(f) or Section 8.1(g).

“Spot Exchange Rate” means, at any date of determination thereof, the U.S.-dollar foreign-exchange rate for Euros for the most recent reported date published by the Wall Street Journal on its website at http://online.wsj.com on the “Exchange Rates: New York Closing Snapshot” page (or such other page as may replace such page on such service for the purpose of displaying the New York Closing foreign-exchange rate for the conversion of Dollars into Euros or Euros into Dollars); provided that if there shall at any time no longer exist such a page on such service, the foreign-exchange rate shall be determined by reference to another similar rate publishing service selected by the Agent and reasonably acceptable to the Borrowers

“SPV” means any special purpose funding vehicle identified as such in a writing by any Lender to the Agent.

“SSA” means the Social Security Act of 1935, codified at Title 42, Chapter 7, of the United States Code.

“Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable. Notwithstanding the foregoing, Stock Equivalents shall not include debt securities convertible into Stock or any of the foregoing.

“Subordinated Indebtedness” means Indebtedness of any Credit Party or any Subsidiary of any Credit Party which is subordinated to the Obligations as to right and time of payment and as to other rights and remedies thereunder and having such subordination and other terms as are, in each case, reasonably satisfactory to Agent.

“Subsidiary” of a Person means any corporation, association, limited liability company, partnership, joint venture or other business entity of which more than fifty percent (50%) of the voting Stock (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swingline Commitment” means $3,000,000.

“Swingline Lender” means, each in its capacity as Swingline Lender hereunder, HFS or, upon the resignation of HFS as Agent hereunder, any Lender (or Affiliate or Approved Fund of any Lender) that agrees, with the approval of Agent (or, if there is no such successor Agent, the Required Lenders) and the Borrowers, to act as the Swingline Lender hereunder.

“Swingline Note” means a promissory note of the Borrowers payable to the Swingline Lender, in substantially the form of Exhibit 1.1(c) hereto, evidencing the Indebtedness of the Borrowers to the Swingline Lender resulting from the Swing Loans made to the Borrowers by the Swingline Lender.

“Syndication Agent” means Fifth Third Bank, in its capacity as Syndication Agent.

“Target” means any other Person or business unit, product line, division or asset group of any other Person acquired or proposed to be acquired in an Acquisition.

“Tax Affiliate” means, (a) each Borrower and its Subsidiaries and (b) any Affiliate of a Borrower with which such Borrower files or is eligible to file consolidated, combined or unitary Tax returns.

“Term Lender” means each Lender who holds Term Loans.

“Term Loan” means any term loan made hereunder pursuant to Section 2.1(a) (including Initial Term Loans), including, unless the context shall otherwise requires, any Incremental Term Loan and any Extended Term Loan.

“Term Loan Commitment” means, with respect to each Lender, such Lender’s Term Loan Commitment, as amended to reflect Assignments and as such amount may be reduced or increased pursuant to this Agreement.  Unless the context shall otherwise require, the term “Term Loan Commitments” shall include any Incremental Term Loan Commitment of such Lender as set forth in any amendment under Section 2.13(d), any commitment to extend Term Loans of such Lender under Section 10.1(f).

“Term Note” means a promissory note of the Borrowers payable to a Lender, in substantially the form of Exhibit 1.1(c) hereto, evidencing the Indebtedness of the Borrowers to such Lender resulting from the Term Loan made to the Borrowers by such Lender or its predecessor(s).

“Title IV Plan” means a pension plan subject to Title IV of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Trade Secrets” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trade secrets.

“Trademark” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers and, in each case, all goodwill associated therewith, all registrations and recordations thereof and all applications in connection therewith.

“Treaty on European Union” means the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed in Maastricht on February 7, 1992 and came into force on November 1, 1993).

“UCC” means the Uniform Commercial Code of any applicable jurisdiction and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as in effect from time to time in the State of New York.

“United States” and “U.S.” each means the United States of America.

“U.S. Lender Party” means each of the Agent, each Lender, each L/C Issuer, each SPV and each participant, in each case that is a United States person under and as defined in Section 7701(a)(30) of the Code.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness; provided that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended, the effects of any prepayments made on such Indebtedness prior to the date of the applicable extension shall be disregarded.

“Wholly-Owned Subsidiary” means any Subsidiary in which (other than directors’ qualifying shares required by law) one hundred percent (100%) of the Stock and Stock Equivalents, as of the time which any determination is being made, is owned, beneficially and of record, by any Credit Party, or by one or more of the other Wholly-Owned Subsidiaries, or both.

“Withdrawal Liabilities” means, at any time, any liability incurred (whether or not assessed) by any ERISA Affiliate and not yet satisfied or paid in full at such time with respect to any Multiemployer Plan pursuant to Section 4201 of ERISA.

1.2Other Interpretive Provisions.

(a)Defined Terms.  Unless otherwise specified herein or therein, all terms defined in this Agreement or in any other Loan Document shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto.  The meanings of defined terms shall be equally applicable to the singular and plural forms of the defined terms.  Terms (including uncapitalized terms) not otherwise defined herein and that are defined in the UCC shall have the meanings therein described.

(b)The Agreement.  The words “hereof”, “herein”, “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document as a whole and not to any particular provision of this Agreement or such other Loan Document; and subsection, section, schedule and exhibit references are to this Agreement or such other Loan Documents unless otherwise specified.

(c) Certain Common Terms.  The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.  The term “including” is not limiting and means “including without limitation.”  Whenever any provision refers to the “knowledge” (or an analogous phrase) of any Credit Party, such words are intended to signify that a Responsible Officer or other member of management of such Credit Party has actual knowledge or awareness of a particular fact or circumstance or that a Responsible Officer or other member of management of such Credit Party, if such Person had exercised reasonable diligence, would have known or been aware of such fact or circumstance.

(d)Performance; Time.  Whenever any performance obligation hereunder or under any other Loan Document (other than a payment obligation) shall be stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day.  For the avoidance of doubt, the initial payments of interest and fees relating to the Obligations (other than amounts due on the Closing Date) shall be due and paid on the first day of the first month or quarter, as applicable, following the entry of the Obligations onto the operations systems of Agent, but in no event later than the first day of the second month or quarter, as applicable, following the Closing Date.  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”  All references to the time of day shall be a reference to New York time.  If any provision of this Agreement or any other Loan Document refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be interpreted to encompass any and all means, direct or indirect, of taking, or not taking, such action.

(e)Contracts.  Unless otherwise expressly provided herein or in any other Loan Document, references to agreements and other contractual instruments, including this Agreement and the other Loan Documents, shall be deemed to include all subsequent amendments, thereto, restatements and substitutions thereof and other modifications and supplements thereto which are in effect from time to time, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document.

(f)Laws.  References to any statute or regulation may be made by using either the common or public name thereof or a specific cite reference and, except as otherwise provided with respect to FATCA, are to be construed as including all statutory and regulatory provisions related thereto or consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

1.3Accounting Terms and Principles.  All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP.  No change in the accounting principles used in the preparation of any financial statement hereafter adopted by CryoLife (including without limitation any change in GAAP that would require leases that would be classified as operating leases under GAAP on the Closing Date to be reclassified as Capital Leases) shall be given effect for purposes of measuring compliance with any provision of Article VI or VII, calculating the Applicable Margin or otherwise determining any relevant ratios and baskets which govern whether any action is permitted hereunder unless the Borrowers, Agent and the Required Lenders agree to modify such provisions to reflect such changes in GAAP and, unless such provisions are modified, all financial statements, Compliance Certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to in Article VI and Article VII shall be made, without giving effect to any election under  Accounting Standards Codification 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other Liabilities of any Credit Party or any Subsidiary of any Credit Party at “fair value.”  A breach of a financial covenant contained in Article VII shall be deemed to have occurred as of any date of determination by Agent or as of the last day of any specified measurement period, regardless of when the financial statements reflecting such breach are delivered to Agent.

1.4Payments.  The Agent may set up standards and procedures to determine or redetermine the equivalent in Dollars of any amount expressed in any currency other than Dollars and otherwise may, but shall not be obligated to, rely on any determination made by any Credit Party or any L/C Issuer.  Any such determination or redetermination by the Agent shall be conclusive and binding for all purposes, absent manifest error.  No determination or redetermination by any Secured Party or any Credit Party and no other currency conversion shall change or release any obligation of any Credit Party or of any Secured Party (other than the Agent and its Related Persons) under any Loan Document, each of which agrees to pay separately for any shortfall remaining after any conversion and payment of the amount as converted.  The Agent may round up or down, and may set up appropriate mechanisms to round up or down, any amount hereunder to nearest higher or lower amounts and may determine reasonable de minimis payment thresholds.

ARTICLE II

THE CREDITS

2.1Amounts and Terms of Commitments.

(a)The Term Loan.

(i)Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties contained herein, each Lender with a Term Loan Commitment severally and not jointly agrees to lend to the Borrowers on the Closing Date, the amount set forth opposite such Lender’s name in Schedule 2.1(a) under the heading “Term Loan Commitment”. Amounts borrowed under this Section 2.1(a)(i) are referred to as the “Initial Term Loan.”

(ii)Amounts borrowed as a Term Loan which are repaid or prepaid may not be reborrowed.

(b)The Revolving Credit.  Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties contained herein, each Revolving Lender severally and not jointly agrees to make Loans to the Borrowers (each such Loan and each Incremental Revolving Loan (if any), a “Revolving Loan”) from time to time on any Business Day during the period from the Closing Date through the Final Availability Date, in an aggregate amount not to exceed at any time outstanding such Lender’s Revolving Loan Commitment, which Revolving Loan Commitments, as of the Closing Date, are set forth opposite such Lender’s name in Schedule 2.1(b) under the heading “Revolving Loan Commitments”; provided, however, that, after giving effect to any Borrowing of Revolving Loans, the aggregate principal amount of all outstanding Revolving Loans shall not exceed the Maximum Revolving Loan Balance.  Subject to the other terms and conditions hereof, amounts borrowed under this Section 2.1(b) may be repaid and reborrowed from time to time.  The “Maximum Revolving Loan Balance” from time to time will be the Aggregate Revolving Loan Commitment then in effect,  less the sum of (I) the aggregate amount of Letter of Credit Obligations plus (II) the aggregate principal amount of outstanding Swing Loans.

If at any time the then outstanding principal balance of Revolving Loans exceeds the Maximum Revolving Loan Balance, then the Borrowers shall immediately prepay the outstanding Revolving Loans in an amount sufficient to eliminate such excess.

(c)Letters of Credit.

(i)Commitment and Conditions.  On the terms and subject to the conditions contained herein, each L/C Issuer agrees to Issue, at the request of Borrower Representative, in accordance with such L/C Issuer’s usual and customary business practices, and for the account of the Borrowers (or, as long as the Borrowers remain responsible for the payment in full of all amounts drawn thereunder and related fees, costs and expenses, for the account of any Subsidiary of a Borrower), Letters of Credit (denominated in Dollars) from time to time on any Business Day during the period from the Initial Closing Date through the earlier of (x) seven (7) days prior to the date specified in clause (a) of the definition of Revolving Termination Date and (y) the date on which the Aggregate Revolving Loan Commitment shall terminate in accordance with the provisions of this Agreement; provided, however, that such L/C Issuer shall not Issue any Letter of Credit upon the occurrence of any of the following or, if after giving effect to such Issuance:

(A)Availability would be less than zero, or (ii) the Letter of Credit Obligations for all Letters of Credit would exceed $4,000,000 (the “L/C Sublimit”);

(B)the expiration date of such Letter of Credit (i) is not a Business Day, (ii) is more than one year after the date of Issuance thereof or (iii) is later than seven (7) days prior to the date specified in clause (a) of the definition of Revolving Termination Date; provided, however, that any Letter of Credit with a term not exceeding one year may provide for its renewal for additional periods not exceeding one year as long as (x) each of Borrower and such L/C Issuer have the option to prevent such renewal before the expiration of such term or any such period and (y) neither such L/C Issuer nor Borrower shall permit any such renewal to extend such expiration date beyond the date set forth in clause (iii) above; provided further that notwithstanding the foregoing, Agent and the L/C Issuer, in their respective sole discretion, may agree to extend such Letter of Credit beyond the date set forth in clause (iii) above upon Borrower either (A) delivering to Agent for the benefit of the L/C Issuer cash equal to 103% (or such greater percentage as the L/C Issuer may require in the case of any Letter of Credit with an expiration date later than one year after the date of providing such cash collateral) of the sum of (1) the aggregate undrawn amount of such Letter of Credit at such time plus (2) the aggregate principal amount of all L/C Reimbursement Obligations outstanding at such time with respect to such Letter of Credit that have matured, in each instance, on and as of the date of such extension, for deposit in a cash collateral account which cash collateral account will be held as a pledged cash collateral account and applied to reimbursement of all drafts submitted under such outstanding Letter of Credit or (B) delivering to the L/C Issuer on the date of such extension one or more letters of credit for the benefit of the L/C Issuer, issued by a bank reasonably acceptable to the L/C Issuer in its sole discretion, each in form and substance reasonably acceptable to the L/C Issuer in its sole discretion and in an amount equal to the sum of (1) and (2) above; or

(C)(i) any fee due in connection with, and on or prior to, such Issuance has not been paid, (ii) such Letter of Credit is requested to be Issued in a form that is not acceptable to such L/C Issuer or (iii) such L/C Issuer shall not have received, each in form and substance reasonably acceptable to it and duly executed by the Borrowers or Borrower Representative on their behalf (and, if such Letter of Credit is Issued for the account of any Subsidiary of a Borrower, such Person), the documents that such L/C Issuer generally uses in the ordinary course of its business for the Issuance of letters of credit of the type of such Letter of Credit (collectively, the “L/C Reimbursement Agreement”).

For each Issuance, the applicable L/C Issuer may, but shall not be required to, determine that, or take notice whether, the conditions precedent set forth in Section 3.2 have been satisfied or waived in connection with the Issuance of any Letter of Credit; provided, however, that no Letter of Credit shall be Issued during the period starting on the first Business Day after the receipt by such L/C Issuer of notice from Agent or the Required Revolving Lenders that any condition precedent contained in Section 3.2 is not satisfied and ending on the date all such conditions are satisfied or duly waived.

Notwithstanding anything else to the contrary herein, if any Lender is a Non-Funding Lender or Impacted Lender, no L/C Issuer shall be obligated to Issue any Letter of Credit unless (w) the Non-Funding Lender or Impacted Lender has been replaced in accordance with Section 10.9 or 10.22, (x) the Letter of Credit Obligations of such Non-Funding Lender or Impacted Lender have been cash collateralized in amounts, on terms and conditions and with parties satisfactory to the Agent, (y) the Revolving Loan Commitments of the other Lenders have been increased by an amount sufficient to satisfy Agent that all future Letter of Credit Obligations will be covered by all Revolving Lenders that are not Non-Funding Lenders or Impacted Lenders, or (z) the Letter of Credit Obligations of such Non-Funding Lender or Impacted Lender have been reallocated to other Revolving Lenders in a manner consistent with subsection 2.11(e)(ii).

(ii)Notice of Issuance.  Borrower Representative shall give the relevant L/C Issuer and the Agent a notice of any requested Issuance of any Letter of Credit, which shall be effective only if received by such L/C Issuer and the Agent not later than 11:00 a.m. on the third Business Day prior to the date of such requested Issuance.  Such notice shall be made in a writing or by Electronic Transmission substantially in the form of Exhibit 2.1(c) ) duly completed or in a writing in any other form acceptable to such L/C Issuer (an “L/C Request”) or by telephone if confirmed promptly, but in any event within one Business Day and prior to such Issuance, with such an L/C Request.

(iii)Reporting Obligations of L/C Issuers.  Each L/C Issuer agrees to provide the Agent (which, after receipt, the Agent shall provide to each Revolving  Lender), in form and substance satisfactory to the Agent, each of the following on the following dates: (A) (i) on or prior to any Issuance of any Letter of Credit by such L/C Issuer, (ii) immediately after any drawing under any such Letter of Credit or (iii) immediately after any payment (or failure to pay when due) by the Borrowers of any related L/C Reimbursement Obligation, notice thereof, which shall contain a reasonably detailed description of such Issuance, drawing or payment; (B) upon the request of Agent (or any Revolving Lender through Agent), copies of any Letter of Credit Issued by such L/C Issuer and any related L/C Reimbursement Agreement and such other documents and information as may reasonably be requested by Agent; and (C) on the first Business Day of each calendar week, a schedule of the Letters of Credit Issued by such L/C Issuer, in form and substance reasonably satisfactory to Agent, setting forth the Letter of Credit Obligations for such Letters of Credit outstanding on the last Business Day of the previous calendar week.

(iv)Acquisition of Participations.  Upon any Issuance of a Letter of Credit in accordance with the terms of this Agreement resulting in any increase in the Letter of Credit Obligations, each Revolving Lender shall be deemed to have acquired, without recourse or warranty, an undivided interest and participation in such Letter of Credit and the related Letter of Credit Obligations in an amount equal to its Commitment Percentage of such Letter of Credit Obligations.

(v)Reimbursement Obligations of the Borrowers.  The Borrowers agree to pay to the L/C Issuer of any Letter of Credit, or to Agent for the benefit of such L/C Issuer, each L/C Reimbursement Obligation owing with respect to such Letter of Credit no later than the first Business Day after the Borrowers or Borrower Representative receive notice from such L/C Issuer or from Agent that payment has been made under such Letter of Credit or that such L/C Reimbursement Obligation is otherwise due (the “L/C Reimbursement Date”) with interest thereon computed as set forth in clause (A) below.  In the event that any L/C Reimbursement Obligation is not repaid by the Borrowers as provided in this clause (v) (or any such payment by the Borrowers is rescinded or set aside for any reason), such L/C Issuer shall promptly notify Agent of such failure (and, upon receipt of such notice, Agent shall forward a copy to each Revolving Lender) and, irrespective of whether such notice is given, such L/C Reimbursement Obligation shall be payable on demand by the Borrowers with interest thereon computed (A) from the date on which such L/C Reimbursement Obligation arose to the L/C Reimbursement Date, at the interest rate applicable during such period to Revolving Loans that are Base Rate Loans and (B) thereafter until payment in full, at the interest rate applicable during such period to past due Revolving Loans that are Base Rate Loans.

(vi)Reimbursement Obligations of the Revolving Lenders.    Upon receipt of the notice described in clause (v) above from the Agent, each Revolving Lender shall pay to the Agent for the account of such L/C Issuer its Commitment Percentage of such L/C Reimbursement Obligation.  By making such payment (other than during the continuation of an Event of Default under subsection 8.1(f) or 8.1(g)), such Lender shall be deemed to have made a Revolving Loan to the Borrowers, which, upon receipt thereof by such L/C Issuer, the Borrowers shall be deemed to have used in whole to repay such L/C Reimbursement Obligation.  Any such payment that is not deemed a Revolving Loan shall be deemed a funding by such Lender of its participation in the applicable Letter of Credit and the related Letter of Credit Obligations.  Such participation shall not otherwise be required to be funded.  Upon receipt by any L/C Issuer of any payment from any Lender pursuant to this clause (vi) with respect to any portion of any L/C Reimbursement Obligation, such L/C Issuer shall promptly pay over to such Lender all payments received by such L/C Issuer after such payment by such Lender with respect to such portion.

(vii)Obligations Absolute.  The obligations of the Borrowers and the Revolving Lenders pursuant to clauses (iv), (v) and (vi) above shall be absolute, unconditional and irrevocable and performed strictly in accordance with the terms of this Agreement irrespective of (A) (i) the invalidity or unenforceability of any term or provision in any Letter of Credit, any document transferring or purporting to transfer a Letter of Credit, any Loan Document (including the sufficiency of any such instrument), or any modification to any provision of any of the foregoing, (ii) any document presented under a Letter of Credit being forged, fraudulent, invalid, insufficient or inaccurate in any respect or failing to comply with the terms of such Letter of Credit or (iii) any loss or delay, including in the transmission of any document, (B) the existence of any setoff, claim, abatement, recoupment, defense or other right that any Person (including any Credit Party) may have against the beneficiary of any Letter of Credit or any other Person, whether in connection with any Loan Document or any other Contractual Obligation or transaction, or the existence of any other withholding, abatement or reduction, (C) in the case of the obligations of any Revolving Lender, (i) the failure of any condition precedent set forth in Section 3.2 to be satisfied (each of which conditions precedent the Revolving Lenders hereby irrevocably waive) or (ii) any adverse change in the condition (financial or otherwise) of any Credit Party and (D) any other act or omission to act or delay of any kind of L/C Issuer, Agent, any Lender or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this clause (vii), constitute a legal or equitable discharge of any obligation of the Borrowers or any Revolving Lender hereunder.

(d)Swing Loans.

(i)Availability.  Subject to the terms and conditions of  this Agreement and in reliance upon the representations and warranties of the Credit Parties contained herein, the Swingline Lender may, in its sole discretion, make Loans (each a “Swing Loan”) available to the Borrowers under the Revolving Loan Commitments from time to time on any Business Day during the period from the Closing Date through the Final Availability Date in an aggregate principal amount at any time outstanding not to exceed its Swingline Commitment; provided, however, that the Swingline Lender may not make any Swing Loan (x) to the extent that after giving effect to such Swing Loan, the aggregate principal amount of all Revolving Loans would exceed the Maximum Revolving Loan Balance and (y) during the period commencing on the first Business Day after it receives notice from Agent or the Required Revolving Lenders that one or more of the conditions precedent contained in Section 3.2 are not satisfied and ending when such conditions are satisfied or duly waived.  In connection with the making of any Swing Loan, the Swingline Lender may but shall not be required to determine that, or take notice whether, the conditions precedent set forth in Section 3.2 have been satisfied or waived.  Each Swing Loan shall be a Base Rate Loan and must be repaid as provided herein, but in any event must be repaid in full on the Revolving Termination Date.  Within the limits set forth in the first sentence of this clause (i), amounts of Swing Loans repaid may be reborrowed under this clause (i).

(ii)Borrowing Procedures.  In order to request a Swing Loan, Borrower Representative shall give to Agent a notice to be received not later than 2:00 p.m. on the day of the proposed Borrowing, which shall be made in a writing or in an Electronic Transmission substantially in the form of Exhibit 2.1(d) or in a writing in any other form acceptable to Agent duly completed (a “Swingline Request”).  In addition, if any Notice of Borrowing of Revolving Loans requests a Borrowing of Base Rate Loans, the Swingline Lender may, notwithstanding anything else to the contrary herein, make a Swing Loan to the Borrowers in an aggregate amount not to exceed such proposed Borrowing, and the aggregate amount of the corresponding proposed Borrowing shall be reduced accordingly by the principal amount of such Swing Loan.  Agent shall promptly notify the Swingline Lender of the details of the requested Swing Loan.  Upon receipt of such notice and subject to the terms of this Agreement, the Swingline Lender may make a Swing Loan available to the Borrowers by making the proceeds thereof available to Agent and, in turn, Agent shall make such proceeds available to the Borrowers on the date set forth in the relevant Swingline Request or Notice of Borrowing.

(iii)Refinancing Swing Loans.

(A)The Swingline Lender may at any time (and shall no less frequently than once each week) forward a demand to Agent (which Agent shall, upon receipt, forward to each Revolving Lender) that each Revolving Lender pay to Agent, for the account of the Swingline Lender, such Revolving Lender’s Commitment Percentage of the outstanding Swing Loans (as such amount may be increased pursuant to Section 2.11(e)(ii)).

(B)Each Revolving Lender shall pay the amount owing by it to Agent for the account of the Swingline Lender on the Business Day following receipt of the notice or demand therefor.  Payments received by Agent after 1:00 p.m. may, in Agent’s discretion, be deemed to be received on the next Business Day.  Upon receipt by Agent of such payment (other than during the continuation of any Event of Default under Section 8.1(f) or 8.1(g)), such Revolving Lender shall be deemed to have made a Revolving Loan to the Borrowers, which, upon receipt of such payment by the Swingline Lender from Agent, the Borrowers shall be deemed to have used in whole to refinance such Swing Loan.  In addition, regardless of whether any such demand is made, upon the occurrence of any Event of Default under Section 8.1(f) or 8.1(g), each Revolving Lender shall be deemed to have acquired, without recourse or warranty, an undivided interest and participation in each Swing Loan in an amount equal to such Lender’s Commitment Percentage of such Swing Loan.  If any payment made by any Revolving Lender as a result of any such demand is not deemed a Revolving Loan, such payment shall be deemed a funding by such Lender of such participation.  Such participation shall not be otherwise required to be funded.  Upon receipt by the Swingline Lender of any payment from any Revolving Lender pursuant to this clause (iii) with respect to any portion of any Swing Loan, the Swingline Lender shall promptly pay over to such Revolving Lender all payments of principal (to the extent received after such payment by such Lender) and interest (to the extent accrued with respect to periods after such payment) on account of such Swing Loan received by the Swingline Lender with respect to such portion.

(iv)Obligation to Fund Absolute.  Each Revolving Lender’s obligations pursuant to clause (iii) above shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including (A) the existence of any setoff, claim, abatement, recoupment, defense or other right that such Lender, any Affiliate thereof or any other Person may have against the Swingline Lender, Agent, any other Lender or L/C Issuer or any other Person, (B) the failure of any condition precedent set forth in Section 3.2 to be satisfied or the failure of Borrower Representative to deliver a Notice of Borrowing (each of which requirements the Revolving Lenders hereby irrevocably waive) and (C) any adverse change in the condition (financial or otherwise) of any Credit Party.

2.2Notes.

(a)The Term Loans made by any Lender are evidenced by this Agreement and, if requested by such Lender, a Note payable to such Lender in an amount equal to the unpaid balance of the Term Loans held by such Lender.

(b)The Revolving Loans made by each Revolving Lender and Swing Loans made by the Swingline Lender shall be evidenced by this Agreement and, if requested by such Lender or Swingline Lender, a Revolving Note or Swingline Note, as applicable, payable to the order of such Lender or Swingline Lender in an amount equal to such Lender’s Commitment or the Swingline Commitment, as applicable.

2.3Interest.

(a)Subject to subsections 2.3(c) and 2.3(d), each Loan shall bear interest on the outstanding principal amount thereof from the date when made, and all interest which is not paid when due shall bear interest, at a rate per annum equal to the LIBOR or the Base Rate, as the case may be, plus the Applicable Margin; provided however Swing Loans shall be Base Rate Loans.  Each determination of an interest rate by Agent shall be conclusive and binding on each Borrower and the Lenders in the absence of demonstrable error.  All computations of fees and interest (other than interest accruing on Base Rate Loans) payable under this Agreement shall be made on the basis of a 360-day year and actual days elapsed.  All computations of interest accruing on Base Rate Loans payable under this Agreement shall be made on the basis of a 365-day year (366 days in the case of a leap year) and actual days elapsed.  Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

(b)Interest on each Loan shall be paid in arrears on each Interest Payment Date.  Interest shall also be paid on the date of any payment or prepayment of Term Loans in full and Revolving Loans on the Revolving Termination Date.

(c)While any Event of Default under Section 8.1(a), 8.1(f) or 8.1(g) exists, the Borrowers shall pay interest on (i) the past due principal amount of all Loans outstanding in the case of an Event of Default under Section 8.1(a) and (ii) on the principal amount of all Loans outstanding (whether or not past due) and past due interest thereon, if any, in the case of an Event of Default under Section 8.1(f) or (g), from the date of occurrence of such Event of Default, at a rate per annum which is determined by adding two percent (2.0%) per annum to the Applicable Margin then in effect for such Loans (and, as to past due interest, the Applicable Margin applicable to the principal on which such interest accrued) (plus the LIBOR or Base Rate, as the case may be).  All such interest shall be payable in cash on demand of Agent or the Required Lenders.

(d)Anything herein to the contrary notwithstanding, the obligations of the Borrowers hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest which may be lawfully contracted for, charged or received by such Lender, and in such event the Borrowers shall pay such Lender interest at the highest rate permitted by applicable law (“Maximum Lawful Rate”); provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, the Borrowers shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Initial Closing Date as otherwise provided in this Agreement.

2.4Loan Accounts; Register.

(a)Agent, on behalf of the Lenders, shall record on its books and records the amount of each Loan made, the interest rate applicable, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding.  Agent shall deliver to Borrower Representative on a monthly basis a loan statement setting forth such record for the immediately preceding month.  Such record shall, absent manifest error, be conclusive evidence of the amount of the Loans made by the Lenders to the Borrowers and the interest and payments thereon.  Any failure to so record or any error in doing so, or any failure to deliver such loan statement shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder (and under any Note) to pay any amount owing with respect to the Loans or provide the basis for any claim against Agent.

(b)Agent, acting as a non-fiduciary agent of the Borrowers solely for tax purposes and solely with respect to the actions described in this Section 2.4(b), shall establish and maintain at its address referred to in Section 10.2 (or at such other address as Agent may notify Borrower Representative) (A) a record of ownership (the “Register”) in which Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) of Agent, each Lender and each L/C Issuer in the Term Loans, Revolving Loans, Swing Loans, L/C Reimbursement Obligations and Letter of Credit Obligations, each of their obligations under this Agreement to participate in each Loan, Letter of Credit, Letter of Credit Obligations and L/C Reimbursement

Obligations, and any assignment of any such interest, obligation or right and (B) accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Lenders and the L/C Issuers (and each change thereto pursuant to Sections 10.9 and 10.22), (2) the Commitments of each Lender, (3) the amount of each Loan and each funding of any participation described in clause (A) above, and for LIBOR Rate Loans, the Interest Period applicable thereto, (4) the amount of any principal or interest due and payable or paid, (5) the amount of the L/C Reimbursement Obligations due and payable or paid in respect of Letters of Credit and (6) any other payment received by Agent from a Borrower and its application to the Obligations.

(c)Notwithstanding anything to the contrary contained in this Agreement, the Loans (including any Notes evidencing such Loans and, in the case of Revolving Loans, the corresponding obligations to participate in Letter of Credit Obligations and Swing Loans) and the L/C Reimbursement Obligations are registered obligations, the right, title and interest of the Lenders and the L/C Issuers and their assignees in and to such Loans or L/C Reimbursement Obligations, as the case may be, shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein.  This Section 2.4 and Section 10.9 are intended to provide for a book entry system as defined in Treasury Regulations Section 5f. 103-1(c), shall be interpreted consistently therewith and shall be construed so that the Loans and L/C Reimbursement Obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(d)The Credit Parties, Agent, the Lenders and the L/C Issuers shall treat each Person whose name is recorded in the Register as a Lender or L/C Issuer, as applicable, for all purposes of this Agreement.  Information contained in the Register with respect to any Lender or any L/C Issuer shall be available for access by the Borrowers, Borrower Representative, Agent, such Lender or such L/C Issuer at any reasonable time and from time to time upon reasonable prior notice.  No Lender or L/C Issuer shall, in such capacity, have access to or be otherwise permitted to review any information in the Register other than information with respect to such Lender or L/C Issuer unless otherwise agreed by the  Agent.

2.5Procedure for Initial Term Loan and Revolving Credit Borrowing.

(a)The Borrowing of the Initial Term Loan shall be made upon Borrower Representative’s irrevocable (subject to Section 11.4 hereof) written notice delivered to the Agent in the form of a Notice of Borrowing, which notice must be received by the Agent prior to 1:00 p.m. (1) on the Closing Date if the Initial Term Loan will be funded as a Base Rate Loan and (2) on the day which is three (3) Business Days prior to the Closing Date in the case of each LIBOR Rate Loan.  Such Notice of Borrowing shall specify:

(i)the requested Closing Date, which shall be a Business Day;

(ii)whether the Initial Term Loan is to be funded as a LIBOR Rate Loan or Base Rate Loan; and

(iii)if the Borrowing is to be a LIBOR Rate Loan, the Interest Period applicable thereto.

(b)Each Borrowing of a Revolving Loan shall be made upon Borrower Representative’s irrevocable (subject to Section 11.4 hereof) written notice delivered to the Agent in the form of a Notice of Borrowing, which notice must be received by the Agent prior to 1:00 p.m. (1) on the requested Borrowing date in the case of each Base Rate Loan and (2) on the day which is three (3) Business Days prior to the requested Borrowing date in the case of each LIBOR Rate Loan.  Such Notice of Borrowing shall specify:

(i)the amount of the Borrowing (which shall be in an aggregate minimum principal amount of $100,000 and multiples of $50,000 in excess thereof);

(ii)the requested Borrowing date, which shall be a Business Day;

(iii)whether the Borrowing is to be comprised of LIBOR Rate Loans or Base Rate Loans; and

(iv)if the Borrowing is to be LIBOR Rate Loans, the Interest Period applicable to such Loans.

(c)Upon receipt of a Notice of Borrowing, Agent will promptly notify each applicable Lender of such Notice of Borrowing and of the amount of such Lender’s Commitment Percentage of the Borrowing.

(d)Unless Agent is otherwise directed in writing by Borrower Representative, the proceeds of each requested Borrowing after the Closing Date will be made available to the Borrowers by Agent by wire transfer of such amount to the Borrowers pursuant to the wire transfer instructions specified on the signature page hereto or otherwise designated in writing by the Agent to Borrower Representative from time to time.

2.6Conversion and Continuation Elections.

(a)The Borrowers shall have the option to (i) request that any Revolving Loan (other than Swing Loans) be made as a LIBOR Rate Loan, (ii) convert at any time all or any part of outstanding Loans (other than Swing Loans) from Base Rate Loans to LIBOR Rate Loans, (iii) convert any LIBOR Rate Loan to a Base Rate Loan, subject to Section 11.4 if such conversion is made prior to the expiration of the Interest Period applicable thereto, or (iv) continue all or any portion of any Loan as a LIBOR Rate Loan upon the expiration of the applicable Interest Period.  Any Loan or group of Loans having the same proposed Interest Period to be made or continued as, or converted into, a LIBOR Rate Loan must be in a minimum amount of $1,000,000 and integral multiples of $500,000 in excess of such amount.  .  Any such election must be made by Borrower Representative by 1:00 p.m. on the 3rd Business Day prior to (1) the date of any proposed Revolving Loan which is to bear interest at LIBOR, (2) the end of each Interest Period with respect to any LIBOR Rate Loans to be continued as such, or (3) the date on which Borrowers wish to convert any Base Rate Loan to a LIBOR Rate Loan for an Interest Period designated by Borrower Representative in such election.  If no election is received with respect to a LIBOR Rate Loan by 1:00 p.m. on the 3rd Business Day prior to the end of the Interest Period with respect thereto, that LIBOR Rate Loan shall be converted to a Base Rate Loan at the end of its Interest Period.  Borrower Representative must make such election by notice to Agent in writing, by fax or overnight courier (or by telephone, to be confirmed in writing on such day).  In the case of any conversion or continuation, such election must be made pursuant to a written notice (a “Notice of Conversion/Continuation”) in the form of Exhibit 2.6.  No Loan shall be made, converted into or continued as a LIBOR Rate Loan, if (x) an Event of Default has occurred and is continuing and Agent or Required Lenders have determined not to make or continue any Loan as a LIBOR Rate Loan as a result thereof or (y) Agent is or Required Lenders are stayed by the Bankruptcy Code from making such determination.

(b)Upon receipt of a Notice of Conversion/Continuation, Agent will promptly notify each Lender thereof.  In addition, Agent will, with reasonable promptness, notify Borrower Representative and the Lenders of each determination of LIBOR; provided that any failure to do so shall not relieve any Borrower of any liability hereunder or provide the basis for any claim against Agent.  All conversions and continuations shall be made pro rata according to the respective outstanding principal amounts of the Loans held by each Lender with respect to which the notice was given.

(c)    Notwithstanding any other provision contained in this Agreement, after giving effect to any Borrowing, or to any continuation or conversion of any Loans, there shall not be more than seven (7) different Interest Periods in effect; provided that after the establishment of any new Class of Loans pursuant to an Extension or an Incremental Facility, such number of Interest Periods shall increase by two (2) Interest Periods for each such new Class of Loans so established.

2.7Optional Prepayments.

(a)Optional Prepayments Generally.  The Borrowers may at any time upon at least two (2) Business Days’ (or such shorter period as is acceptable to Agent) prior written notice by Borrower Representative to Agent, prepay the Loans in whole or in part in an amount greater than or equal to $100,000 (other than Revolving Loans and Swing Loans for which prior written notice is not required and for which no minimum shall apply), in each instance, without penalty or premium except as provided in Section 11.4.  Optional partial prepayments of Revolving Loans shall be applied in accordance with Section 2.10(a).  Optional partial prepayments of Term Loans shall, subject to Section 2.10(a), be applied to scheduled installments thereof, if any, as specified by Borrower Representative in such notice of prepayment; provided that the same order of application shall apply to each Class of Term Loan and, in the absence of such direction, in the manner set forth in Section 2.8(f).

(b)Reductions in Revolving Loan Commitments.  Borrower may at any time upon at least two (2) Business Days’ (or such shorter period as is acceptable to Agent) prior written notice by Borrower to Agent permanently reduce the Aggregate Revolving Loan Commitment; provided that (i) such reductions shall be in an amount greater than or equal to $1,000,000, and (ii) after giving effect to such reduction, Availability shall be not less than $2,000,000.  All reductions of the Aggregate Revolving Loan Commitment shall be allocated pro rata among all Lenders with a Revolving Loan Commitment.  A permanent reduction of the Aggregate Revolving Loan Commitment shall not require a corresponding pro rata reduction in the L/C Sublimit or the Swingline Commitment; provided that the L/C Sublimit and/or the Swingline Commitment, as applicable, shall be permanently reduced by the amount thereof in excess of the Aggregate Revolving Loan Commitment.

(c)Notices.  Notice of prepayment or commitment reduction pursuant to clauses (a) and (b) above shall not thereafter be revocable by Borrower (unless such notice expressly conditions such prepayment upon consummation of a transaction which is contemplated to result in prepayment of the Loans, in which event such notice may be revocable or conditioned upon such consummation) and Agent will promptly notify each Lender thereof and of such Lender’s Commitment Percentage of such prepayment or reduction.  The payment amount specified in a notice of prepayment shall be due and payable on the date specified therein.  Together with each prepayment under this Section 2.7, the Borrowers shall pay any amounts required pursuant to Section 11.4.

2.8Mandatory Prepayments of Loans and Commitment Reductions.

(a)Scheduled Term Loan Payments.  The principal amount of the Term Loans shall be paid in installments on the dates and in the respective amounts shown below:

Date of Payment	Amount of Term Loan Payment
April 1, 2016	$468,750.00
July 1, 2016	$468,750.00
October 1, 2016	$468,750.00
January 1, 2017	$468,750.00
April 1, 2017	$937,500.00
July 1, 2017	$937,500.00
October 1, 2017	$937,500.00
January 1, 2018	$937,500.00
April 1, 2018	$937,500.00
July 1, 2018	$937,500.00
October 1, 2018	$937,500.00
January 1, 2019	$937,500.00
April 1, 2019	$937,500.00
July 1, 2019	$937,500.00
October 1, 2019	$937,500.00
January 1, 2020	$937,500.00
April 1, 2020	$1,406,250.00
July 1, 2020	$1,406,250.00
October 1, 2020	$1,406,250.00
January 1, 2021	$1,406,250.00
January 20, 2021	$56,250,000.00

Scheduled installments for any Incremental Term Loan or Extended Term Loan shall be as specified in the applicable amendment, Extension or joinder agreement.  The final scheduled installment of each such Term Loan shall, in any event, be in an amount equal to the entire remaining principal balance of such Term Loan.

(b)Revolving Loan.  The Borrowers shall repay to the Lenders in full on the date specified in clause (a) of the definition of “Revolving Termination Date” the aggregate principal amount of the Revolving Loans and Swing Loans outstanding on the Revolving Termination Date.  Agent shall calculate, on the first Business Day of each month and more frequently in its sole discretion, the Dollar Equivalent of the Letter of Credit Obligations and Maximum Revolving Loan Balance.  If after giving effect to such calculation and solely as a result of changes in the Spot Exchange Rate, the Dollar Equivalent of the outstanding principal balance of Revolving Loans exceeds the Maximum Revolving Loan Balance or the Dollar Equivalent of the Letter of Credit Obligations exceed the L/C Sublimit, then Borrowers shall, in either case, promptly (but in no event later than one (1) Business Day) prepay the Revolving Loans by the amount of such excess and/or cash collateralize Letter of Credit Obligations in amounts, on terms and conditions and with parties satisfactory to the Agent.  Such prepayment shall be applied first to any Base Rate Loans then outstanding and then to outstanding LIBOR Rate Loans in order of the shortest Interest Periods remaining, and shall be accompanied by any amounts required pursuant to Section 11.4 hereof.

(c)Asset Dispositions; Events of Loss.  If a Credit Party or any Subsidiary of a Credit Party shall at any time or from time to time:

(i)make a Disposition (other than Dispositions expressly permitted under Sections 6.2(a) or 6.2(c) through 6.2(h)); or

(ii)suffer an Event of Loss;

and the aggregate amount of the Net Proceeds received by the Borrowers and their Subsidiaries in connection with such Disposition or Event of Loss and all other Dispositions and Events of Loss occurring during the Fiscal Year exceeds $1,500,000, then (A) Borrower Representative shall promptly notify the Agent of such proposed Disposition or Event of Loss (including the amount of the estimated Net Proceeds to be received by a Borrower and/or such Subsidiary in respect thereof) and (B) promptly upon receipt by a Borrower and/or such Subsidiary of the Net Proceeds of such Disposition or Event of Loss, the Borrowers shall deliver, or cause to be delivered, an amount equal to such excess Net Proceeds to the Agent for distribution to the Lenders as a prepayment of the Loans, which prepayment shall be applied in accordance with subsection 2.8(f) hereof.  Notwithstanding the foregoing and provided no Default or Event of Default has occurred and is continuing, such prepayment shall not be required to the extent a Borrower or such Subsidiary reinvests the Net Proceeds of such Disposition or Event of Loss in productive assets (other than Inventory) of a kind then used or usable in the business of a Borrower or such Subsidiary or uses such proceeds to fund all or part of a Permitted Acquisition, within three hundred sixty-five (365) days (or with respect to any Disposition permitted under Section 6.2(i), within one hundred eighty (180) days) after the date of such Disposition or Event of Loss, or enters into a binding commitment thereof within said three hundred sixty-five (365) day (or one hundred eighty (180) day, as applicable) period and subsequently makes such reinvestment or Permitted Acquisition; provided that Borrower Representative notifies Agent of such Borrower’s or such Subsidiary’s intent to reinvest or make such Permitted Acquisition and of the completion of such reinvestment or the making of such Permitted Acquisition at the time such proceeds are received and when such reinvestment or Permitted Acquisition occurs, respectively.

(d)Incurrence of Debt; Specified Equity Raises.  Promptly upon the receipt (but in no event later than the Business Day immediately following such receipt) by any Credit Party or any Subsidiary of any Credit Party of a Specified Equity Raise or the Net Issuance Proceeds of the incurrence of Indebtedness (other than Net Issuance Proceeds from the incurrence of Indebtedness permitted hereunder), the Borrowers shall deliver, or cause to be delivered, to Agent an amount equal to such Specified Equity Raise or Net Issuance Proceeds, in each instance, for application to the Loans in accordance with subsection 2.8(f).

(e)Excess Cash Flow.  Within five (5) days after the annual financial statements and corresponding Compliance Certificate are required to be delivered pursuant to Section 5.1 hereof, commencing with such annual financial statements for the Fiscal Year ending December 31, 2016, Borrower Representative shall deliver to Agent, for distribution to the Lenders, an amount equal to (i) (x) 50% of such Excess Cash Flow if the Leverage Ratio (as calculated in the manner set forth on Exhibit 5.2(b)) as of the last day of such Fiscal Year is 2.50:1.00 or greater, (y) 25% of such Excess Cash Flow if the Leverage Ratio as of the last day of such Fiscal Year is less than 2.50:1.00 but greater than or equal to 1.50:1.00 or (z) 0% of such Excess Cash Flow if the Leverage Ratio as of the last day of such Fiscal Year is less than 1.50:1.00 less (ii) the aggregate amount of voluntary prepayments of the Term Loans and voluntary prepayments of the Revolving Loans (to the extent accompanied by a permanent reduction in the Aggregate Revolving Loan Commitment) made during such Fiscal Year, for application to the Loans in accordance with the provisions of subsection 2.8(f) hereof.  Excess Cash Flow shall be calculated in the manner set forth in the Compliance Certificate.

(f)Application of Certain Prepayments.  Subject to Section 2.10 and except as may otherwise be set forth in any Extension Offer with respect to any Extended Term Loan, any prepayments pursuant to Section 2.8(c), 2.8(d) or 2.8(e) shall be applied first to prepay the next eight  installments of each such Class of Term Loan, if any, in direct order of maturity and then to prepay all remaining installments thereof pro rata against all such scheduled installments based upon the respective amounts thereof, second to prepay outstanding Swing Loans, third to prepay outstanding Revolving Loans without permanent reduction of the Aggregate Revolving Loan Commitment, fourth to cash collateralize Letters of Credit in an amount determined in accordance with Section 8.4 and the remainder, if any, shall be for the account of and paid to whoever may be lawfully entitled thereto.  Notwithstanding the foregoing, each Lender may reject all or a portion of its pro rata share of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of any Class of Term Loans required to be made pursuant to clauses (c), (d) and (e) of this Section 2.8 by providing written notice (each, a “Rejection Notice”) to Agent and Borrower no later than 5:00 p.m. one (1) Business Day after the date of such Lender’s receipt of notice from Agent regarding such prepayment.  Each Rejection Notice from a Lender shall specify the principal amount of the mandatory prepayment of Term Loans to be rejected by such Lender.  If a Lender fails to deliver a Rejection Notice to Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of such Term Loans.  Any Declined Proceeds may be retained by Borrower and will, if so retained by Borrower, constitute a portion of the Available Amount, to the extent provided in clause (x)(iv) of the definition of Available Amount.  To the extent permitted by the foregoing sentence, amounts prepaid shall be applied first to any Base Rate Loans then outstanding and then to outstanding LIBOR Rate Loans with the shortest Interest Periods remaining.  Together with each prepayment under this Section 2.8, the Borrowers shall pay any amounts required pursuant to Section 11.4 hereof.

(g)No Implied Consent.  Provisions contained in this Section 2.8 for the application of proceeds of certain transactions shall not be deemed to constitute consent of the Lenders to transactions that are not otherwise permitted by the terms hereof or the other Loan Documents.

(h)Foreign Repatriation.  Notwithstanding the foregoing, to the extent any or all of the Net Proceeds of any Disposition by, or Event of Loss of, a Foreign Subsidiary otherwise giving rise to a prepayment pursuant to Section 2.8(c) or Excess Cash Flow attributable to Foreign Subsidiaries, is prohibited or delayed by any applicable local Requirements of Law from being repatriated to the Borrower Representative or any of its Domestic Subsidiaries including through the repayment of intercompany Indebtedness (each, a “Repatriation”; with “Repatriated” having a correlative meaning), or if Repatriation of any such amount would reasonably be expected in the good faith determination of the Borrower Representative in consultation with the Agent to have material adverse Tax consequences with respect to Borrower Representative or its Subsidiaries, taking into account any earnings and profits of any applicable Foreign Subsidiary at any time during the year of such Repatriation and not taking into account any foreign Tax credit or benefit actually received in connection with such Repatriation or any net operating loss or other Tax asset of the Borrower Representative or its Subsidiaries, the portion of such Net Proceeds or Excess Cash Flow so affected (such amount, the “Excluded Prepayment Amount”), will not be required to be applied to prepay Loans at the times provided in this Section 2.8; provided, that if and to the extent any such Repatriation ceases to be prohibited or delayed by applicable local Requirements of Law at any time during the one (1) year period immediately following the date on which the applicable mandatory prepayment pursuant to Section 2.8 was required to be made, the Borrowers shall reasonably promptly deliver to the Agent an amount equal to such portion of the Excluded Prepayment Amount for distribution to the Lenders to be applied in accordance with Section 2.8(f).  For the avoidance of doubt, the non-application of any Excluded Prepayment Amount pursuant to this Section 2.8(h) shall not constitute a Default or an Event of Default.

2.9Fees.

(a)Fees.  The Borrowers shall pay to Agent the fees set forth in the Fee Letters in the amounts and on the dates set forth therein which fees shall be fully earned and non-refundable when paid.

(b)Unused Commitment Fee.  The Borrowers shall pay to Agent, for the ratable benefit of the Revolving Lenders, a fee (the “Unused Commitment Fee”) in an amount equal to:

(i)the Aggregate Revolving Loan Commitment, less

(ii)the sum of (x) the average daily balance of all Revolving Loans outstanding plus (y) the average daily amount of Letter of Credit Obligations, in each case, during the preceding month,

multiplied by (0.50%) per annum.  Such fee shall be payable quarterly in arrears on the last day of each calendar quarter following the Closing Date.  The Unused Commitment Fee provided in this subsection 2.9(b) shall accrue at all times from and after the Closing Date.

(c)Letter of Credit Fee.  The Borrowers agree to pay to Agent for the ratable benefit of the Revolving Lenders, as compensation to such Lenders for Letter of Credit Obligations incurred hereunder, (i) without duplication of costs and expenses otherwise payable to Agent or Lenders hereunder or fees otherwise paid by the Borrowers, all reasonable costs and expenses incurred by Agent or any Lender on account of such Letter of Credit Obligations, and (ii) for each calendar quarter during which any Letter of Credit Obligation shall remain outstanding, a fee (the “Letter of Credit Fee”) in an amount equal to the product of the average daily undrawn face amount of all Letters of Credit Issued, guaranteed or supported by risk participation agreements multiplied by a per annum rate equal to the Applicable Margin with respect to Revolving Loans which are LIBOR Rate Loans.  Such fee shall be paid to Agent for the benefit of the Revolving Lenders in arrears, on the last day of each calendar quarter and on the Revolving Termination Date.  In addition, the Borrowers shall pay to Agent for the benefit of any L/C Issuer, on demand, such reasonable fees, without duplication of fees otherwise payable hereunder (including all per annum fees), charges and expenses of such L/C Issuer in respect of the Issuance, negotiation, acceptance, amendment, transfer and payment of such Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is Issued.

(d)All fees payable pursuant to this Section 2.9 shall be applied in accordance with Section 2.10(a).

2.10Payments by the Borrowers.

(a)All payments (including prepayments) to be made by each Credit Party on account of principal, interest, fees and other amounts required hereunder shall be made without set off, recoupment, counterclaim or deduction of any kind, shall, except as otherwise expressly provided herein, be made to the Agent (for the ratable account of the Persons entitled thereto) at the address for payment specified in the signature page hereof in relation to the Agent (or such other address as the Agent may from time to time specify in accordance with Section 10.2), and shall be made in Dollars and in immediately available funds, no later than 2:00 p.m. on the date due. Any payment which is received by the Agent later than 2:00 p.m. shall be deemed to have been received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue.  Each Borrower and each other Credit Party hereby irrevocably waives the right to direct the application during the continuance of an Event of Default of any and all payments in respect of any Obligation and any proceeds of Collateral.  Each Borrower hereby authorizes the Agent and each Lender to make a Revolving Loan (which shall be a Base Rate Loan and which may be a Swing Loan) to pay (i) interest, principal (including Swing Loans), L/C Reimbursement Obligations, fees payable under the Fee Letters, Unused Commitment Fees and Letter of Credit Fees, in each instance, on the date due, or (ii) after five (5) days’ prior notice to Borrower Representative, other fees, costs or expenses payable by a Borrower or any of its Subsidiaries hereunder or under the other Loan Documents.

(b)Subject to the provisions set forth in the definition of “Interest Period” herein, if any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation, and if applicable, payment, of interest or fees, as the case may be.

(c)(i) During the continuance of an Event of Default, the Agent shall, unless otherwise directed in writing by Required Lenders, apply any and all payments in respect of any Obligation in accordance with clauses first through sixth below.  Notwithstanding any provision herein to the contrary, all amounts collected or received by the Agent after any or all of the Obligations have been accelerated (so long as such acceleration has not been rescinded) and all proceeds received by the Agent as a result of the exercise of its remedies under the Collateral Documents after the occurrence and during the continuance of an Event of Default shall be applied as follows:

first, to payment of costs and expenses, including Attorney Costs, of Agent payable or reimbursable by the Credit Parties under the Loan Documents;

second, to payment of Attorney Costs of Lenders payable or reimbursable by the Borrowers under this Agreement;

third, to payment of all accrued unpaid interest on the Obligations and fees owed to Agent, Lenders and L/C Issuers;

fourth, to payment of principal of the Obligations including, without limitation, L/C Reimbursement Obligations then due and payable, any Obligations under any Secured Rate Contract and cash collateralization of L/C Reimbursement Obligations to the extent not then due and payable;;

fifth, to payment of any other amounts owing constituting Obligations; and

sixth, any remainder shall be for the account of and paid to whoever may be lawfully entitled thereto.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, (ii) each of the Lenders or other Persons entitled to payment shall receive an amount equal to its pro rata share of amounts available to be applied pursuant to clauses third, fourth and fifth above and (iii) no payments by a Guarantor and no proceeds of Collateral of a Guarantor shall be applied to Obligations the guaranty of which by such Guarantor constitute Excluded Rate Contract Obligations of such Guarantor.

2.11Payments by the Lenders to Agent; Settlement.

(a)Agent may, on behalf of Lenders, disburse funds to the Borrowers for Loans requested.  Each Lender shall reimburse Agent on demand for all funds disbursed on its behalf by Agent, or if Agent so requests, each Lender will remit to Agent its Commitment Percentage of any Loan before Agent disburses same to the Borrowers.  If Agent elects to require that each Lender make funds available to Agent prior to disbursement by Agent to the Borrowers, Agent shall advise each Lender by telephone or fax of the amount of such Lender’s Commitment Percentage of the Loan requested by Borrower

Representative no later than 1:00 p.m. on the scheduled Borrowing date applicable thereto, and each such Lender shall pay Agent such Lender’s Commitment Percentage of such requested Loan, in same day funds, by wire transfer to Agent’s account on such scheduled Borrowing date.  If any Lender fails to pay its Commitment Percentage within one (1) Business Day after Agent’s demand, Agent shall promptly notify Borrower Representative, and the Borrowers shall immediately repay such amount to Agent.  Any repayment required pursuant to this subsection 2.11(a) shall be without premium or penalty.  Nothing in this subsection 2.11(a) or elsewhere in this Agreement or the other Loan Documents, including the remaining provisions of Section 2.11, shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Agent or Borrowers may have against any Lender as a result of any default by such Lender hereunder.

(b)At least once each calendar week or more frequently at Agent’s election (each, a “Settlement Date”), Agent shall advise each Lender by telephone or fax of the amount of such Lender’s Commitment Percentage of principal, interest and Fees paid for the benefit of Lenders with respect to each applicable Loan.  Provided that each Lender has funded all payments required to be made by it and funded all purchases of participations required to be funded by it under this Agreement and the other Loan Documents as of such Settlement Date, Agent shall pay to each Lender such Lender’s Commitment Percentage of principal, interest and fees paid by the Borrowers since the previous Settlement Date for the benefit of such Lender on the Loans held by it; provided,  however, that in the case of any payment of principal received by Agent from Borrowers in respect of any Term Loan prior to 1:00 p.m. on any Business Day, Agent shall pay to each applicable Lender such Lender’s Commitment Percentage of such payment on such Business Day, and, in the case of any payment of principal received by Agent from Borrowers in respect of any Term Loan later than 1:00 p.m. on any Business Day, Agent shall pay to each applicable Lender such Lender’s Commitment Percentage of such payment on the next Business Day.  Except as provided in the preceding proviso with respect to Term Loan payments, such payments shall be made by wire transfer to such Lender not later than 2:00 p.m. on the next Business Day following each Settlement Date.

(c)Availability of Lender’s Commitment Percentage.  Agent may assume that each Revolving Lender will make its Commitment Percentage of each Revolving Loan available to Agent on each Borrowing date.  If such Commitment Percentage is not, in fact, paid to Agent by such Revolving Lender when due, Agent will be entitled to recover such amount on demand from such Revolving Lender without setoff, counterclaim or deduction of any kind.  If any Revolving Lender fails to pay the amount of its Commitment Percentage forthwith upon Agent’s demand, Agent shall promptly notify Borrower Representative and the Borrowers shall immediately repay such amount to Agent.  Nothing in this subsection 2.11(c) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Revolving Lender or to relieve any Revolving Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that the Borrowers may have against any Revolving Lender as a result of any default by such Revolving Lender hereunder.  To the extent that Agent advances funds to the Borrowers on behalf of any Revolving Lender and is not reimbursed therefor on the same Business Day as such advance is made, Agent shall be entitled to retain for its account all interest accrued on such advance until reimbursed by the applicable Revolving Lender.

(d)Return of Payments.

(i)If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from the Borrowers and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.

(ii)If Agent determines at any time that any amount received by Agent under this Agreement or any other Loan Document must be returned to any Credit Party or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender.  In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to any Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

(e)Non-Funding Lenders.

(i)Responsibility.  The failure of any Non-Funding Lender to make any Revolving Loan or any payment required by it hereunder, or to fund any purchase of any participation to be made or funded by it (including, without limitation, with respect to any Letter of Credit or Swing Loan) on the date specified therefor shall not relieve any other Lender of its obligations to make such loan or fund the purchase of any such participation or make any other such required payment on such date, and neither Agent not, other than expressly set forth herein, any other Lender shall be responsible for the failure of any Non-Funding Lender to make a loan, fund the purchase of a participation or make any other payment required hereunder or any other Loan Document.  Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” or a “Revolving Lender” (or be included in the calculation of “Required Lenders” or “Required Revolving Lenders” hereunder) for any voting or consent rights under or with respect to any Loan Document.

(ii)Reallocation.  If any Revolving Lender is a Non-Funding Lender, all or a portion of such Non-Funding Lender’s Letter of Credit Obligations (unless such Lender is the L/C Issuer that Issued such Letter of Credit) and reimbursement obligations with respect to Swing Loans shall, at Agent’s election at any time or upon any L/C Issuer’s or Swingline Lender’s, as applicable, written request delivered to Agent (whether before or after the occurrence of any Default or Event of Default), be reallocated to and assumed by the Revolving Lenders that are not Non-Funding Lenders or Impacted Lenders pro rata in accordance with their Commitment Percentages of the Aggregate Revolving Loan Commitment (calculated as if the Non-Funding Lender’s Commitment Percentage was reduced to zero and each other Revolving Lender’s Commitment Percentage had been increased proportionately), provided that no Revolving Lender shall be reallocated any such amounts or be required to fund any amounts that would cause the sum of its outstanding Revolving Loans, outstanding Letter of Credit Obligations, amounts of its participations in Swing Loans and its pro rata share of unparticipated amounts in Swing Loans to exceed its Revolving Loan Commitment.

(iii)Voting Rights.  Notwithstanding anything set forth herein to the contrary, including Section 10.1, a Non-Funding Lender (other than a Non-Funding Lender who only holds fully funded Term Loans) shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” or a “Revolving Lender” (or be, or have its Loans and Commitments, included in the determination of “Required Lenders”, “Required Revolving Lenders” or “Lenders directly affected” pursuant to Section 10.1) for any voting or consent rights under or with respect to any Loan Document, provided that (A)  the Commitment of a Non-Funding Lender may not be increased, extended or reinstated, (B) the principal of a Non-Funding Lender’s Loans may not be reduced or forgiven, and (C) the interest rate applicable to Obligations owing to a Non-Funding Lender may not be reduced in such a manner that by its terms affects such Non-Funding Lender more adversely than other Lenders, in each case, without the consent of such Non-Funding Lender.  Moreover, for the purposes of determining Required Lenders and Required Revolving Lenders, the Loans, Letter of Credit Obligations, and Commitments held by Non-Funding Lenders shall be excluded from the total Loans and Commitments outstanding.

(iv)Borrower Payments to a Non-Funding Lender.  Agent shall be authorized to use all payments received by Agent for the benefit of any Non-Funding Lender pursuant to this Agreement to pay in full the Aggregate Excess Funding Amount to the appropriate Secured Parties.  Agent shall be entitled to hold as cash collateral in a non-interest bearing account up to an amount equal to such Non-Funding Lender’s pro rata share, without giving effect to any reallocation pursuant to subsection 2.11(e)(ii), of all Letter of Credit Obligations until the Facility Termination Date.  Upon any such unfunded obligations owing by a Non-Funding Lender becoming due and payable, Agent shall be authorized to use such cash collateral to make such payment on behalf of such Non-Funding Lender.  With respect to such Non-Funding Lender’s failure to fund Revolving Loans or purchase participations in Letters of Credit or Letter of Credit Obligations, any amounts applied by Agent to satisfy such funding shortfalls shall be deemed to constitute a Revolving Loan or amount of the participation required to be funded and, if necessary to effectuate the foregoing, the other Revolving Lenders shall be deemed to have sold, and such Non-Funding Lender shall be deemed to have purchased, Revolving Loans or Letter of Credit participation interests from the other Revolving Lenders until such time as the aggregate amount of the Revolving Loans and participations in Letters of Credit and Letter of Credit Obligations are held by the Revolving Lenders in accordance with their Commitment Percentages of the Aggregate Revolving Loan Commitment.  Any amounts owing by a Non-Funding Lender to Agent which are not paid when due shall accrue interest at the interest rate applicable during such period to Revolving Loans that are Base Rate Loans.  In the event that Agent is holding cash collateral of a Non-Funding Lender that cures pursuant to clause (v) below or ceases to be a Non-Funding Lender pursuant to the definition of Non-Funding Lender, Agent shall return the unused portion of such cash collateral to such Lender. The “Aggregate Excess Funding Amount” of a Non-Funding Lender shall be the aggregate amount of (A) all unpaid obligations owing by such Lender to Agent, L/C Issuers, Swingline Lender, and other Lenders under the Loan Documents, including such Lender’s pro rata share of all Revolving Loans, Letter of Credit Obligations and Swing  Loans, plus, without duplication, (B) all amounts of such Non-Funding Lender’s Letter of Credit Obligations and reimbursement obligations with respect to Swing Loans reallocated to other Lenders pursuant to subsection 2.11(e)(ii).

(v)Cure.  A Lender may cure its status as a Non-Funding Lender under clause (a) of the definition of Non-Funding Lender if such (A) Lender fully pays to Agent, on behalf of the applicable Secured Parties, the Aggregate Excess Funding Amount, plus all interest due thereon.  Any such cure shall not relieve any Lender from liability for breaching its contractual obligations hereunder and (B) timely funds the next Revolving Loan required to be funded by such Lender or makes the next reimbursement required to be made by such Lender.

(vi)Fees.  A Lender that is a Non-Funding Lender pursuant to clause (a) of the definition of Non-Funding Lender shall not earn and shall not be entitled to receive, and the Borrowers shall not be required to pay, such Lender’s portion of the Unused Commitment Fee during the time such Lender is a Non-Funding Lender pursuant to clause (a) thereof.  In the event that any reallocation of Letter of Credit Obligations occurs pursuant to subsection 2.11(e)(ii), during the period of time that such reallocation remains in effect, the Letter of

Credit Fee payable with respect to such reallocated portion shall be payable to (A) all Revolving Lenders based on their pro rata share of such reallocation or (B) to the L/C Issuer for any remaining portion not reallocated to any other Revolving Lenders.

(f)Procedures.  Agent is hereby authorized by each Credit Party and each other Secured Party to establish procedures (and to amend such procedures from time to time) to facilitate administration and servicing of the Loans and other matters incidental thereto.  Without limiting the generality of the foregoing, Agent is hereby authorized to establish procedures to make available or deliver, or to accept, notices, documents and similar items on, by posting to or submitting and/or completion on, E-Systems.  The posting, completion and/or submission by any Credit Party of any communication pursuant to an E System shall constitute a representation and warranty by the Credit Parties that any representation, warranty, certification or other similar statement required by the Loan Documents to be provided, given or made by a Credit Party in connection with any such communication is true, correct and complete except as expressly noted in such communication or E-System.

(g)Cashless Settlement.  Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans or Commitments in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrowers, Agent and such Lender.

2.12Borrower Representative.  Each Borrower hereby designates and appoints CryoLife as its representative and agent on its behalf (the “Borrower Representative”) for the purposes of issuing Notices of Borrowings, Notices of Conversion/Continuation, L/C Requests and Swingline Requests, delivering certificates including Compliance Certificates, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or Borrowers under the Loan Documents.  Borrower Representative hereby accepts such appointment.  Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from Borrower Representative as a notice or communication from all Borrowers.  Each warranty, covenant, agreement and undertaking made on behalf of a Borrower by Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

2.13Incremental Facilities.

(a)Requests.  The Borrowers may, by written notice of Borrower Representative to Agent (each, an “Incremental Facility Request”), request increases in the Term Loans or additional term loan facilities (each, an “Incremental Term Loan Commitment” and the term loans thereunder, an “Incremental Term Loan”) and/or increases in the Revolving Loan Commitments (each, an “Incremental Revolving Loan Commitment” and the loans thereunder, “Incremental Revolving Loans”; each Incremental Term Loan Commitment and each Incremental Revolving Loan Commitment are each sometimes referred to herein individually as an “Incremental Facility” and collectively as the “Incremental Facilities”) in Dollars in an unlimited amount from any Eligible Assignee; provided that no commitment of any Lender shall be increased without the consent of such Lender.  Such notice shall set forth (A) the amount of the Incremental Term Loan Commitment or Incremental Revolving Loan Commitment being requested, (B) the date (an “Incremental Effective Date”) on which such Incremental Facility is requested to become effective (which, unless otherwise agreed by Agent, shall not be less than 10 Business Days after the date of such notice), and (C) if an Incremental Term Loan Commitment, whether the related Incremental Term Loan is to be a LIBOR Rate Loan or a Base Rate Loan (and, if a LIBOR Rate Loan, the Interest Period therefor).

(b)Conditions.  No Incremental Facility shall become effective under this Section 2.13 unless, after giving effect to such Incremental Facility, the Loans to be made thereunder (and assuming that the entire amount of such Incremental Facility is funded), and the application of the proceeds therefrom:

(i)no Default or Event of Default shall exist at the time of funding; provided, that solely with respect to an Incremental Term Loan the proceeds of which are intended to and shall be used to finance substantially contemporaneously a Permitted Acquisition, the Persons providing such Incremental Term Loan may agree to a “Funds Certain Provision” that does not impose as a condition to funding thereof that no Default or Event of Default (other than a Default or Event of Default under Section 8.1(a), Section 8.1(f) or Section 8.1(g)) exists at the time such Permitted Acquisition is consummated;

(ii)as of the last day of the most recent Fiscal Quarter for which financial statements have been delivered (or were required to have been delivered) under Section 5.1, the Leverage Ratio recomputed on a pro forma basis shall not exceed (x) with respect to any Incremental Facility the proceeds of which are to be used solely to fund a Permitted Acquisition, the lesser of (A) 3.25:1.00 and (B) the maximum Leverage Ratio permitted under Section 7.1; and (y) with respect to any Incremental Facility the proceeds of which are to be used for any other permitted purpose under this Agreement, the lesser of (A) 2.75:1.00 and (B) the maximum Leverage Ratio permitted under Section 7.1; and

(iii)Agent shall have received a certificate of a Responsible Officer of Borrower Representative certifying as to the foregoing.

(c)Terms.

(i)The final maturity date of any Incremental Term Loan that is a separate Class shall be no earlier than the maturity date of the Initial Term Loans and the Weighted Average Life to Maturity of any such Incremental Term Loan shall not be shorter than the Weighted Average Life to Maturity of the Initial Term Loans.

(ii)If the initial all-in yield (including interest rate margins, any interest rate floors, original issue discount and upfront fees (based on the lesser of a four-year average life to maturity or the remaining life to maturity), but excluding reasonable and customary arrangement, structuring and underwriting fees with respect to such Incremental Term Loan) applicable to any Incremental Term Loan exceeds by more than 0.50% per annum the corresponding all-in yield (determined on the same basis) applicable to the Revolving Loans, the then outstanding Initial Term Loans or any outstanding prior Incremental Term Loan or Extended Term Loans, (each, an “Existing Facility” and the amount of such excess above 0.50% being referred to herein as the “Yield Differential”), then the Applicable Margin with respect to each Existing Facility, as the case may be, shall automatically be increased by the Yield Differential, effective upon the making of such Incremental Term Loan (it being agreed that to the extent the all-in-yield with respect to such Incremental Term Loan is greater than the all-in-yield of an Existing Facility solely as a result of a higher LIBOR floor, then the increased interest rate applicable to an Existing Facility shall be effected solely by increasing the LIBOR floor applicable thereto).

(iii)Except with respect to amortization, pricing and final maturity as set forth in this Section 2.3(c) or as otherwise approved by Agent, any Incremental Term Loan that is a separate Class shall be on terms consistent with the Initial Term Loans.

(iv)Any Incremental Revolving Loans shall be on the same terms (as amended from time to time) (including all-in pricing and maturity date) as, and pursuant to documentation applicable to, the initial Revolving Loans; provided, however, that the foregoing shall not prohibit the making of an Extension Offer in accordance with Section 10.1(f) concurrently with a request for Incremental Revolving Loan Commitments.

(d)Required Amendments.  Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Facility, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence of such Incremental Facility and the Loans evidenced thereby, and any joinder agreement or amendment (each an “Incremental Joinder Agreement”) may without the consent of the other Lenders effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of Agent and Borrowers, to effect the provisions of this Section 2.13(d) (including any amendments that are made to effectuate changes necessary to enable any Incremental Term Loans that are intended to be of the same Class as the Initial Term Loans made on the Closing Date to be of the same Class as such Initial Term Loans, which shall include any amendments to Section 2.8(a) that do not reduce the ratable amortization received by each Lender thereunder.  For the avoidance of doubt, this Section 2.13(d) shall supersede any provisions in Section 10.1.  From and after each Incremental Effective Date, the Loans and Commitments established pursuant to this Section 2.13(d) shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the guarantees and security interests created by the applicable Collateral Documents.  The Credit Parties shall take any actions reasonably required by Agent to ensure and/or demonstrate that the Liens and security interests granted by the applicable Collateral Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such new Loans and Commitments, including compliance with Section 5.13(c).  Each of the parties hereto hereby agrees that Agent may, in consultation with Borrower Representative, take any and all action as may be reasonably necessary to ensure that all Incremental Term Loans which are not separate Classes, when originally made, are included in each Borrowing of outstanding Term Loans on a pro rata basis. This may be accomplished by requiring each outstanding Borrowing of Term Loans that are LIBOR Rate Loans to be converted into a Borrowing of Term Loans that are Base Rate Loans on the date of each such Incremental Term Loan, or by allocating a portion of each such Incremental Term Loan to each outstanding Borrowing of Term Loans that are LIBOR Rate Loans on a pro rata basis.  Any conversion of LIBOR Rate Loans to Base Rate Loans required by the preceding sentence shall be subject to Section 11.4.  If any Incremental Term Loan is to be allocated to an existing Interest Period for a Borrowing of LIBOR Rate Loans, then the interest rate thereon for such Interest Period shall be as set forth in the applicable Incremental Joinder Agreement. In addition the scheduled amortization payments under Section 2.8(a) required to be made after the making of any Incremental Term Loans which are not separate Classes shall be ratably increased by the aggregate principal amount of such Incremental Term Loans for all Lenders on a pro rata basis to the extent necessary to avoid any reduction in the amortization payments to which the Term Lenders were entitled before such recalculation.  Each of the parties hereto hereby agrees that Agent may, in consultation with Borrower, take any and all action as may be reasonably necessary to ensure that, upon the effectiveness of each Incremental Revolving Loan Commitment, (i) Revolving Loans made under such Incremental Revolving Loan Commitment are included in each Borrowing of outstanding Revolving Loans on a pro rata basis and (ii) the Lender providing each Incremental Revolving Loan Commitment shares ratably in the aggregate principal amount of all outstanding Revolving Loans, Swing Loans and Letter of Credit Obligations.

ARTICLE III

CONDITIONS PRECEDENT

3.1Conditions to Effectiveness.  The obligation of each Lender to make its Loans on the Closing Date and of each L/C Issuer to Issue, or cause to be Issued, any Letters of Credit on the Closing Date is subject to satisfaction (or waiver in accordance with Section 10.1 hereof) of the following conditions, except to the extent permitted to be satisfied after the Closing Date pursuant to Section 5.14:

(a)Loan Documents.  Agent shall have received on or before the Closing Date all of the agreements, documents, instruments and other items set forth on the Closing Checklist attached hereto as Exhibit 3.1, other than those that are specified in Schedule 5.14 as permitted to be delivered after the Closing Date, each in form and substance reasonably satisfactory to Agent.  Notwithstanding the foregoing or any other provision in any Loan Documents to the contrary, to the extent a perfected security interest in any Collateral (the security interest in respect of which cannot be perfected by means of the filing of a UCC financing statement, the making of a federal intellectual property filing or delivery of possession of capital stock or other certificated security (with respect to the Stock of the Acquired Business, to the extent delivered under the Acquisition Agreement)) is not able to be provided on the Closing Date after Borrower Representative’s use of commercially reasonable efforts to do so, the perfection of such security interest in such Collateral will not constitute a condition precedent to the availability of the initial Loans and Letters of Credit on the Closing Date;

(b)Related Transactions.  The Related Transactions shall have closed (or will be closed concurrently with the funding of the Credit Facilities) in accordance with the Related Agreements (without any amendment, modification or waiver of such conditions or any of the other provisions thereof that would be materially adverse to the Lenders without the consent of Agent); provided that (i) a reduction in the purchase price under the Merger Agreement shall not be deemed to be materially adverse to the Lenders so long as such decrease shall be allocated (1) first, at the option of the Borrowers, to a reduction in the Equity Contribution until the Equity Contribution shall equal the Minimum Equity Contribution and (2) thereafter (A) to a reduction in any amounts to be funded under the Aggregate Term Loan Commitment and (B) to the Equity Contribution on a pro rata basis, (ii) any amendment or waiver to the terms of the Merger Agreement that has the effect of increasing the cash consideration required to be paid thereunder on the Closing Date shall not be deemed to be materially adverse to the Lenders if such increase is funded with an increase in the aggregate amount of the Equity Contribution, (iii) any purchase price adjustment expressly contemplated by the Merger Agreement (including any working capital purchase price adjustment) shall not be considered an amendment or waiver of the Merger Agreement and (iv) any change to the definition of “Company Material Adverse Effect” contained in the Merger Agreement shall be deemed to be materially adverse to the Lenders.  Agent shall have received satisfactory evidence that the consideration paid by Borrower Representative for the Closing Date Acquisition included cash and common Stock of Borrower Representative (the “Equity Contribution”) with an aggregate value of no less than $55,000,000 (the “Minimum Equity Contribution”);

(c)Reserved.

(d)No Litigation.    There shall not exist any order, injunction or decree of any Governmental Authority restraining or prohibiting the funding of the Loans hereunder.

(e)Material Adverse Effect.  Since September 30, 2015, there shall not have occurred any Company Material Adverse Effect; and

(f)Representations and Warranties.  The representations and warranties (i) of the Borrowers and the other Credit Parties contained in Sections 4.1(a)(i), 4.1(b) (solely as it relates to the Loan Documents), 4.2(a)(i), 4.2(a)(iii), 4.3 (solely with respect to the execution, delivery and performance of the Loan Documents), 4.4, 4.8, 4.13, 4.14 and 4.22 of this Agreement and Section 4.2 of the Guaranty and Security Agreement shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) and (ii) set forth in Articles III and IV of the Merger Agreement as are material to the interests of Agent and the Lenders shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) but only to the extent that Borrower Representative has the right to terminate its obligations under the Merger Agreement or to not consummate the Closing Date Acquisition as a result of the failure of such representations and warranties to be true and correct as set forth above.

For the purpose of determining satisfaction with the conditions specified in this Section 3.1, each Lender that has signed and delivered this Agreement shall be deemed to have accepted, and to be satisfied with, each document or other matter required under this Section 3.1 unless Agent shall have received written notice from such Lender prior to the Closing Date specifying its objection thereto.

3.2Conditions to Certain Borrowings.  Except as otherwise expressly provided herein, no Lender or L/C Issuer shall be obligated to fund any Loan or incur any Letter of Credit Obligation,  in each instance, after funding of the initial Loans on the Closing Date, if, as of the date thereof:

(a)any representation or warranty by any Credit Party contained herein or in any other Loan Document is untrue or incorrect in any material respect (without duplication of any materiality qualifier contained therein) as of such date, except to the extent that such representation or warranty expressly relates to an earlier date (in which event such representations and warranties were untrue or incorrect in any material respect (without duplication of any materiality qualifier contained therein) as of such earlier date), and (i) with respect to Revolving Loans or Issuances of Letters of Credit, Agent or Required Revolving Lenders have determined not to make such Loan or incur such Letter of Credit Obligation as a result of the fact that such representation or warranty is untrue or incorrect or (ii) with respect to Incremental Term Loans, the Persons providing such Incremental Term Loan have determined not to make such Incremental Term Loan as a result of the fact that such representation or warranty is untrue or incorrect unless, with respect to an Incremental Term Loan the proceeds of which are used to finance substantially contemporaneously a Permitted Acquisition, the Persons providing such Incremental Term Loan have agreed to not impose as a condition to funding thereof that such representations and warranties are true and correct at the time the Permitted Acquisition is consummated; or

(b)(i) with respect to Revolving Loans or Issuances of Letters of Credit, any Default or Event of Default has occurred and is continuing or would result after giving effect to any Loan (or the incurrence of any Letter of Credit Obligation), and Agent or Required Revolving Lenders shall have determined not to make such Revolving Loan or incur any Letter of Credit Obligation as a result of that Default or Event of Default or (ii) with respect to Incremental Term Loans, the conditions set forth in Section 2.13(b)(ii) shall not be or have been satisfied; or

(c)after giving effect to any Revolving Loan (or the incurrence of any Letter of Credit Obligations), the aggregate outstanding amount of the Revolving Loans would exceed the Maximum Revolving Loan Balance;

The request by Borrower Representative and acceptance by Borrowers of the proceeds of any Loan or the incurrence of any Letter of Credit Obligations shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by Borrowers that (x) except with respect to Incremental Term Loans if and as applicable as provided in Section 3.2(a)(ii) above, each representation and warranty by any Credit Party contained herein or in any other Loan Document is true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such date, except to the extent that such representation or warranty expressly relates to an earlier date (in which event such representations and warranties were true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date) and (y) the conditions in this Section 3.2 (without regard to any determination or agreement made or to be made by Agent, Required Revolving Lenders or providers of any Incremental Term Loan under Section 3.2(a)(i) or Section 3.2(a)(ii)) have been satisfied and (ii) a reaffirmation by each Credit Party of the granting and continuance of Agent’s Liens, on behalf of itself and the Secured Parties, pursuant to the Collateral Documents.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Credit Parties, jointly and severally, represent and warrant to Agent and each Lender that the following are, and after giving effect to the Related Transactions will be, true, correct and complete:

4.1Corporate Existence and Power.  Each Credit Party and each of their respective Subsidiaries:

(a)is a corporation, limited liability company or limited partnership, as applicable, (i) duly organized and validly existing and (ii) in good standing, in each case under the laws of the jurisdiction of its incorporation, organization or formation, as applicable;

(b)has the power and authority and all governmental licenses, authorizations, Permits, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver, and perform its obligations under the Loan Documents to which it is a party;

(c)is duly qualified as a foreign corporation, limited liability company or limited partnership, as applicable, and licensed and in good standing, under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification or license; and

(d)is in compliance with all Requirements of Law;

except, in each case referred to in clause (a)(ii), (b)(i), (c) or clause (d), to the extent that the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.2Corporate Authorization; No Contravention.

(a)The execution, delivery and performance by each of the Credit Parties of this Agreement and by each of the Credit Parties and each of their respective Subsidiaries of any other Loan Document to which such Person is party, have been duly authorized by all necessary action, and do not and will not:

(i)contravene the terms of any of that Person’s Organization Documents;

(ii)conflict with or result in any material breach or contravention of, or result in the creation of any Lien under, any document evidencing any material Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its Property is subject; or

(iii)  violate any material Requirement of Law in any material respect.

(b)As of the Closing Date, Schedule 4.2 of the Disclosure Letter sets forth the authorized Stock and Stock Equivalents of each of the Credit Parties and each of their respective Subsidiaries.  All issued and outstanding Stock and Stock Equivalents of each of the Credit Parties and each of their respective Subsidiaries are duly authorized and validly issued, fully paid, non-assessable (other than Stock in limited liability companies and partnerships), and free and clear of all Liens other than Permitted Liens.  All such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities.  As of the Closing Date, all of the issued and outstanding Stock and Stock Equivalents of the other Subsidiaries of CryoLife is owned by the Persons and in the amounts set forth on Schedule 4.2 of the Disclosure Letter.  Except as set forth on Schedule 4.2 of the Disclosure Letter, as of the Closing Date there are no pre-emptive or other outstanding rights, options, warrants, conversion rights or other similar agreements or understandings for the purchase or acquisition of any Stock and Stock Equivalents of any Credit Party.

4.3Governmental Authorization.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution of, delivery or performance by, or enforcement against any Credit Party of, this Agreement or any other Loan Document except (a) for recordings and filings in connection with the Liens granted to Agent under the Collateral Documents and (b) those obtained or made on or prior to the Closing Date.

4.4Binding Effect.  This Agreement and each other Loan Document to which any Credit Party or any Subsidiary of any Credit Party is a party constitute the legal, valid and binding obligations of each such Person which is a party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

4.5Litigation.  Except as specifically disclosed in Schedule 4.5 of the Disclosure Letter, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of each Credit Party, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, against any Credit Party, any Subsidiary of any Credit Party or any of their respective Properties which:

(a)purport to affect or pertain to this Agreement, any other Loan Document or any of the transactions contemplated hereby or thereby; or

(b)would reasonably be expected to result in equitable relief or monetary judgment(s), individually or in the aggregate, having a Material Adverse Effect.

No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.  Except as specifically disclosed in Schedule 4.5 of the Disclosure Letter, as of the Closing Date, no Credit Party or any Subsidiary of any Credit Party is the subject of an audit by the IRS or other Governmental Authority or, to each Credit Party’s knowledge, any review or investigation by the IRS or other Governmental Authority concerning the violation or possible violation of any Requirement of Law.

4.6No Default.  No Default or Event of Default exists or would result from the incurring of any Obligations by any Credit Party or the grant or perfection of Agent’s Liens on the Collateral.  No Credit Party and no Subsidiary of any Credit Party is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, would reasonably be expected to have a Material Adverse Effect.

4.7ERISA Compliance.  Schedule 4.7 of the Disclosure Letter sets forth, as of the Closing Date, a complete and correct list of, and that separately identifies, (a) all Title IV Plans, (b) all Multiemployer Plans and (c) all material Benefit Plans.  To the knowledge of the Credit Parties, each Benefit Plan, and each trust thereunder, intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law so qualifies.  Except for any of the following that would not, in the aggregate, have a Material Adverse Effect, (x) each Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other Requirements of Law, (y) there are no existing or pending (or to the knowledge of any Credit Party, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which any Credit Party incurs any obligation or any Liability or otherwise has or could have an obligation or any Liability and (z) no ERISA Event is reasonably expected to occur.  On the Closing Date, no ERISA Event has occurred in connection with which obligations and liabilities (contingent or otherwise) remain outstanding.  On the Closing Date, no ERISA Affiliate would have any Withdrawal Liability as a result of a complete withdrawal from any Multiemployer Plan on the date this representation is made.

4.8Use of Proceeds; Margin Regulations.  The proceeds of the Loans are intended to be and shall be used solely for the purposes set forth in and permitted by Section 5.10, and are intended to be and shall be used in compliance with Section 6.8.  No Credit Party and no Subsidiary of any Credit Party is engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.  Proceeds of the Loans shall not be used for the purpose of purchasing or carrying Margin Stock.

4.9Title to Properties.  Each of the Credit Parties and each of their respective Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all Real Estate, and good and valid title to all owned personal property and valid leasehold interests in all leased personal property, in each instance, necessary or used in the ordinary conduct of their respective businesses.  The Property of the Credit Parties and its Subsidiaries is subject to no Liens, other than Permitted Liens.  As of the Closing Date, none of the Credit Parties or their Subsidiaries own any Real Estate in fee simple.

4.10Taxes.  All (a) U.S. federal and state income Tax returns, reports and statements and (b) all other material Tax returns, reports and statements (such returns, reports and statements described in clauses (a) and (b) above collectively, the “Tax Returns”) required to be filed by any Tax Affiliate have been filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed, all such Tax Returns are true and correct in all material respects, and all Taxes reflected therein or otherwise due and payable have been paid prior to the date on which any Liability may be added thereto for non-payment thereof except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Tax Affiliate in accordance with GAAP.  As of the Closing Date, except as set forth on Schedule 4.10 of the Disclosure Letter no Tax Return is under audit or examination by any Governmental Authority and no written notice of such an audit or examination or any written assertion of any claim for Taxes has been given or made by any Governmental Authority.  Proper and accurate amounts have been withheld by each Tax Affiliate from payments to their respective employees for all periods in full and complete compliance in all material respects with the tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities.  No Tax Affiliate has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or has been a member of an affiliated, combined or unitary group other than the group of which a Tax Affiliate is the common parent.

4.11Financial Condition.

(a)Each of the audited consolidated balance sheets of Borrowers and their Subsidiaries dated December 31, 2012, December 31, 2013, and December 31, 2014 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the Fiscal Years ended on such dates:

(x)were prepared in accordance with GAAP consistently applied throughout the respective periods covered thereby, except as otherwise expressly noted therein, subject to, in the case of the unaudited interim financial statements, normal year-end adjustments and the lack of footnote disclosures; and

(y)present fairly in all material respects the consolidated financial condition of the Borrowers and their Subsidiaries as of the dates thereof and results of operations for the periods covered thereby.

(b)Since December 31, 2014, there has been no Material Adverse Effect.

(c)The Credit Parties and their Subsidiaries have no Indebtedness other than Indebtedness permitted pursuant to Section 6.5 and have no Contingent Obligations other than Contingent Obligations permitted pursuant to Section 6.9.

(d)The pro forma unaudited consolidated balance sheet of the Borrowers and their Subsidiaries dated November 30, 2015 delivered on the Closing Date was prepared by the Borrowers giving pro forma effect to the funding of the Loans and Related Transactions, was based on the unaudited consolidated balance sheets of the Borrowers and their Subsidiaries dated November 30, 2015, and was prepared in accordance with GAAP, with only such adjustments thereto as would be required in a manner consistent with GAAP.

(e)All financial performance projections delivered to the Agent represent the Borrowers’ best good faith estimate of future financial performance and are based on assumptions believed by the Borrowers to be fair and reasonable in light of current market conditions, it being acknowledged and agreed by the Agent and Lenders that  projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by such projections may differ from the projected results

4.12Environmental Matters.  Except as set forth on Schedule 4.12 of the Disclosure Letter (a) the operations of each Credit Party and each Subsidiary of each Credit Party are and have been in compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all Permits required by any applicable Environmental Law, other than non-compliances that, in the aggregate, would not have a reasonable likelihood of resulting in Material Environmental Liabilities to any Credit Party or any Subsidiary of any Credit Party, (b) no Credit Party and no Subsidiary of any Credit Party is party to, and no Credit Party and no Subsidiary of any Credit Party and no Real Estate currently (or to the knowledge of any Credit Party previously) owned, leased, subleased, operated or otherwise occupied by or for any such Person is subject to or the subject of, any Contractual Obligation or any pending (or, to the knowledge of any Credit Party, threatened) order, action, investigation, suit, proceeding, audit, claim, demand, dispute or notice of violation or of potential liability or similar notice relating in any manner to any Environmental Law other than those that, in the aggregate, would not have a reasonable likelihood of resulting in Material Environmental Liabilities to a Credit Party or Subsidiary of a Credit Party, (c) no Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities has attached to any property of any Credit Party or any Subsidiary of any Credit Party and, to the knowledge of any Credit Party, no facts, circumstances or conditions exist that could reasonably be expected to result in any such Lien attaching to any such property, (d) no Credit Party and no Subsidiary of any Credit Party has caused or suffered to occur a Release of Hazardous Materials at, to or from any Real Estate of any such Person and each such Real Estate is free of contamination by any Hazardous Materials except for such Release or contamination that would not reasonably be expected to result, in the aggregate, in Material Environmental Liabilities to a Credit Party or Subsidiary of a Credit Party, (e) no Credit Party and no Subsidiary of any Credit Party (i) is or has been engaged in, or has permitted any current or former tenant to engage in, operations or (ii) knows of any facts, circumstances or conditions, including receipt of any information request or notice of potential responsibility under the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §§ 9601 et seq.) or similar Environmental Laws, that, in the aggregate, would have a reasonable likelihood of resulting in Material Environmental Liabilities to a Credit Party or Subsidiary of a Credit Party and (f) each Credit Party has made available to Agent copies of all existing environmental reports, reviews and audits and all documents pertaining to actual or potential Environmental Liabilities, in each case to the extent such reports, reviews, audits and documents are in their possession, custody or control.

4.13Regulated Entities.  None of any Credit Party, any Person controlling any Credit Party, or any Subsidiary of any Credit Party, is (a) an “investment company” within the meaning of the Investment Company Act of 1940 or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other federal or state statute, rule or regulation limiting its ability to incur Indebtedness, pledge its assets or perform its obligations under the Loan Documents.

4.14Solvency.  Both before and immediately after giving effect to (a) the Loans made and Letters of Credit Issued on or prior to the date this representation and warranty is made or remade, (b) the disbursement of the proceeds of such Loans to or as directed by Borrower Representative, (c) the consummation of the Related Transactions and (d) the payment and accrual of all transaction costs in connection with the foregoing, the Borrower Representative and its Subsidiaries, taken as a whole, are Solvent.

4.15Labor Relations.  There are no strikes, work stoppages, slowdowns or lockouts existing, pending (or, to the knowledge of any Credit Party, threatened) against or involving any Credit Party or any Subsidiary of any Credit Party, except for those that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.  Except as set forth on Schedule 4.15 of the Disclosure Letter, as of the Closing Date, (a) there is no collective bargaining or similar agreement with any union, labor organization, works council or similar representative covering any employee of any Credit Party or any Subsidiary of any Credit Party, (b) no petition for certification or election of any such representative is existing or pending with respect to any employee of any Credit Party or any Subsidiary of any Credit Party and (c) no such representative has sought certification or recognition with respect to any employee of any Credit Party or any Subsidiary of any Credit Party.

4.16Intellectual Property.  Each Credit Party and each Subsidiary of each Credit Party owns, or is licensed to use, all Intellectual Property necessary to conduct its business as currently conducted except for such Intellectual Property the failure of which to own or license would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  To the knowledge of each Credit Party, (a) the conduct and operations of the businesses of each Credit Party and each Subsidiary of each Credit Party does not infringe, misappropriate, dilute, violate or otherwise impair any Intellectual Property owned by any other Person and (b) no other Person has contested any right, title or interest of any Credit Party or any Subsidiary of any Credit Party in, or relating to, any Intellectual Property, other than, in each case, as cannot reasonably be expected to affect the Loan Documents and the transactions contemplated therein and would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.17Subsidiaries.  As of the Closing Date, no Credit Party has any Subsidiaries or equity investments in any other corporation or entity other than those specifically disclosed on Schedule 4.2 of the Disclosure Letter.

4.18Brokers’ Fees; Transaction Fees.  Except as disclosed on Schedule 4.18 of the Disclosure Letter and except for fees payable to Agent and Lenders, none of the Credit Parties or any of their respective Subsidiaries has any obligation to any Person in respect of any finder’s, broker’s or investment banker’s fee in connection with the transactions contemplated hereby.

4.19Insurance.    Each of the Credit Parties and each of their respective Subsidiaries and their respective Properties are insured with financially sound and reputable insurance companies which are not

Affiliates of the Borrowers, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar Properties in localities where such Person operates.  A true and complete listing of such insurance, including issuers, coverages and deductibles, has been provided to the Agent.

4.20Merger Agreement.  As of the Closing Date, the Borrowers have delivered to Agent a complete and correct copy of the Merger Agreement (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other material documents delivered pursuant thereto or in connection therewith).

4.21Full Disclosure.  None of the representations or warranties made by any Credit Party or any of their Subsidiaries in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in each exhibit, report, statement or certificate furnished by or on behalf of any Credit Party or any of their Subsidiaries in connection with the Loan Documents (including the offering and disclosure materials, if any, delivered by or on behalf of any Credit Party to the Lenders prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, when taken as a whole, not materially misleading as of the time when made or delivered.

4.22Foreign Assets Control Regulations; Anti-Money Laundering; Anti-Corruption Practices.

(a)Each Credit Party and each Subsidiary of each Credit Party is in compliance in all material respects with all U.S. economic sanctions laws, Executive Orders and implementing regulations (“Sanctions”) as administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) and the U.S. State Department.  No Credit Party and no Subsidiary of a Credit Party (i) is a Person on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”), (ii) is a person who is otherwise the target of U.S. economic sanctions laws such that a U.S. person cannot deal or otherwise engage in business transactions with such person, (iii) is a Person organized or resident in a country or territory subject to comprehensive Sanctions (a “Sanctioned Country”), or (iv) is owned or controlled by (including by virtue of such Person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any Person on the SDN List or a government of a Sanctioned Country such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited by U.S. law.

(b)Each Credit Party and each Subsidiary of each Credit Party is in compliance with all laws related to terrorism or money laundering including: (i) all applicable requirements of the Currency and Foreign Transactions Reporting Act of 1970 (31 U.S.C. 5311 et. seq., (the Bank Secrecy Act)), as amended by Title III of the Patriot Act, (ii) the Trading with the Enemy Act, (iii) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (66 Fed. Reg. 49079), any other enabling legislation, executive order or regulations issued pursuant or relating thereto and (iv) other applicable federal or state laws relating to “know your customer” or anti-money laundering rules and regulations. No action, suit or proceeding by or before any court or Governmental Authority with respect to compliance with such anti-money laundering laws is pending or threatened to the knowledge of each Credit Party and each Subsidiary of each Credit Party.

(c)Each Credit Party and each Subsidiary of each Credit Party is in compliance in all material respects with all applicable anti-corruption laws, including the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”) and the U.K. Bribery Act 2010 (“Anti-Corruption Laws”).  None of the Credit Party or any Subsidiary, nor to the knowledge of the Credit Party, any director, officer, agent, employee, or other person acting on behalf of the Credit Party or any Subsidiary, has taken any action, directly or indirectly, that would result in a violation of applicable Anti-Corruption Laws.

The Credit Party and each Subsidiary has instituted and will continue to maintain policies and procedures designed to promote compliance with applicable Anti-Corruption Laws.

4.23FDA Regulatory Compliance.

(a)Each of the Credit Parties and their Subsidiaries have all Registrations from FDA or other Governmental Authority required to conduct their respective businesses as currently conducted.  Each of the Registrations is valid and subsisting in full force and effect.  Except as set forth in Schedule 4.23 of the Disclosure Letter, to the knowledge of the Credit Parties and their Subsidiaries, the FDA is not considering limiting, suspending, or revoking such Registrations or changing the marketing classification or labeling of the products of the Credit Parties and their Subsidiaries.  To the knowledge of the Credit Parties and their Subsidiaries, there is no false or misleading information or significant omission in any product application or other submission to FDA or any comparable Governmental Authority.  The Credit Parties and their Subsidiaries have fulfilled and performed their obligations under each Registration in all material respects, and no event has occurred or condition or state of facts exists which would constitute a breach or default or would cause revocation or termination of any such Registration that could reasonably be expected to result in a Material Adverse Effect.  To the knowledge of the Credit Parties and their Subsidiaries, any third party that is a manufacturer or contractor for the Credit Parties and their Subsidiaries is in compliance with all Registrations from the FDA or comparable Governmental Authority insofar as they pertain to the manufacture of product components or products for the Credit Parties and their Subsidiaries.

(b)All products developed, manufactured, tested, distributed or marketed by or on behalf of the Credit Parties and their Subsidiaries that are subject to the jurisdiction of the FDA or comparable Governmental Authority have been and are being developed, tested, manufactured, distributed and marketed in compliance with the FDA Laws or any other applicable Requirement of Law, including, without limitation, pre-market notification, good manufacturing practices, labeling, advertising, record-keeping, and adverse event reporting, except where a failure to be in compliance could not reasonably be expected to result in a Material Adverse Effect, and have been and are being tested, investigated, distributed, marketed, and sold in compliance in all material respects with FDA Laws or any other applicable Requirement of Law, except where a failure to be in compliance could not reasonably be expected to result in a Material Adverse Effect.

(c)Except as could not reasonably be expected to result in a Material Adverse Effect, (i) the Credit Parties and their Subsidiaries are not subject to any obligation arising under an administrative or regulatory action, FDA inspection, FDA warning letter, FDA notice of violation letter, or other notice, response or commitment made to or with the FDA or any comparable Governmental Authority, and (ii) the Credit Parties and their Subsidiaries have made all notifications, submissions, and reports required by any such obligation, and all such notifications, submissions and reports were true, complete, and correct in all material respects as of the date of submission to FDA or any comparable Governmental Authority.

(d)Since December 31, 2014, no product has been seized, withdrawn, recalled, detained, or become subject to a suspension of manufacturing except as disclosed on Schedule 4.23 of the Disclosure Letter, and there are no facts or circumstances reasonably likely to cause, (i) the seizure, denial, withdrawal, recall, detention, field correction, safety alert or suspension of manufacturing relating to any product; (ii) a change in the labeling of any product; or (iii) a termination, seizure or suspension of marketing of any product, which would, in each case, reasonably be expected to result in a Material Adverse Effect.  Except as could not reasonably be expected to result in a Material Adverse Effect, no proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, suspension, import detention, or seizure of any product are pending or, to the knowledge of the Credit Parties and their Subsidiaries, threatened against the Credit Parties and their Subsidiaries.

4.24Healthcare Regulatory Compliance.

(a)To the knowledge of the Credit Parties and their Subsidiaries, none of the Credit Parties, their Subsidiaries and their other Affiliates, nor any officer, director, managing employee or agent (as those terms are defined in 42 C.F.R. § 1001.1001) thereof, is a party to, or bound by, any order, individual integrity agreement, corporate integrity agreement or other formal or informal agreement with any Governmental Authority concerning compliance with Federal Health Care Program Laws.

(b)To the knowledge of the Credit Parties and their Subsidiaries, none of the Credit Parties, their Subsidiaries and their other Affiliates, nor any officer, director, managing employee or agent (as those terms are defined in 42 C.F.R. § 1001.1001) thereof:  (i) has been charged with or convicted of any criminal offense relating to the delivery of an item or service under any Federal Health Care Program; (ii) has been debarred, excluded or suspended from participation in any Federal Health Care Program; (iii) has had a civil monetary penalty assessed against it, him or her under Section 1128A of the SSA; (iv) is currently listed on the General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs; or (v) to the knowledge of the Borrowers, is the target or subject of any current or potential investigation relating to any Federal Health Care Program-related offense.

(c)None of the Credit Parties, their Subsidiaries and their other Affiliates,  nor any officer, director, managing employee or agent (as those terms are defined in 42 C.F.R. § 1001.1001):  has engaged in any activity that is in violation, to the extent such violation could reasonably be expected to result in a Material Adverse Effect to any Credit Party or their Subsidiaries, of the federal Medicare or federal or state Medicaid statutes, Sections 1128, 1128A, 1128B, 1128C or 1877 of the SSA (42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b, 1320a-7c and 1395nn), the federal TRICARE statute (10 U.S.C. § 1071 et seq.), the civil False Claims Act of 1863 (31 U.S.C. §  3729 et seq.), criminal false claims statutes (e.g., 18 U.S.C. §§ 287 and 1001), the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. § 3801 et seq.), the anti-fraud and related provisions of the Health Insurance Portability and Accountability Act of 1996 (e.g., 18 U.S.C. §§ 1035 and 1347), or related regulations or other federal or state laws and regulations relating to healthcare fraud or government healthcare programs (collectively, “Federal Health Care Program Laws”), including the following:

(i)knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment;

(ii)knowingly and willfully making or causing to be made a false statement or representation of a material fact for use in determining rights to any benefit or payment;

(iii)knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or kind (1) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part under any Federal Health Care Program; or (2) in return for purchasing, leasing, or ordering, or arranging, or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part under any Federal Health Care Program;

(iv)knowingly and willfully offering or paying any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind, to any person to induce such person (1) to refer an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part under a Federal Health Care Program; or (2) to purchase, lease, order or arrange for or recommend purchasing, leasing or ordering any good, facility, service or item for which payment may be made in whole or in part under a Federal Health Care Program; or

(v)any other activity that violates any state or federal law relating to prohibiting fraudulent, abusive or unlawful practices connected in any way with the provision of health care items or services or the billing for such items or services provided to a beneficiary of any Federal Health Care Program.

(d)To the knowledge of the Borrowers, no person has filed or has threatened to file against any Credit Party, any of their Subsidiaries or other Affiliates an action under any federal or state whistleblower statute, including without limitation, under the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.).

4.25Reimbursement Coding.    To the extent the Credit Parties or any of their Subsidiaries provide to their customers or any other Persons reimbursement coding or billing advice regarding products offered for sale by the Credit Parties and their Subsidiaries, such advice is complete and accurate in all material respects, conforms to the applicable American Medical Association’s Current Procedural Terminology (CPT), the International Classification of Disease, Ninth Revision, Clinical Modification (ICD 9 CM), and other applicable coding systems, and the advice can be relied upon to create accurate claims for reimbursement by federal, state and commercial payors.

4.26HIPAA.    Each of the Credit Parties and their Subsidiaries is in compliance with the provisions of all business associate agreements (as such term is defined by HIPAA) to which it is a party except for the non-compliance of which would not have a reasonable likelihood of resulting in a Material Adverse Effect and to the knowledge of each of the Credit Parties and their Subsidiaries has implemented adequate policies, procedures and training designed to assure continued compliance and to detect non-compliance.

ARTICLE V

AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that until the Facility Termination Date:

5.1Financial Statements.  Each Credit Party shall maintain, and shall cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit the preparation of financial statements in conformity with GAAP (provided that unaudited interim financial statements shall not be required to have footnote disclosures and are subject to normal year-end adjustments).  The Borrowers shall deliver to Agent and each Lender by Electronic Transmission and in detail reasonably satisfactory to Agent and the Required Lenders:

(a)as soon as available, but not later than ninety (90) days after the end of each Fiscal Year, a copy of the audited consolidated balance sheets of the Borrowers and each of their Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, and accompanied by the unqualified opinion of any “Big Four” or other nationally recognized independent public accounting firm reasonably acceptable to the Agent which report shall state that such consolidated financial statements present fairly in all material respects the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years; and

(b)as soon as available, but not later than forty-five (45) days after the end of each fiscal quarter of each year, a copy of the unaudited consolidated balance sheets and statements of income of the Borrowers and each of their Subsidiaries, and the related statements of shareholders’ equity and cash flows as of the end of such quarter and for the portion of the Fiscal Year then ended, all certified on behalf of the Borrowers by an appropriate Responsible Officer of the Borrower Representative as being complete and correct and fairly presenting, in all material respects, in accordance with GAAP, the financial position and the results of operations of the Borrowers and their Subsidiaries, subject to normal year-end adjustments and absence of footnote disclosures.

5.2Certificates; Other Information.  The Borrowers shall furnish to Agent and each Lender by Electronic Transmission:

(a)together with each delivery of financial statements pursuant to subsections 5.1(a) and (b), (i) a management report, in reasonable detail, signed by the chief financial officer of the Borrower Representative, describing the operations and financial condition of the Credit Parties and their Subsidiaries for the month and the portion of the Fiscal Year then ended (or for the Fiscal Year then ended in the case of annual financial statements), and (ii) a report setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the most recent projections for the current Fiscal Year delivered pursuant to subsection 5.2(d) and discussing the reasons for any significant variations; provided, however, to the extent the Borrower Representative makes 10-Q and 10-K filings with the Securities and Exchange Commission with an MD&A report, such filings shall be deemed to satisfy this clause (a);

(b)together with each delivery of financial statements pursuant to subsections 5.1(a) and (b), a fully and properly completed certificate in the form of Exhibit 5.2(b) (a “Compliance Certificate”), certified on behalf of the Borrowers by a Responsible Officer of the Borrower Representative, which Compliance Certificate shall, in the case of each annual Compliance Certificate and each other Compliance Certificate delivered immediately following any usage of any Available Amount based basket, a calculation of the Available Amount, in each instance, as of the last day of each month;

(c)together with each delivery of financial statements pursuant to subsections 5.1(a) and (b), a list of any applications for the registration of any Patent, Trademark or Copyright filed by any Credit Party with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency during the most-recently ended fiscal quarter, or as at such other date as the Agent may reasonably require;

(d)as soon as available and in any event no later than the 60th day after the last day of each Fiscal Year of the Borrowers, board-approved projections of the Credit Parties’ (and their Subsidiaries’) consolidated financial performance for the forthcoming Fiscal Year on a quarterly basis including without limitation an unaudited consolidated balance sheet, statement of income and statement of cash flows, in each case of the Borrowers and each of their Subsidiaries;

(e)promptly upon receipt thereof, copies of any reports submitted by the Borrowers’ certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or internal control systems of any Credit Party made by such accountants, including any formal, final comment letters submitted by such accountants in writing to management of any Credit Party in connection with such  financial statements or internal control systems;

(f)from time to time, if Agent determines that obtaining appraisals is necessary in order for Agent or any Lender to comply with applicable laws or regulations (including any appraisals required to comply with FIRREA), and at any time if an Event of Default shall have occurred and be continuing, Agent may, or may require Borrower to, in either case at Borrower’s expense, obtain appraisals in form and substance and from appraisers reasonably satisfactory to Agent stating the then current fair market value of all or any portion of the personal property of any Credit Party or any Subsidiary of any Credit Party and the fair market value or such other value as determined by Agent (for example, replacement cost for purposes of Flood Insurance) of any Real Estate of any Credit Party or any Subsidiary of any Credit Party;  and

(g)promptly, such additional business, financial, corporate affairs, perfection certificates and other information as Agent may from time to time reasonably request.

5.3Notices.  The Borrowers shall notify promptly Agent and each Lender of each of the following (and in no event later than five (5) Business Days after a Responsible Officer becoming aware thereof):

(a)the occurrence or existence of any Default or Event of Default, or any event or circumstance that foreseeably will become a Default or Event of Default;

(b)any breach or non‑performance of, or any default under, any Contractual Obligation of any Credit Party or any Subsidiary of any Credit Party, or any violation of, or non-compliance with, any Requirement of Law, which would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, including a description of such breach, non-performance, default, violation or non-compliance and the steps, if any, such Person has taken, is taking or proposes to take in respect thereof;

(c)the commencement of, or any material development in, any dispute, litigation, investigation, proceeding or suspension which may exist at any time between any Credit Party or any Subsidiary of any Credit Party and any Governmental Authority which would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect;

(d)any notice that the FDA or other similar Governmental Authority is limiting, suspending or revoking any Registration, changing the market classification or labeling of the products of the Credit Parties and their Subsidiaries, or considering any of the foregoing that would reasonably be expected to result in Liabilities in excess of $1,500,000 or a Material Adverse Effect;

(e)any Credit Party or any of its Subsidiaries becoming subject to any administrative or regulatory action; any Credit Party or any of its Subsidiaries receiving a Form FDA 483, FDA warning letter, FDA notice of violation letter, or any other written or verbal communication from FDA (other than informal verbal communications from FDA investigators during the course of an inspection that are not documented in a Form FDA 483) or any comparable Governmental Authority alleging material noncompliance with any Requirement of Law; any product of any Credit Party or any of its Subsidiaries being seized, withdrawn, recalled, detained, or subject to a suspension of manufacturing that would reasonably be expected to result in Liabilities in excess of $1,500,000 or a Material Adverse Effect; or the commencement of any proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, suspension, import detention, or seizure of any product of the Credit Parties or their Subsidiaries which, if adversely determined, would reasonably be expected to result in Liabilities in excess of $1,500,000 or a Material Adverse Effect;

(f)the commencement of, or any material development in, any litigation or proceeding affecting any Credit Party or any Subsidiary of any Credit Party (i) in which the amount of damages claimed is $2,500,000 (or its equivalent in another currency or currencies) or more, (ii) in which injunctive or similar relief is sought which would reasonably be expected to have a Material Adverse Effect or (iii) in which the relief sought is an injunction or other stay of the performance of this Agreement, any Loan Document or any Related Agreement;

(g)(i) the receipt by any Credit Party of any notice of violation of or potential liability or similar notice under Environmental Law, (ii)(A) unpermitted Releases, (B) the existence of any condition that would reasonably be expected to result in violations of or Liabilities under any Environmental Law or (C) the commencement of, or any material changes to, any action, investigation, suit, proceeding, audit, claim, demand, dispute alleging a violation of or Liability under any Environmental Law, that, for each of clauses (i) and (ii)(A), (B) and (C) above, in the aggregate for each such clause, would reasonably be expected to result in Material Environmental Liabilities, (iii) the receipt by any Credit Party of notification that any Property of any Credit Party is subject to any Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities and (iv) any proposed acquisition or lease of Real Estate, if such acquisition or lease would have a reasonable likelihood of resulting in aggregate Material Environmental Liabilities;

(h)(i) on or prior to any filing by any ERISA Affiliate of any notice of any reportable event under Section 4043 of ERISA or intent to terminate any Title IV Plan, a copy of such notice and (ii) promptly, and in any event within 10 days, after any officer of any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a notice (which may be made by telephone if promptly confirmed in writing) describing such waiver request and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto, and (iii) promptly, and in any event within ten (10) days after any officer of any ERISA Affiliate knows or has reason to know that an ERISA Event will or has occurred, a notice describing such ERISA Event, and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notices received from or filed with the PBGC, IRS, Multiemployer Plan or other Benefit Plan pertaining thereto;

(i)any Material Adverse Effect subsequent to the date of the most recent audited financial statements delivered to Agent and Lenders pursuant to this Agreement;

(j)any material change in accounting policies or financial reporting practices by any Credit Party or any Subsidiary of any Credit Party;

(k)any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other labor disruption against or involving any Credit Party or any Subsidiary of any Credit Party if the same would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

(l)the creation, establishment or acquisition of any Subsidiary or the issuance by or to any Credit Party of any Stock or Stock Equivalent other than options and stock grants pursuant to CryoLife’s incentive plans, stock plans, stock option plan or employee stock purchase plan now existing or hereafter created; and

(m)the creation, or filing with the IRS or any other Governmental Authority, of any Contractual Obligation or other document extending, or having the effect of extending, the period for assessment or collection of any taxes with respect to any Tax Affiliate and (ii) the creation of any Contractual Obligation of any Tax Affiliate, or the receipt of any request directed to any Tax

Affiliate, to make any adjustment under Section 481(a) of the Code, by reason of a change in accounting method or otherwise, which would have a Material Adverse Effect.

Each notice pursuant to this Section shall be an Electronic Transmission accompanied by a statement by a Responsible Officer of Borrower Representative, on behalf of the Borrowers, setting forth details of the occurrence referred to therein, and stating what action the Borrowers or other Person proposes to take with respect thereto and at what time.  Each notice under subsection 5.3(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been breached or violated.

5.4Preservation of Corporate Existence, Etc.  Each Credit Party shall, and shall cause each of its Subsidiaries (other than Immaterial Subsidiaries) to:

(a)preserve and maintain in full force and effect its organizational existence and good standing under the laws of its jurisdiction of incorporation, organization or formation, as applicable, except, with respect to the Borrowers’ Subsidiaries, in connection with transactions permitted by Section 6.3;

(b)preserve and maintain in full force and effect all rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business except in connection with transactions permitted by Section 6.3 and sales of assets permitted by Section 6.2 and except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

(c)use its reasonable efforts, in the ordinary course of business, to preserve its business organization and preserve the goodwill and business of the customers, suppliers and others having material business relations with it; and

(d)preserve or renew all of its registered trademarks, trade names and service marks, the non‑preservation of which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.5Maintenance of Property.  Each Credit Party shall maintain, and shall cause each of its Subsidiaries to maintain, and preserve all its Property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and shall make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.6Insurance.  The Credit Parties shall, and shall cause each of their Subsidiaries to, maintain with financially sound and reputable insurance companies insurance with respect to their assets, properties and business, against such hazards and liabilities, of such types and in such amounts, as is customarily maintained by companies in the same or similar businesses similarly situated, including Flood Insurance.  Each such policy of insurance shall (i) in the case of each liability policy, name Agent on behalf of the Secured Parties as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy contain a loss payable clause or endorsement that names Agent, on behalf of the Secured Parties, as the loss payee thereunder and, to the extent available, provide for at least thirty (30) days’ prior written notice to Agent of any modification or cancellation of such policy (or ten (10) days’ prior written notice in the case of the failure to pay any premiums thereunder).  A true and complete listing of such insurance, including issuers, coverages and deductibles, shall be provided to Agent promptly following Agent’s request. Notwithstanding the requirements above, Flood Insurance shall not be required for (x) Real Estate not located in a Special Flood Hazard Area, or (y) Real Estate located in a Special Flood Hazard Area in a community that does not participate in the National Flood Insurance Program.

5.7Payment of Obligations.  Such Credit Party shall, and shall cause each of its Subsidiaries to, pay, discharge and perform as the same shall become due and payable or required to be performed, each of the following:

(a)all Tax liabilities, assessments and governmental charges or levies upon it or its Property, unless (i) the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the enforcement of any Lien and for which adequate reserves in accordance with GAAP are being maintained by such Person or (ii) the failure to do so would not reasonably be expected to result in Liabilities to a Credit Party or Subsidiary of a Credit Party in excess of $500,000; and

(b)all lawful claims which, if unpaid, would by law become a Lien upon its Property unless (i) the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the imposition or enforcement of the Lien and for which adequate reserves in accordance with GAAP are being maintained by such Person or (ii) the failure to do so would not reasonably be expected to result in Liabilities to a Credit Party or Subsidiary of a Credit Party in excess of $500,000.

5.8Compliance with Laws

(a)Each Credit Party shall, and shall cause each of its Subsidiaries to, comply with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business, except where the failure to comply would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b)Without limiting the generality of the foregoing, each Credit Party shall, and shall cause each of its Subsidiaries to, comply in all material respects with all applicable statutes, rules, regulations, standards, guidelines, policies and orders administered or issued by FDA (“FDA Laws”) or any comparable Governmental Authority.  All products developed, manufactured, tested, distributed or marketed by or on behalf of the Credit Parties and their Subsidiaries that are subject to the jurisdiction of the FDA or comparable Governmental Authority shall be developed, tested, manufactured, distributed and marketed in compliance with the Requirements of Law of the jurisdiction in which the applicable product is marketed or commercialized, including, without limitation, pre-market notification, good manufacturing practices, labeling, advertising, record-keeping, and adverse event reporting, and have been and are being tested, investigated, distributed, marketed, and sold in compliance with the Requirements of Law of such applicable jurisdiction.

(c)Without limiting the generality of the foregoing, each Credit Party shall, and shall cause each of its Subsidiaries to, comply with, and maintain its real property, whether owned, leased, subleased or otherwise operated or occupied, in compliance with, all applicable Environmental Laws (including by implementing any Remedial Action necessary to achieve such compliance or that is required by lawful orders and directives of any Governmental Authority) except for failures to comply that would not, in the aggregate, have a Material Adverse Effect.  Without limiting the foregoing, if an Event of Default is continuing or if Agent at any time has a reasonable basis to believe that there exist violations of Environmental Laws by any Credit Party or any Subsidiary of any Credit Party or that there exist any Environmental Liabilities, in each case, that would have, in the aggregate, a Material Adverse Effect, then each Credit Party shall, promptly upon receipt of request from Agent, cause the performance of, and allow Agent and its Related Persons access to such real property for the purpose of conducting, such environmental audits and assessments, including subsurface sampling of soil and groundwater, and cause the preparation of such reports, in each case as Agent may from time to time reasonably request.  Such audits, assessments and reports, to the extent not conducted by Agent or any of its Related Persons, shall be conducted and prepared by reputable environmental consulting firms reasonably acceptable to Agent and shall be in form and substance reasonably acceptable to Agent.

5.9Inspection of Property and Books and Records.  Each Credit Party shall maintain and shall cause each of its Subsidiaries to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Person.  Each Credit Party shall, and shall cause each of its Subsidiaries to, with respect to each owned, leased, or controlled property, during normal business hours and upon reasonable advance notice (unless, in each case, an Event of  Default shall have occurred and be continuing, in which event no notice shall be required and Agent shall have access at any and all times during the continuance thereof): (a) provide access to such property to Agent and any of its Related Persons, as frequently as Agent determines to be appropriate and (b) permit Agent and any of its Related Persons to inspect, audit and make extracts and copies (or take originals if reasonably necessary) from all of such Credit Party’s books and records, in each instance, at the Credit Parties’ expense; provided the Credit Parties shall not be responsible for costs and expenses of more than one such inspection per calendar year at a cost of no more than $15,000, unless an Event of Default has occurred and is continuing.  Any Lender may accompany Agent in connection with any inspection at such Lender’s expense.

5.10Use of Proceeds.  The Borrowers shall use the proceeds of the Loans solely as follows: (a) first, to pay in full on the Closing Date, Prior Indebtedness and then to pay on the Closing Date the purchase price for the Closing Date Acquisition, (b) to pay costs and expenses of the Related Transactions and costs and expenses required to be paid pursuant to Section 3.1, and (c) for working capital, capital expenditures, acquisitions permitted hereunder and other general corporate purposes not in contravention of any Requirement of Law and not in violation of this Agreement; provided, however, in no event may proceeds of Revolving Loans or Swing Loans be used, directly or indirectly, to make an optional prepayment of Term Loan.

5.11Cash Management Systems.  Each Credit Party shall enter into, and cause each depository, securities intermediary or commodities intermediary to enter into, Control Agreements with respect to each deposit, securities, commodity or similar account maintained by such Person (other than (a) any payroll account so long as such payroll account is a zero balance account or is funded no earlier than the Business Day immediately prior to the date of any payroll disbursements and in an amount not exceeding the same, (b) other zero balance disbursement accounts, (c) petty cash accounts, amounts on deposit in which do not exceed $250,000 in the aggregate at any one time and (d) withholding tax and fiduciary accounts) as of or after the Closing Date; provided, that the Credit Parties shall have until the date that is sixty (60) days following the closing date of a Permitted Acquisition, Acquisition or other Investment permitted hereunder (other than the Closing Date Acquisition which is otherwise provided for in Section 5.14 hereof) (or such later date as may be agreed to by Agent in its sole discretion) to comply with the provisions of this Section 5.11 with regard to accounts of the Credit Parties acquired in connection with such Permitted Acquisition, Acquisition or other Investment.

5.12Landlord Agreements.  Each Credit Party shall use commercially reasonable efforts to obtain a landlord agreement or bailee or mortgagee waivers, as applicable, from the lessor of each leased property, bailee in possession of any Collateral or mortgagee of any owned property with respect to each location where Collateral with an aggregate value of $1,000,000 or more is stored or located, which agreement shall be reasonably satisfactory in form and substance to Agent.  Notwithstanding the foregoing, landlord, bailee or mortgagee waivers shall not be required with respect to (a) locations where hospitals and other clients of the Credit Parties store laser consoles which are rented by, are subject to evaluation by or have been loaned at no cost to such hospitals or clients from a Credit Party and (b) freezers that are owned by any Credit Party and placed under bailment arrangements.

5.13Further Assurances.

(a)Each Credit Party shall ensure that all written information, exhibits and reports furnished to Agent or the Lenders, do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein, when taken as a whole, not materially misleading in light of the circumstances in which made, and will promptly disclose to Agent and the Lenders and correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement or recordation thereof.

(b)Promptly upon request by the Agent, the Credit Parties shall (and, subject to the limitations set forth herein and in the Collateral Documents, shall cause each of their Subsidiaries to) take such additional actions and execute such documents as the Agent may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) to subject to the Liens created by any of the Collateral Documents any of the Properties, rights or interests covered by any of the Collateral Documents, (iii) subject to customary “Funds Certain Provisions” with respect to perfection of Liens on assets acquired in the Closing Date Acquisition or any other Acquisition or Investment permitted hereunder, to perfect and maintain the validity, effectiveness and (to the extent required hereby) priority of any of the Collateral Documents and the Liens intended to be created thereby (including, without limitation, by the filing of UCC financing statements in such jurisdictions as may be required by the Loan Documents or applicable Requirements of Law or as the Agent may deem necessary and appropriate), and (iv) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other document executed in connection therewith.  Without limiting the generality of the foregoing and except as otherwise approved in writing by Required Lenders, the Credit Parties shall cause each of their Domestic Subsidiaries (other than Excluded Subsidiaries) promptly after formation or acquisition thereof, to guaranty the Obligations and to cause each such Subsidiary to grant to the Agent, for the benefit of the Secured Parties, a security interest in, subject to the limitations set forth herein and in the Collateral Documents, all of such Subsidiary’s Property to secure such guaranty.  If at any time there are Subsidiaries of Borrower Representative which are classified as “Immaterial Subsidiaries” (other than Immaterial Subsidiaries that otherwise qualify as Excluded Subsidiaries) but which collectively (a) generate more than 7.5% of Adjusted EBITDA on a pro forma basis or (b) have total assets (including Stock and Stock Equivalents in other Subsidiaries and excluding investments that are eliminated in consolidation) of equal to or greater than 7.5% of the Consolidated Total Assets, then Borrower Representative shall promptly cause one or more of such Immaterial Subsidiaries that does not otherwise qualify as an Excluded Subsidiary to comply with the provisions of Section 5.13, such that, after such Subsidiaries become Guarantors hereunder (and provide all Collateral required to be provided by Guarantors), all “Immaterial Subsidiaries” (other than Immaterial Subsidiaries that otherwise qualify as Excluded Subsidiaries) that are not Guarantors shall (A) generate not more than 7.5% of Adjusted EBITDA in the aggregate and (B) have total assets of not more than 7.5% of Consolidated Total Assets.  Furthermore, Borrower Representative shall notify promptly Agent of the issuance by or to any Credit Party (other than by Borrower Representative) of any Stock and Stock Equivalents and, except as otherwise approved in writing by Required Lenders, each Credit Party shall pledge all of the Stock and Stock Equivalents of each of its Domestic Subsidiaries (other than Excluded Domestic Subsidiaries) and sixty-five percent (65%) of the outstanding voting Stock and Stock Equivalents and one hundred percent (100%) of outstanding non-voting Stock and Stock Equivalents of each Foreign Subsidiary and Excluded Domestic Subsidiary, in each case directly owned by a Credit Party, in each instance, to Agent, for the benefit of the Secured Parties, to secure the Obligations, promptly after formation or acquisition of such Subsidiary.  The Credit Parties shall deliver, or cause to be delivered, to Agent, appropriate resolutions, secretary certificates, certified Organization Documents and, if requested by Agent, legal opinions relating to the matters described in this Section 5.13 (which opinions shall be in form and substance reasonably acceptable to Agent), in each instance with respect to each Credit Party formed or acquired, and each Credit Party or Person (other than a Credit Party) whose Stock and Stock Equivalents is being pledged, after the

Closing Date.  In connection with each pledge of Stock and Stock Equivalents, the Credit Parties shall deliver, or cause to be delivered, to Agent, stock powers and/or assignments, as applicable, duly executed in blank.  In the event any Credit Party acquires fee title to any Real Estate with a fair market value in excess of $1,000,000, within ninety (90) days (or such later date as may be agreed by Agent in its sole discretion) after such acquisition, such Person shall execute and/or deliver, or cause to be executed and/or delivered, to Agent, (w) an appraisal complying with FIRREA, (x) a fully executed Mortgage, in form and substance reasonably satisfactory to Agent together with an A.L.T.A. lender’s title insurance policy issued by a title insurer reasonably satisfactory to Agent, in form and substance and in an amount reasonably satisfactory to Agent insuring that the Mortgage is a valid and enforceable first priority Lien on the respective property, free and clear of all defects, encumbrances and Liens other than Permitted Liens, and (y) then current A.L.T.A. surveys, certified to Agent by a licensed surveyor sufficient to allow the issuer of the lender’s title insurance policy to issue such policy without a survey exception.  In the event any Credit Party acquires fee title to any Real Estate, at Agent’s request, such Credit Party shall cause to be delivered to Agent, within ninety (90) days (or such later date as may be agreed by Agent in its sole discretion) after such acquisition, an environmental site assessment prepared by a qualified firm reasonably acceptable to Agent, in form and substance reasonably satisfactory to Agent, and in the event any Credit Party acquires any leasehold interest in Real Estate, at the request of Agent the Credit Parties shall deliver to Agent a copy of any environmental site assessment available to the Borrower Representative or its Subsidiaries for such Real Estate, if any.  In addition to the obligations set forth in Section 5.6(a), the Credit Parties shall, in connection with the grant to Agent for the benefit of the Secured Parties of any Mortgage with respect to any Real Estate, and prior to or concurrently with such grant, provide all documents and information required by, and otherwise comply with, the Flood Insurance Requirements as they apply to the applicable Real Estate.  In addition, within forty-five (45) days after written notice from Agent to the Credit Parties that any owned Real Estate or any other Real Estate subject to a Mortgage is located in a Special Flood Hazard Area, the Credit Parties shall satisfy (to the extent theretofore not previously satisfied) the Flood Insurance Requirements as to the applicable Real Estate.  Without limitation of the foregoing, each Credit Party shall, and shall cause each of its Subsidiaries to, cooperate with Agent in connection with compliance with laws governing the National Flood Insurance Program, including by providing any information reasonably required by Agent in order to confirm compliance with such laws.

(c)To the extent that any holding company acquires 100% of the Stock of the Borrower, the Borrower shall cause such holding company to guarantee the Obligations and to pledge to the Agent, for the benefit of the Secured Parties, all of the Stock of the Borrower to secure such guaranty, pursuant to documentation reasonably satisfactory to the Agent and accompanied by such corporate documents and legal opinions as the Agent shall reasonably request.  In connection with such guaranty and pledge of Stock, the Credit Parties shall deliver, or cause to be delivered, to the Agent, all original certificates evidencing the Stock of the Borrower, together with stock powers and/or assignments, as applicable, duly executed in blank.

5.14Post-Closing Requirements.  The Borrower will, and will cause each of its Subsidiaries to, take each of the actions set forth on Schedule 5.14 within the time period prescribed therefor on such schedule (as such time period may be extended by Agent in its sole discretion).

ARTICLE VI

NEGATIVE COVENANTS

Each Credit Party covenants and agrees that until the Facility Termination Date:

6.1Limitation on Liens.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its Property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a)any Lien existing on the Property of a Credit Party or a Subsidiary of a Credit Party on the Closing Date and set forth in Schedule 6.1 of the Disclosure Letter securing Indebtedness outstanding on such date and permitted by subsection 6.5(c), including replacement Liens on the Property currently subject to such Liens securing Indebtedness permitted by subsection 6.5(c);

(b)any Lien created under any Loan Document;

(c)Liens for Taxes (i) which are not delinquent or remain payable without penalty, or (ii) the non‑payment of which is permitted by Section 5.7;

(d)carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business which are not delinquent for more than ninety (90) days or remain payable without penalty or which are being contested in good faith and by appropriate proceedings diligently prosecuted, which proceedings have the effect of preventing the forfeiture or sale of the Property subject thereto and for which adequate reserves in accordance with GAAP are being maintained;

(e)Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeals bonds, bids, leases, governmental contract, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or to secure liability to insurance carriers;

(f)Liens consisting of judgment or judicial attachment liens (other than for payment of Taxes), provided that the enforcement of such Liens is effectively stayed and the existence of such judgment does not constitute an Event of Default under Section 8.1(h) or 8.1(i);

(g)easements, rights‑of‑way, zoning and other restrictions, minor defects or other irregularities in title, and other similar encumbrances incurred in the ordinary course of business which, either individually or in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the Property subject thereto or interfere in any material respect with the ordinary conduct of the businesses of any Credit Party or any Subsidiary of any Credit Party;

(h)Liens on any Property acquired or held by any Credit Party or any Subsidiary of any Credit Party securing Indebtedness incurred or assumed for the purpose of financing (or refinancing) all or any part of the cost of acquiring, repairing, improving or constructing such Property and permitted under Section 6.5(d); provided that (i) such Lien attaches solely to the Property so acquired, repaired, improved or constructed in such transaction and the proceeds thereof and (ii) the principal amount of the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, repairing, improving and/or constructing such Property;

(i)Liens securing Capital Lease Obligations permitted under subsection 6.5(d);

(j)any interest or title of a lessor or sublessor under any lease permitted by this Agreement;

(k)Liens arising from the filing of precautionary uniform commercial code financing statements with respect to any lease not prohibited by this Agreement;

(l)licenses, sublicenses, leases or subleases granted to third parties in the ordinary course of business not interfering with the business of the Credit Parties or any of their Subsidiaries, and permitted under Section 6.2;

(m)Liens in favor of collecting banks arising by operation of law under Section 4-210 of the UCC or, with respect to collecting banks located in the State of New York, under Section 4-208 of the UCC;

(n)Liens (including the right of set-off) in favor of a bank or other depository institution arising as a matter of law encumbering deposits;

(o)Liens arising out of consignment or similar arrangements for the sale of goods entered into by a Borrower or any Subsidiary of a Borrower in the ordinary course of business;

(p)Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(q)Liens on property subject to a Sale Leaseback Transaction permitted under Section 6.2(f) securing obligations of the Borrower Representative and/or its Subsidiaries under any lease entered into in connection with such Sale Leaseback Transaction;

(r)Liens solely on cash earnest money deposits made by the Borrower Representative or its Subsidiaries in connection with any letter of intent or purchase agreement in respect of any proposed Acquisition or other Investment permitted hereunder in an amount not to exceed $5,000,000 in the aggregate at any time outstanding;

(s)Liens on unearned insurance premiums securing the financing thereof to the extent permitted under Section 6.5(f);

(t)Liens securing Indebtedness permitted under Section 6.5(g); provided that (i) such Liens do not extend to any Property of the Borrower Representative or its Subsidiaries which does not constitute Collateral and (ii) such Liens are expressly subordinated to the Liens securing the Obligations on terms reasonably satisfactory to Agent;

(u)Liens on the Property of an Immaterial Subsidiary or Foreign Subsidiary securing Indebtedness of such Immaterial Subsidiary or Foreign Subsidiary, as applicable, permitted pursuant to Section 6.5(g) or 6.5(h);

(v)Liens on Property acquired pursuant to a Permitted Acquisition (or a similar Investment permitted by Section 6.4), or on Property of a Subsidiary of Borrower Representative in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition (or a similar Investment permitted by Section 6.4); provided that (i) any Indebtedness that is secured by such Liens is permitted to exist under Section 6.5(k), and (ii) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition (or other Investment) and do not attach to any Property of Borrower Representative or any of its other Subsidiaries;

(w)Liens on cash deposits of up to €750,000 (or the Dollar Equivalent thereof) made by the Borrower Representative or its Subsidiaries in connection with the leasing of vehicles in the ordinary course of business;

(x)Liens on cash deposits securing tax obligations outside the United States maintained in the ordinary course of business in an amount not to exceed the amount required to be maintained on deposit by the relevant taxing authorities rounded up to the nearest increment of $100,000; and

(y)other Liens securing obligations otherwise permitted hereunder not exceeding $1,000,000 in the aggregate.

6.2Disposition of Assets.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, directly or indirectly Dispose of (whether in one or a series of transactions) any Property (including accounts and notes receivable, with or without recourse) except:

(a)Dispositions of Inventory, or used, damaged, worn out or surplus equipment or other Property, all in the ordinary course of business;

(b)Dispositions not otherwise permitted hereunder which are made for fair market value and the mandatory prepayment in the amount of the Net Proceeds of such disposition is made if and to the extent required by Section 2.8; provided,  that (i) at the time of any Disposition, no Event of Default shall exist or shall result from such Disposition, (ii) the aggregate fair market value of all assets so sold by the Credit Parties and their Subsidiaries, together, shall not exceed in any Fiscal Year $2,500,000 and (iii) after giving effect to such Disposition, the Credit Parties are in compliance on a pro forma basis with the covenants set forth in Article VII, recomputed for the most recent fiscal period for which financial statements have been delivered (or are required to have been delivered) under Section 5.1;

(c)Dispositions of cash and Cash Equivalents;

(d)licenses, sublicenses, leases or subleases of Patents, Trademarks, Copyrights and other intellectual property rights granted to third parties in the ordinary course of business not interfering with the business of the Credit Parties or any of their Subsidiaries, either on a non-exclusive basis or on an exclusive basis where exclusivity is restricted to a limited field of use that does not prohibit Borrowers and their Subsidiaries, or any of them, from commercializing the intellectual property rights so licensed or leased in applications outside the limited field of use or in an application presently commercialized by the Borrowers and their Subsidiaries; provided, however that (i) the Agent has a perfected first priority (subject to Permitted Liens) security interest in each such license, sublicense, lease or sublease and (ii) no Default or Event of Default shall exist at the time any Credit Party or any of its Subsidiaries enter into any such license, sublicense, lease or sublease;

(e)licenses, sublicenses, leases or subleases of property other than intellectual property rights granted to third parties in the ordinary course of business not interfering with the business of the Credit Parties or any of their Subsidiaries;

(f)Dispositions of Property pursuant to a Sale Leaseback Transaction; provided,  that (i) at the time of such Disposition, no Event of Default shall exist or result from such Disposition or Sale Leaseback Transaction, (ii) the aggregate fair market value of all Property so sold by the Credit Parties and their Subsidiaries, together, shall not exceed $2,500,000 during the term of this Agreement and (iii) after giving effect to the consummation of such Disposition and Sale Leaseback

Transaction, the Credit Parties are in compliance on a pro forma basis with the covenants set forth in Article VII, recomputed for the most recent fiscal period for which financial statements have been delivered (or are required to have been delivered) under Section 5.1;

(g)Dispositions consisting of the making of a Restricted Payment permitted pursuant to Section 6.11;

(h)Dispositions (i) between and among Credit Parties; provided, however, that the fair market value of all assets sold by Subsidiaries of Borrower Representative under this clause (i) to Borrower Representative shall not exceed $1,500,000 in the aggregate, (ii) between and among non-Credit Parties and (iii) from any non-Credit Party to any Credit Party; provided that to the extent the aggregate amount of any consideration paid by any Credit Party to a non-Credit Party in connection with any Disposition under this clause (iii) exceeds the fair market value of the property acquired, such excess shall be deemed an Investment and must be permitted under Section 6.4; and

(i)Dispositions specifically described on Schedule 6.2 to the Disclosure Letter.

6.3Consolidations and Mergers.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, merge, consolidate with or into, dissolve or liquidate into or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except (a) any Subsidiary of the Borrower Representative may merge with, or dissolve or liquidate into, a Wholly-Owned Subsidiary of Borrower Representative which is a Domestic Subsidiary, provided that such Wholly-Owned Subsidiary which is a Domestic Subsidiary shall be the continuing or surviving entity, (b) any Foreign Subsidiary may merge with or dissolve or liquidate into another Foreign Subsidiary provided if a Foreign Subsidiary which is not an Excluded Foreign Subsidiary is a constituent entity in such merger, dissolution or liquidation, a Foreign Subsidiary which is not an Excluded Foreign Subsidiary shall be the continuing or surviving entity, (c) any Immaterial Subsidiary may merge with, or dissolve or liquidate into, the Borrower Representative, provided that the Borrower Representative shall be the continuing or surviving entity, (d) any Subsidiary of Borrower Representative may enter into a merger that is a Permitted Acquisition (or any similar Investment permitted under Section 6.4) or a Disposition permitted under Section 6.2 and (e) the Related Transactions and the Closing Date Acquisition may be consummated; provided further that the Borrower Representative shall provide written notice to Agent promptly upon the consummation of any transaction described above involving any Credit Party.

6.4Loans and Investments.  No Credit Party shall and no Credit Party shall suffer or permit any of its Subsidiaries to (i) purchase or acquire any Stock or Stock Equivalents, or any obligations or other securities of, or any interest in, any Person, including the establishment or creation of a Subsidiary, or (ii) make any Acquisitions or (iii) make any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including any Affiliate of a Borrower or any Subsidiary of a Borrower (the items described in clauses (i), (ii) and (iii) are referred to as “Investments”), except for:

(a)Investments in cash and Cash Equivalents;

(b)extensions of credit by (i) any Credit Party to any other Credit Party, (ii) a Borrower or any Domestic Subsidiary of a Borrower to Foreign Subsidiaries or Immaterial Subsidiaries of a Borrower not to exceed $3,000,000 in the aggregate at any time outstanding for all such extensions of credit (including intercompany accounts receivable owed by Foreign Subsidiaries and Immaterial Subsidiaries except to the extent such intercompany accounts receivable constitutes trade payables entered into in the ordinary course of business) provided, if the extensions of credit described in foregoing clauses (i) and (ii) are evidenced by notes, such notes shall be pledged to the Agent, for the benefit of the Secured Parties, and have such terms as the Agent may reasonably require and (iii) a Foreign Subsidiary of a Borrower to another Foreign Subsidiary of a Borrower;

(c)loans and advances to officers, directors, employees or consultants in the ordinary course of business not to exceed $250,000 in the aggregate at any time outstanding;

(d)Investments received as the non-cash portion of consideration received in connection with transactions permitted pursuant to Section 6.2;

(e)Investments acquired in connection with the settlement of delinquent Accounts in the ordinary course of business or in connection with the bankruptcy or reorganization of suppliers or customers;

(f)Investments existing on the Closing Date and set forth on Schedule 6.4 of the Disclosure Letter and any extensions, renewals or reinvestments thereof, so long as the aggregate amount of each such Investment is not increased at any time above the amount of such Investment on the Closing Date;

(g)the Closing Date Acquisition and any other Related Transactions (to the extent constituting Investments);

(h)Permitted Acquisitions (including related Investments in Subsidiaries of the Borrower Representative necessary in order to consummate a Permitted Acquisition);

(i)Investments arising as a result of the licensing of Intellectual Property in the ordinary course of business;

(j)Investments arising under Rate Contracts permitted under Section 6.9(b);

(k)Investments arising in connection with (i) endorsements for collection or deposit in the ordinary course of business, (ii) extensions of trade credit arising or acquired in the ordinary course of business and (iii) settlements in the ordinary course of business of such extensions of trade credit;

(l)Investments consisting of pledges and deposits permitted under Section 6.1(e), 6.1(n) or 6.1(r);

(m)Investments by Borrower Representative and its Subsidiaries in an aggregate amount (valued at the time of making thereof) equal to the Available Amount as of the applicable date of such Investment; provided all of the following conditions are satisfied:

(i)no Default or Event of Default shall have occurred and be continuing or would result therefrom; and

(ii)after giving effect to the consummation of such Investment, on a pro forma basis as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered (or are required to have been delivered) pursuant to Section 5.1, the Credit Parties are in compliance with the covenants set forth in Article VII; and

(n)the ProCol Acquisition and PhotoFix Acquisition; provided that (i) such Acquisitions are funded solely with cash or Cash Equivalents and/or Stock or Stock Equivalents of

CryoLife (other than Disqualified Stock) and not through the incurrence of Indebtedness (including Revolving Loans) and (ii) no Default or Event of Default shall exist at the time of the consummation of such Acquisition; and

(o)other Investments in an aggregate amount (valued at the time of the making thereof) at any time outstanding not to exceed the greater of $3,000,000 and 1% of Consolidated Total Assets.

6.5Limitation on Indebtedness.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, create, incur, assume, permit to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(a)Indebtedness incurred pursuant to this Agreement;

(b)Indebtedness consisting of Contingent Obligations described in clause (i) of the definition thereof and permitted pursuant to Section 6.9;

(c)Indebtedness existing on the Closing Date set forth on Schedule 6.5 of the Disclosure Letter including extensions and refinancings thereof which do not increase the principal amount of such Indebtedness as of the date of such extension or refinancing;

(d)Indebtedness not to exceed $3,000,000 in the aggregate at any time outstanding, consisting of Capital Lease Obligations or secured by Liens permitted by subsection 6.1(h) including extensions and refinancings thereof which do not increase the principal amount of such Indebtedness as of the date of such extension or refinancing;

(e)unsecured intercompany Indebtedness permitted pursuant to subsection 6.4(b);

(f)Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(g)Subordinated Indebtedness and Contingent Acquisition Consideration in an aggregate amount not to exceed $10,000,000 at any time outstanding;

(h)Indebtedness of Immaterial Subsidiaries and Foreign Subsidiaries which are not Credit Parties in an aggregate amount not to exceed $3,000,000 at any time outstanding;

(i)Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds or other cash management services, in each case, incurred in the ordinary course of business; provided that any such amount shall remain outstanding no longer than ten consecutive calendar days;

(j)Indebtedness consisting of promissory notes issued by Borrower Representative to any stockholder of Borrower Representative or any current or former director, officer, employee, member of management, manager or consultant of Borrower Representative or any subsidiary (or their respective immediate family members, estates or former spouses) to finance the purchase or redemption of Stock or Stock Equivalents permitted by Section 6.11(c);

(k)Indebtedness of a Subsidiary of Borrower Representative acquired pursuant to a Permitted Acquisition (or a similar Investment permitted by Section 6.4) or Indebtedness of a Target assumed at the time of a Permitted Acquisition of or such other Investment in such Target); provided that (i) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such

Permitted Acquisition or other Investment and (ii) the aggregate principal amount of all Indebtedness permitted by this Section 6.5(k) shall not at any time outstanding exceed $3,000,000; and

(l)other Indebtedness not exceeding in the aggregate at any time outstanding $5,000,000.

6.6Transactions with Affiliates.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, enter into any transaction with any Affiliate of Borrower Representative or of any such Subsidiary (other than, in each case, transactions between or among Credit Parties) or any director (or similar official) of any of the foregoing, except:

(a)as expressly permitted by this Agreement;

(b)in the ordinary course of business and pursuant to the reasonable requirements of the business of such Credit Party or such Subsidiary upon fair and reasonable terms no less favorable to such Credit Party or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of Borrower Representative or such Subsidiary and, to the extent such transaction or series of transactions involves an aggregate amount in excess of $5,000,000 which are disclosed in advance in writing to Agent;

(c)any issuance of securities or other payments, awards or grants in cash or securities pursuant to, or the funding of, employments agreements and other compensation arrangements, options to purchase Stock of the Borrower Representative pursuant to restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefit plans, pension plans or similar plans or agreements or similar arrangements in each case approved by the board of directors of the Borrower Representative;

(d)the payment of reasonable and customary compensation (including fees, benefits, severance, change of control payments and incentive arrangements) to, and employee benefit arrangements, including, without limitation, split-dollar insurance policies, and indemnity or similar arrangements provided on behalf of directors, officers, employees and agents of the Borrower Representative or its Subsidiaries, whether by charter, bylaw, statutory or contractual provisions;

(e)transactions pursuant to an agreement in existence at the time the applicable Credit Party or Subsidiary party to such transactions is acquired pursuant to a Permitted Acquisition (or a similar Investment permitted by Section 6.4); provided that such agreement was not entered into in contemplation of such Permitted Acquisition (or other Investment), or any amendment thereto (so long as such amendment is not less favorable in any material respect to such Credit Party or Subsidiary, when taken as a whole); and

(f)any issuance or sale of Stock (other than Disqualified Stock) to Affiliates of the Credit Parties and the granting of registration and other customary rights in connection therewith or any contribution to the Stock of the Borrower Representative or any Subsidiary.

6.7Management Fees and Compensation.  No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, pay any management, consulting or similar fees to any Affiliate of any Credit Party or to any officer, director or employee of any Credit Party or any Affiliate of any Credit Party except payment of reasonable compensation to officers and employees for actual services rendered to the Credit Parties and their Subsidiaries in the ordinary course of business.

6.8Use of Proceeds.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, use any portion of the Loan proceeds, directly or indirectly, to purchase or carry Margin Stock or repay or otherwise refinance Indebtedness of any Credit Party or others incurred to purchase or carry Margin Stock, or otherwise in any manner which is in contravention of any Requirement of Law or in violation of this Agreement.

6.9Contingent Obligations.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Contingent Obligations except in respect of the Obligations and except:

(a)endorsements for collection or deposit in the ordinary course of business;

(b)Rate Contracts entered into in the ordinary course of business for bona fide hedging purposes and not for speculation;

(c)Contingent Obligations of the Credit Parties and their Subsidiaries existing as of the Closing Date and set forth on Schedule 6.9 of the Disclosure Letter, including extension and renewals thereof which do not increase the amount of such Contingent Obligations as of the date of such extension or renewal;

(d)Contingent Obligations incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds and other similar obligations;

(e)Contingent Obligations arising under indemnity agreements to title insurers to cause such title insurers to issue to the Agent title insurance policies;

(f)Contingent Obligations arising with respect to customary indemnification obligations in favor of (i) sellers in connection with acquisitions permitted hereunder, (ii) purchasers in connection with dispositions permitted under subsection 6.2(b), and (iii) contracts and license agreements entered into in the ordinary course of business;

(g)Contingent Obligations arising under Letters of Credit;

(h)Contingent Obligations arising under guarantees made in the ordinary course of business of obligations not constituting Indebtedness of (i) any Credit Party otherwise permitted hereunder or (ii) any Subsidiary of Borrower Representative which is not a Credit Party otherwise permitted hereunder so long as the aggregate amount of obligations of such Subsidiaries guaranteed under this clause (ii) shall not exceed $2,500,000 in the aggregate; provided that if such obligation is subordinated to the Obligations, such guarantee shall be subordinated to the same extent;

(i)Contingent Obligations arising under guarantees of Indebtedness of Borrower Representative or any of its Subsidiaries provided that such Indebtedness is otherwise permitted hereunder;

(j)Contingent Obligations for royalty obligations in connection with license, sublicense or royalty agreements entered into by a Credit Party pursuant to subsection 6.2(d); and

(k)other Contingent Obligations not exceeding $1,000,000 in the aggregate at any time outstanding.

6.10Compliance with ERISA.  No ERISA Affiliate shall cause or suffer to exist (a) any event arising with respect to any Title IV Plan or Multiemployer Plan that could result in the imposition of a Lien on any asset of a Credit Party or a Subsidiary of a Credit Party or (b) any other ERISA Event, that would, individually or in the aggregate, have a Material Adverse Effect. No Credit Party shall cause or suffer to exist any event arising with respect to any Benefit Plan that could result in the imposition of a Lien on any asset of a Credit Party or any Subsidiary of a Credit Party.

6.11Restricted Payments.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, (i) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any Stock or Stock Equivalents, (ii) purchase, redeem or otherwise acquire for value any Stock or Stock Equivalents now or hereafter outstanding or (iii) make any payment or prepayment of principal of, premium, if any, interest, fees, redemption, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, Indebtedness subordinated to the Obligations (the items described in clauses (i), (ii) and (iii) above are referred to as “Restricted Payments”); except that:

(a)any Subsidiary of Borrower Representative may declare and pay dividends to the holders of its Stock and Stock Equivalents on a pro rata basis;

(b)CryoLife may declare and make dividend payments or other distributions payable solely in its Stock or Stock Equivalents;

(c)the Borrowers may redeem from officers, directors and employees Stock and Stock Equivalents provided all of the following conditions are satisfied:

(i)no Default or Event of Default has occurred and is continuing or would arise as a result of such Restricted Payment;

(ii)after giving effect to such Restricted Payment, the Credit Parties are in compliance on a pro forma basis with the covenants set forth in Article VII, recomputed for the most recent fiscal period for which financial statements have been delivered pursuant to Section 5.1(b);

(iii)Restricted Payments under this clause (c) made for the purpose of funding estimated tax liabilities or withholding tax incurred by officers, directors and employees as a result of awards or exercises of Stock or Stock Equivalents (or as a result of the vesting of the same) shall not exceed (x) $15,000,000 in the aggregate after the Closing Date, or (y) $6,000,000 in any Fiscal Year;

(iv)the aggregate Restricted Payments under this clause (c) (other than those described in subclause (iii) above) permitted in any Fiscal Year of the Borrowers shall not exceed $300,000;

(d)Restricted Payments consisting of Dispositions permitted pursuant to Section 6.2(h);

(e)repurchases or other acquisitions of Stock deemed to occur upon the exercise of stock options, warrants, restricted stock units or other rights to purchase Stock or other convertible securities if such Stock represents a portion of the exercise price thereof or conversion price thereof;

(f)Borrower Representative may make Restricted Payments not otherwise permitted to be made by this Section 6.11 in an aggregate amount not to exceed the Available Amount as of the applicable date of such Restricted Payments; provided, that all of the following conditions are satisfied:

(i)no Default or Event of Default shall have occurred and be continuing or would result therefrom; and

(ii)after giving effect to such Restricted Payment, on a pro forma basis as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered (or are required to have been delivered) pursuant to Section 5.1 (x) the Credit Parties are in compliance with the covenants set forth in Article VII and (y) the Leverage Ratio is not greater than 2.75 to 1.00;

; provided further that dividends paid under this clause (f) within 90 days after the date of declaration shall be permitted to be paid notwithstanding a failure to satisfy the conditions set forth in clauses (i) or (ii) above so long as such conditions were satisfied on the date of such declaration;

(g)cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Stock of the Borrower Representative or other exchanges of securities of the Borrower Representative or its Subsidiaries in exchange for Stock of the Borrower Representative;

(h)in connection with any merger, consolidation or other acquisition by the Borrower Representative or any of its Subsidiaries (x) the receipt or acceptance of the return to the Borrower Representative or any of its Subsidiaries of Stock of the Borrower Representative constituting a portion of the purchase price consideration in settlement of indemnification claims, or as a result of a purchase price adjustment (including earn outs or similar obligations) and (y) payments or distributions to equity holders pursuant to appraisal rights required under applicable law;

(i)the distribution of rights pursuant to any shareholder rights plan or the redemption of such for nominal consideration in accordance with the terms of any shareholder rights plan; and

(j)other Restricted Payments not described above in an aggregate amount not to exceed $1,000,000.

6.12Change in Business.  No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, engage in any line of business substantially different from those lines of business carried on by it on the Closing Date and any business reasonably complementary or ancillary thereto.

6.13Change in Structure.  Except as expressly permitted under Section 6.3, no Credit Party (other than CryoLife) shall, and no Credit Party shall permit any of its Subsidiaries to, make any material changes in its equity capital structure (including in the terms of its outstanding Stock or Stock Equivalents), or amend any of its Organization Documents in any respect materially adverse to the Agent or Lenders.

6.14Accounting Changes, Name and Jurisdiction of Organization.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, (i) make any significant change in accounting treatment or reporting practices, except as required by GAAP, (ii) change the Fiscal Year or method for determining Fiscal Quarters of any Credit Party or of any consolidated Subsidiary of any Credit Party, (iii) change its name as it appears in official filings in its jurisdiction of organization or (iv) change its jurisdiction of organization or formation, in the case of clauses (iii) and (iv), without at least twenty (20) days’ prior written notice to Agent.

6.15No Negative Pledges.  No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, directly or indirectly, (a) create or otherwise cause or suffer to exist or become effective any consensual restriction or encumbrance of any kind on the ability of any such Subsidiary to pay dividends or make any other distribution on any of such Subsidiary’s Stock or Stock Equivalents or to pay fees, including management fees, or make other payments and distributions to the Borrower Representative or any of its Subsidiaries or (b) enter into, assume or become subject to any Contractual Obligation prohibiting or otherwise restricting the existence of any Lien upon any of its assets in favor of the Agent, whether now owned or hereafter acquired, in each case except:

(i)in connection with any document or instrument governing Liens permitted pursuant to subsections 6.1(h), 6.1(i), 6.1(u), 6.1(v), 6.1(w) and 6.1(x); provided that any such restriction contained therein relates only to the asset or assets subject to such permitted Liens;

(ii)restrictions or encumbrances in Contractual Obligations in effect on the Closing Date and set forth on Schedule 6.15 to the Disclosure Letter, including any renewals or extensions thereof so long as the scope of such encumbrance or restriction is not expanded;

(iii)restrictions or encumbrances imposed pursuant to any agreement entered into for the purposes of effecting a Disposition permitted under Section 6.2; provided that any such restriction or encumbrance relates only to the asset or assets (which may include Stock or Stock Equivalents) subject to such permitted Disposition;

(iv)restrictions or encumbrances contained in leases or licenses of Intellectual Property entered into in the ordinary course of business; provided that any such restriction or encumbrance relates only to the Intellectual Property which is the subject of such lease or license;

(v)customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(vi)customary net worth provisions contained in Real Estate leases; provided that such net worth provisions would not reasonably be expected to impair the ability of the Borrowers and their Subsidiaries to meet their ongoing obligations;

(vii)restrictions pursuant to an agreement in existence at the time the applicable Credit Party or Subsidiary party to such agreement is acquired pursuant to a Permitted Acquisition (or a similar Investment permitted by Section 6.4); provided that such agreement was not entered into in contemplation of such Permitted Acquisition (or other Investment); and

(viii)restrictions on cash or other deposits required to be maintained by customers in the ordinary course of business.

6.16OFAC; Patriot Act; Anti-Corruption Laws.  No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to fail to comply with the laws, regulations and executive orders referred to in Section 4.22. No Credit Party or Subsidiary, nor to the knowledge of the Credit Party, any director, officer, agent, employee, or other person acting on behalf of the Credit Party or any Subsidiary, will use the proceeds of any Loan, directly or indirectly, for any payments to any Person, including any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, or otherwise take any action, directly or indirectly, that would result in a violation of any Anti-Corruption Laws.  Furthermore, the Credit Parties will not, directly or indirectly, use the proceeds of the transaction, or lend, contribute or otherwise make available such proceeds to any Subsidiary, Affiliate, joint venture partner or other Person, to fund any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person participating in the transaction of any Sanctions.

6.17Press Release and Related Matters.  No Credit Party shall, and no Credit Party shall permit any of its Affiliates to, issue any press release or other public disclosure (other than any document filed with any Governmental Authority relating to a public offering of securities of any Credit Party) using the name, logo or otherwise referring to HFS or of any of its Affiliates, the Loan Documents or any transaction contemplated therein to which the Agent is party without the prior consent of HFS except to the extent required to do so under applicable Requirements of Law and then, only after consulting with HFS prior thereto.

6.18Sale-Leaseback Transactions.  No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, engage in a Sale Leaseback Transaction, synthetic lease or similar transaction involving any of its assets except to the extent expressly permitted under Section 6.2(f).

6.19Hazardous Materials.  No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, cause or suffer to exist any Release of any Hazardous Material at, to or from any Real Estate that would violate or form the basis of Liability under any Environmental Law or form the basis for any other Environmental Liabilities, other than such violations or Environmental Liabilities that would not, in the aggregate, have a Material Adverse Effect.

6.20Financial Advisors.   The Credit Parties shall not, and shall not cause or permit their Subsidiaries to, retain the services of a financial advisor or investment bank pursuant to an arrangement providing for the payment of a success fee, contingency fee or completion fee in connection with a restructuring or reorganization of the Credit Parties’ liabilities without the prior written consent of Agent.  For the avoidance of doubt, this Section 6.20 does not apply to financial advisors or investment banks retained in connection with any acquisition or contemplated acquisition.

6.21Amendments to Certain Indebtedness.  No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries directly or indirectly to, change or amend the terms of any Subordinated Indebtedness except to the extent permitted by the applicable subordination agreement or subordination terms.

ARTICLE VII

FINANCIAL COVENANTS

Each Credit Party covenants and agrees that until the Facility Termination Date:

7.1Leverage Ratio.  The Credit Parties shall not permit the Leverage Ratio for the twelve month period ending as of any date to be greater than the maximum ratio set forth in the table below opposite such date:

Date	Maximum Leverage Ratio
March 31, 2016	3.50:1.00
June 30, 2016	3.50:1.00
September 30, 2016	3.50:1.00
December 31, 2016	3.50:1.00
March 31, 2017	3.25:1.00
June 30, 2017	3.25:1.00
September 30, 2017	3.00:1.00

December 31, 2017 and the end of each Fiscal Quarter thereafter:	2.75:1.00

“Leverage Ratio” shall be calculated in the manner set forth in Exhibit 5.2(b).

7.2Interest Coverage Ratio.  The Credit Parties shall not suffer or permit the Interest Coverage Ratio for the twelve fiscal month period ending on the last day of any Fiscal Quarter to be less than 3.00:1.00.  “Interest Coverage Ratio” shall be calculated in the manner set forth in Exhibit 5.2(b).

7.3Equity Cure.    In the event the Credit Parties fail to comply with the financial covenants set forth in this Article VII as of the last day of any Fiscal Quarter, any cash equity financing raised by Borrower Representative (in the form of common equity or other equity having terms reasonably acceptable to Agent and in any case, not constituting Disqualified Stock) after the last day of such Fiscal Quarter and on or prior to the day that is thirty (30) days after the day on which financial statements are required to be delivered for that Fiscal Quarter will, at the irrevocable election of Borrower Representative, be included in the calculation of EBITDA solely for the purposes of determining compliance with such covenants in this Article VII at the end of such Fiscal Quarter (each, a “Cure Quarter”) and any subsequent period that includes such Cure Quarter (any such equity raise so included in the calculation of EBITDA, a “Specified Equity Raise”); provided that (a) notice of Borrowers’ intent to utilize a Specified Equity Raise shall be delivered by Borrower Representative no later than the day on which financial statements are required to be delivered for the applicable Fiscal Quarter, (b) in each consecutive four (4) Fiscal Quarter period there will be at least two (2) Fiscal Quarters in which no Specified Equity Raise is made, (c) no amount raised in excess of the amount required to cause the Credit Parties to be in compliance with such financial covenants (the “Cure Amount”) shall constitute any portion of such “Specified Equity Raise” for any purpose hereunder (i.e. the definition of “Specified Equity Raise” shall not include any amount raised in excess of the Cure Amount), (d) all Specified Equity Raises will be disregarded for purposes of the calculation of EBITDA for all other purposes, including calculating basket levels, pricing, determining compliance with incurrence based or pro forma calculations or conditions and any other items governed by reference to EBITDA, (e) there shall be no more than five (5) Specified Equity Raises made in the aggregate after the Closing Date, (f) the proceeds received by Borrowers from all Specified Equity Raises (but not any such proceeds in excess of the applicable Cure Amount) shall be promptly used by Borrowers to prepay Term Loans, and (g) there shall be no reduction in Consolidated Total Indebtedness (through either netting of cash or prepayment of indebtedness) in connection with any Specified Equity Raise (or the application of the proceeds thereof) for determining compliance with each financial covenant under Article VII for the period ending on the last day of the applicable Cure Quarter;  provided further that there shall be no deleveraging credit for the prepayment of Revolving Loans to the extent such Revolving Loans are borrowed in future periods).

Upon Agent’s receipt of notice from Borrower Representative of its intent to utilize a Specified Equity Raise pursuant to this Section 7.3 no later than the day on which financial statements are required to be delivered for the applicable Fiscal Quarter, then, until the day that is thirty (30) days after such date, (i) any Event of Default arising under Sections 7.1 or 7.2 in respect of the period ending on the last day of such Fiscal Quarter (the “Specified Defaults”) shall be deemed not to exist, (ii) neither Agent nor any Lender shall exercise (or attempt to exercise) the right to accelerate the Loans or terminate the Commitments and (ii) neither Agent nor any Lender shall exercise (or attempt to exercise) any right to foreclose on or take possession of the Collateral, in each case solely on the basis of the Specified Defaults; provided, however that notwithstanding the foregoing, until the proceeds of such Specified Equity Raise are received by the Borrower Representative and used to prepay the Term Loans in accordance with clause (f) above, no Lender or L/C Issuer shall be obligated to fund any Revolving Loan or incur any Letter of Credit Obligation if the Agent or Required Revolving Lenders have determined not to fund such Revolving Loan or incur such Letter of Credit Obligation as a result of the Specified Defaults.  If the Specified Equity Raise and prepayment take place in satisfaction of the requirements set forth above, then the Borrowers shall be deemed to have satisfied the requirements of the applicable covenants set forth in Article VII as of the applicable date of determination with the same effect as though there had been no failure to comply therewith at such date.

ARTICLE VIII

EVENTS OF DEFAULT

8.1Event of Default.  Any of the following shall constitute an “Event of Default”:

(a)Non-Payment.  Any Credit Party fails (i) to pay when and as required to be paid herein, any amount of principal of any Loan, including after maturity of the Loans, or to pay any L/C Reimbursement Obligation or (ii) to pay within three (3) Business Days after the same shall become due, interest on any Loan, any fee or any other amount payable hereunder or pursuant to any other Loan Document; or

(b)Representation or Warranty.  Any representation,  warranty or certification by or on behalf of any Credit Party or any of its Subsidiaries made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by any such Person, or their respective Responsible Officers, furnished at any time under this Agreement, or in or under any other Loan Document, shall prove to have been incorrect in any material respect (or in any respect if such representation or warranty is qualified by “material” or “Material Adverse Effect”) when made or deemed made; or

(c)Specific Defaults.  Any Credit Party fails to perform or observe any term, covenant or agreement contained in any of Sections 5.1,  5.2(b),  5.3(a),  5.6,  5.9(a)-(c), Article VI or Article VII hereof (subject to Section 7.3) or any Fee Letter; or

(d)Other Defaults.  Any Credit Party or Subsidiary of any Credit Party fails to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) the date upon which a Responsible Officer of any Credit Party becomes aware of such default and (ii) the date upon which written notice thereof is given to Borrower Representative by Agent or Required Lenders; or

(e)Cross‑Default.  Any Credit Party or any Subsidiary of any Credit Party (i) fails to make any payment in respect of any Indebtedness (other than the Obligations) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $2,500,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure; or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity (without regard to any subordination terms with respect thereto) or cash collateral in respect thereof to be demanded; provided, that, this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the sale, transfer or other Disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other Disposition is not prohibited under this Agreement and such Indebtedness is repaid in accordance with its terms); or

(f)Insolvency; Voluntary Proceedings.  A Borrower, individually, ceases or fails, or the Credit Parties and their Subsidiaries on a consolidated basis, cease or fail, to be Solvent, or any Credit Party or any Subsidiary of any Credit Party (other than any Immaterial Subsidiary): (i) generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or

(g)Involuntary Proceedings.  (i) Any involuntary Insolvency Proceeding is commenced or filed against any Credit Party or any Subsidiary of any Credit Party (other than any Immaterial Subsidiary), or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of any such Person’s Properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within sixty (60) days after commencement, filing or levy; (ii) any Credit Party or any Subsidiary of any Credit Party (other than any Immaterial Subsidiary) admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) any Credit Party or any Subsidiary of any Credit Party  (other than any Immaterial Subsidiary) acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its Property or business; or

(h)Monetary Judgments.  One or more judgments, non-interlocutory orders, decrees or arbitration awards shall be entered against any one or more of the Credit Parties or any of their respective Subsidiaries involving in the aggregate a liability (to the extent not covered by independent third-party insurance) as to any single or related series of transactions, incidents or conditions, of $2,500,000 or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of thirty (30) days after the entry thereof; or

(i)Non‑Monetary Judgments.  One or more non-monetary judgments, orders or decrees shall be rendered against any one or more of the Credit Parties or any of their respective Subsidiaries (other than any Immaterial Subsidiary) which has or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, and there shall be any period of ten (10) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(j)Collateral.  Any material provision of any Loan Document shall for any reason cease to be valid and binding on or enforceable against any Credit Party or any Subsidiary of any Credit Party party thereto or any Credit Party or any Subsidiary of any Credit Party shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the Collateral purported to be covered thereby or such security interest shall for any reason (other than the failure of Agent to take any action within its control) cease to be a perfected and first priority security interest subject only to Permitted Liens; or

(k)Ownership.  The occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of CryoLife and its Subsidiaries, taken as a whole, to any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder in effect on the date hereof) or (ii) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of 35% or more of the outstanding shares of the voting stock of CryoLife; or

(l)Government Authorities.  FDA or any other Governmental Authority initiates enforcement action against any Credit Party or any Subsidiary of any Credit Party that causes such Credit Party or Subsidiary to discontinue marketing any of its products; or any Credit Party or any Subsidiary of any Credit Party conducts a recall which could reasonably be expected to have a Material Adverse Effect; or any Credit Party or any of its Subsidiaries enters into a settlement agreement with a Governmental Authority that results in aggregate liability as to any single or related series of transactions, incidents or conditions, of $2,500,000 or more, or could reasonably be expected to have a Material Adverse Effect.

8.2Remedies.  Upon the occurrence and during the continuance of any Event of Default, Agent may, and shall at the request of the Required Lenders:

(a)declare all or any portion of any one or more of the Commitments of each Lender to make Loans or of the L/C Issuer to Issue Letters of Credit to be suspended or terminated, whereupon all or such portion of such Commitments shall forthwith be suspended or terminated;

(b)declare all or any portion of the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable; without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Credit Party; and/or

(c)exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any event specified in subsection 8.1(f) or 8.1(g) above (in the case of clause (i) of subsection 8.1(g) upon the expiration of the sixty (60) day period mentioned therein), the obligation of each Lender to make Loans and the obligation of the L/C Issuer to Issue Letters of Credit shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of Agent, any Lender or the L/C Issuer.

8.3Rights Not Exclusive.  The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

8.4Cash Collateral for Letters of Credit.  If an Event of Default has occurred and is continuing, this Agreement (or the Revolving Loan Commitment) shall be terminated for any reason or if otherwise required by the terms hereof, Agent may, and upon request of Required Revolving Lenders, shall, demand (which demand shall be deemed to have been delivered automatically upon any acceleration of the Loans and other obligations hereunder pursuant to Section 8.2 hereof), and the Borrowers shall thereupon deliver to Agent, to be held for the benefit of the L/C Issuer, Agent and the Lenders entitled thereto, an amount of cash equal to 103% of the amount of Letter of Credit Obligations as additional collateral security for Obligations in respect of any outstanding Letter of Credit.  Agent may at any time apply any or all of such cash and cash collateral to the payment of any or all of the Credit Parties’ Obligations in respect of any Letters of Credit.

Pending such application, Agent may (but shall not be obligated to) invest the same in an interest bearing account in Agent’s name, for the benefit of the L/C Issuers, Agent and the Lenders entitled thereto, under which deposits are available for immediate withdrawal, at such bank or financial institution as the L/C Issuer and Agent may, in their discretion, select.

ARTICLE IX

AGENT

9.1Appointment and Duties.

(a)Appointment of Agent.  Each Secured Party hereby appoints HFS (together with any successor Agent pursuant to Section 9.9) as Agent hereunder and authorizes Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Credit Party, (ii) take such other actions on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to Agent under such Loan Documents and (iii) exercise such powers as are reasonably incidental thereto.  Without limiting the generality of the foregoing, each Secured Party further consents to and authorizes Agent’s execution and delivery of any intercreditor or subordination agreement from time to time as contemplated by the terms hereof on behalf of such Secured Party and agrees to be bound by the terms and provisions thereof, including any purchase option contained therein.

(b)Duties as Collateral and Disbursing Agent.  Without limiting the generality of clause (a) above, Agent shall have the sole and exclusive right and authority (to the exclusion of the Secured Parties), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders and the L/C Issuers with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in subsections 8.1(f) or 8.1(g) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in Section 8.1(f) or 8.1(g) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Person), (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to Agent and the other Secured Parties with respect to the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that Agent hereby appoints, authorizes and directs each Secured Party to act as collateral sub-agent for Agent, the Secured Parties for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by a Credit Party with, and cash and Cash Equivalents held by, such Secured Party, and may further authorize and direct the Secured Parties to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to Agent, and each Secured Party hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

(c)Limited Duties.  Under the Loan Documents, Agent (i) is acting solely on behalf of the Secured Parties (except to the limited extent provided in subsection 2.4(b) with respect to the Register), with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Agent”, the terms “agent”, “Agent” and “collateral agent” and similar terms in any Loan Document  to refer to Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender, L/C Issuer or any other Person and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Lender and L/C Issuer hereby waives and agrees not to assert any claim against the Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.

9.2Binding Effect.  Each Secured Party, by accepting the benefits of the Loan Documents, agrees that (i) any action taken (or omitted to be taken) by Agent or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken (or omitted to be taken) by Agent in reliance upon the instructions of Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.

9.3Use of Discretion.

(a)No Action without Instructions.  Agent shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except any action it is required to take or omit to take (i) under any Loan Document or (ii) pursuant to instructions from the Required Lenders (or, where expressly required by the terms of this Agreement, the Required Revolving Lenders or a greater proportion of the Lenders).

(b)Right Not to Follow Certain Instructions.  Notwithstanding clause (a) above, Agent shall not be required to take, or to omit to take, any action (i) unless, upon demand, Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to Agent, any other Person) against all Liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against Agent or any Related Person thereof or (ii) that is, in the opinion of Agent or its counsel, contrary to any Loan Document or applicable Requirement of Law.

(c)Exclusive Right to Enforce Rights and Remedies.  Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Agent in accordance with the Loan Documents for the benefit of all the Secured Parties; provided that the foregoing shall not prohibit (i) Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (ii) each of the L/C Issuer and the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (iii) any Lender from exercising setoff rights in accordance with Section 10.11 and this Section 9.3 or (iv) any Secured Party from filing proofs of claim (and thereafter appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any bankruptcy or other debtor relief law), but in the case of this clause (iv) if, and solely if, Agent has not filed such proof of claim or other instrument of similar character in respect of the Obligations within five (5) days before the expiration of the time to file the same; provided further that if at any time there is no Person acting as Agent hereunder and under the other Loan Documents, then (A) the Required Lenders shall have the rights otherwise ascribed to Agent pursuant to Section 8.2 and (B) in addition to the matters set forth in clauses (ii), (iii) and (iv) of the preceding proviso and subject to Section 10.11, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

9.4Delegation of Rights and Duties.  Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party).  Any such Person shall benefit from this Article IX to the extent provided by Agent.

9.5Reliance and Liability.  Agent may, without incurring any liability hereunder, (i) treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 10.9, (ii) rely on the Register to the extent set forth in Section 2.4, (iii) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Credit Party) and (iv) rely and act upon any document and information (including those transmitted by Electronic Transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(a)None of Agent and its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Secured Party, each Borrower and each other Credit Party hereby waive and shall not assert (and each Borrowers shall cause each other Credit Party to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein.  Without limiting the foregoing, Agent and its Related Persons:

(i)shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of Agent, when acting on behalf of Agent);

(ii)shall not be responsible to any Secured Party or other Person for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;

(iii)makes no warranty or representation, and shall not be responsible, to any Secured Party or other Person for any statement, document, information, representation or warranty made or furnished by or on behalf of any Credit Party or any Related Person of any Credit Party in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to any Credit Party, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by Agent in connection with the Loan Documents; and

(iv)shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Credit Party or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from Borrower Representative or any Secured Party describing such Default or Event of Default clearly labeled “notice of default” (in which case Agent shall promptly give notice of such receipt to all Lenders)

and, for each of the items set forth in clauses (i) through (iv) above, each Secured Party and each Borrower hereby waives and agrees not to assert (and each Borrower shall cause each other Credit Party to waive and agree not to assert) any right, claim or cause of action it might have against Agent based thereon.

9.6Agent Individually.  Agent and its Affiliates may make loans and other extensions of credit to, acquire Stock and Stock Equivalents of, engage in any kind of business with, any Credit Party or Affiliate thereof as though it were not acting as Agent and may receive separate fees and other payments therefor.  To the extent Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Revolving Lender”, “Required Lender”, “Required Revolving Lender” and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, the Agent or such Affiliate, as the case may be, in its individual capacity as Lender, Revolving Lender or as one of the Required Lenders or Required Revolving Lenders.

9.7Lender Credit Decision.

(a)Each Secured Party acknowledges that it shall, independently and without reliance upon Agent, any other Secured Party or any of their Related Persons or upon any document (including any offering and disclosure materials in connection with the syndication of the Loans) solely or in part because such document was transmitted by Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of each Credit Party and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate.  Except for documents expressly required by any Loan Document to be transmitted by Agent to the Lenders or L/C Issuers, Agent shall not have any duty or responsibility to provide any Secured Party with any credit or other information concerning the business, prospects, operations, Property, financial and other condition or creditworthiness of any Credit Party or any Affiliate of any Credit Party that may come in to the possession of Agent or any of its Related Persons.

(b)If any Lender or L/C Issuer has elected to abstain from receiving MNPI (as defined below in Section 10.10) concerning the Credit Parties or their Affiliates, such Lender or L/C Issuer acknowledges that, notwithstanding such election, Agent and/or the Credit Parties will, from time to time, make available syndicate-information (which may contain MNPI) as required by the terms of, or in the course of administering the Loans to the credit contact(s) identified for receipt of such information on the Lender’s administrative questionnaire who are able to receive and use all syndicate-level information (which may contain MNPI) in accordance with such Lender’s compliance policies and contractual obligations and applicable law, including federal and state securities laws; provided, that if such contact is not so identified in such questionnaire, the relevant Lender or L/C Issuer hereby agrees to promptly (and in any event within one (1) Business Day) provide such a contact to Agent and the Credit Parties upon request therefor by Agent or the Credit Parties. Notwithstanding such Lender’s or L/C Issuer’s election to abstain from receiving MNPI, such Lender or L/C Issuer acknowledges that if such Lender or L/C Issuer chooses to communicate with Agent, it assumes the risk of receiving MNPI concerning the Credit Parties or their Affiliates.

9.8Expenses; Indemnities; Withholding.

(a)Each Lender agrees to reimburse Agent and each of its Related Persons (to the extent not reimbursed by any Credit Party) promptly upon demand, severally and ratably, for any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Credit Party) that may be incurred by Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement of, or the taking of any other action (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding (including preparation for and/or response to any subpoena or request for document production relating thereto) or otherwise) in respect of, or legal advice with respect to, its rights or responsibilities under, any Loan Document.

(b)Each Lender further agrees to indemnify Agent, each L/C Issuer and each of their respective Related Persons (to the extent not reimbursed by any Credit Party), severally and ratably, from and against Liabilities (including, to the extent not indemnified pursuant to Section 9.8(c), Taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to or for the account of any Lender) that may be imposed on, incurred by or asserted against Agent, any L/C Issuer or any of their respective Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document, any Related Document, any Letter of Credit or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by Agent, any L/C Issuer or any of their respective Related Persons under or with respect to any of the foregoing; provided, that with respect to any indemnification owed to any L/C Issuer or any of its Related Persons in connection with any Letter of Credit, only Revolving Lenders shall be required to indemnify, such indemnification to be made severally and ratably based on such Revolving Lender’s Commitment Percentage of the Aggregate Revolving Loan Commitment (determined as of the time the applicable indemnification is sought by such L/C Issuer or Related Person from the Revolving Lenders); provided, further, that no Lender shall be liable to Agent or any of its Related Persons to the extent such liability has resulted primarily from the gross negligence or willful misconduct of Agent or, as the case may be, such Related Person, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

(c)To the extent required by any Requirement of Law, Agent may withhold from any payment to any Lender under a Loan Document an amount equal to any applicable withholding Tax (including withholding Taxes imposed under Chapters 3 and 4 of Subtitle A of the Code).  If the IRS or any other Governmental Authority asserts a claim that Agent did not properly withhold Tax from amounts paid to or for the account of any Lender (because the appropriate certification form was not delivered, was not properly executed, or fails to establish an exemption from, or reduction of, withholding Tax with respect to a particular type of payment, or because such Lender failed to notify Agent or any other Person of a change in circumstances which rendered the exemption from, or reduction of, withholding Tax ineffective, failed to maintain a Participant Register or for any other reason), or Agent reasonably determines that it was required to withhold Taxes from a prior payment but failed to do so, such Lender shall promptly indemnify Agent fully for all amounts paid, directly or indirectly, by Agent as Tax or otherwise, including penalties and interest, and together with all expenses incurred by Agent, including legal expenses, allocated internal costs and out-of-pocket expenses.  Agent may offset against any payment to any Lender under a Loan Document, any applicable withholding Tax that was required to be withheld from any prior payment to such Lender but which was not so withheld, as well as any other amounts for which Agent is entitled to indemnification from such Lender under this Section 9.8(c).

9.9Resignation of Agent or L/C Issuer.

(a)Agent may resign at any time by delivering notice of such resignation to the Lenders and Borrower Representative, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date such notice shall be effective.  If the Agent delivers any such notice, the Required Lenders shall have the right to appoint a successor Agent.  If, within 30 days after the retiring Agent having given notice of resignation, no successor Agent has been appointed by the Required Lenders that has accepted such appointment, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent from among the Lenders.  Each appointment under this clause (a) shall be subject to the prior consent of Borrower Representative, which may not be unreasonably withheld but shall not be required during the continuance of an Event of Default.

(b)Effective immediately upon its resignation, (i) the retiring Agent shall be discharged from its duties and obligations under the Loan Documents, (ii) the Lenders shall assume and perform all of the duties of Agent until a successor Agent shall have accepted a valid appointment hereunder, (iii) the retiring Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Agent was, or because such Agent had been, validly acting as Agent under the Loan Documents and (iv) subject to its rights under Section 9.3, the retiring Agent shall take such action as may be reasonably necessary to assign to the successor Agent its rights as Agent under the Loan Documents.  Effective immediately upon its acceptance of a valid appointment as Agent, a successor Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Agent under the Loan Documents.

(c)Any L/C Issuer may resign at any time by delivering notice of such resignation to the Agent, effective on the date set forth in such notice or, if no such date is set forth therein, on the date such notice shall be effective.  Upon such resignation, the L/C Issuer shall remain an L/C Issuer and shall retain its rights and obligations in its capacity as such (other than any obligation to Issue Letters of Credit but including the right to receive fees or to have Lenders participate in any L/C Reimbursement Obligation thereof) with respect to Letters of Credit issued by such L/C Issuer prior to the date of such resignation and shall otherwise be discharged from all other duties and obligations under the Loan Documents.

9.10Release of Collateral or Guarantors.  Each Secured Party hereby consents to the release and hereby directs Agent to release (or, in the case of clause (b)(ii) below, release or subordinate) the following:

(a)any Subsidiary of a Borrower from its guaranty of any Obligation if all of the Stock and Stock Equivalents of such Subsidiary owned by any Credit Party are sold or transferred in a transaction permitted under the Loan Documents (including pursuant to a waiver or consent), to the extent that, after giving effect to such transaction, such Subsidiary would not be required to guaranty any Obligations pursuant to Section 5.13; and

(b)any Lien held by Agent for the benefit of the Secured Parties against (i) any Collateral that is sold, transferred, conveyed or otherwise disposed of by a Credit Party in a transaction permitted by the Loan Documents (including pursuant to a valid waiver or consent), to the extent all Liens required to be granted in such Collateral pursuant to Section 5.13 after giving effect to such transaction have been granted, (ii) any Property subject to a Lien permitted hereunder in reliance upon subsection 6.1(h) or 6.1(i) and (iii) all of the Collateral and all Credit Parties, upon (A) the occurrence of the Facility Termination Date and (B) to the extent requested by Agent, receipt by Agent and the Secured Parties of liability releases from the Credit Parties each in form and substance acceptable to Agent.

Each Secured Party hereby directs Agent, and Agent hereby agrees, upon receipt of reasonable advance notice from Borrower Representative, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the guaranties and Liens when and as directed in this Section 9.10.

9.11Additional Secured Parties.  The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender or L/C Issuer party hereto as long as, by accepting such benefits, such Secured Party agrees, as among Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by Agent, shall confirm such agreement in a writing in form and substance acceptable to Agent) this Article IX, Section 10.3, Section 10.9, Section 10.10, Section 10.11, Section 10.17, Section 10.18, Section 10.19, Section 10.22, Section 10.25 and Section 11.1 (and, solely with respect to L/C Issuers, Section 2.1(c)) and the decisions and actions of Agent and the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders or other parties hereto as required herein) to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing, (a) such Secured Party shall be bound by Section 9.8 only to the extent of Liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of pro rata share or similar concept, (b) each of Agent, the Lenders and the L/C Issuers party hereto shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (c) except as otherwise set forth herein, such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.

9.12Joint Lead Arrangers, Syndication Agent and Documentation Agent.  Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Joint Lead Arrangers, Syndication Agent and Documentation Agent shall not have any duties or responsibilities, nor shall the Joint Lead Arrangers, Syndication Agent and Documentation Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Joint Lead Arrangers, Syndication Agent and Documentation Agent.

9.13Credit Bid.  Each of the Lenders hereby irrevocably authorizes (and by entering into a Secured Rate Contract, each Secured Swap Provider hereby authorizes and shall be deemed to authorize) Agent, on behalf of all Secured Parties to take any of the following actions upon the instruction of the Required Lenders:

(a)consent to the Disposition of all or any portion of the Collateral free and clear of the Liens securing the Obligations in connection with any Disposition pursuant to the applicable provisions of the Bankruptcy Code, including Section 363 thereof;

(b)credit bid all or any portion of the Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the Bankruptcy Code, including under Section 363 thereof;

(c)credit bid all or any portion of the Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC;

(d)credit bid all or any portion of the Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any foreclosure or other Disposition conducted in accordance with applicable law following the occurrence of an Event of Default, including by power of sale, judicial action or otherwise; and/or

(e)estimate the amount of any contingent or unliquidated Obligations of such Lender or other Secured Party;

it being understood that no Lender shall be required to fund any amount (other than by means of offset) in connection with any purchase of all or any portion of the Collateral by Agent pursuant to the foregoing clauses (b), (c) or (d) without its prior written consent.

Each Secured Party agrees that Agent is under no obligation to credit bid any part of the Obligations or to purchase or retain or acquire any portion of the Collateral; provided that, in connection with any credit bid or purchase described under clauses (b), (c) or (d) of the preceding paragraph, the Obligations owed to all of the Secured Parties (other than with respect to contingent or unliquidated liabilities as set forth in the next succeeding paragraph) may be, and shall be, credit bid by Agent on a ratable basis.

With respect to each contingent or unliquidated claim that is an Obligation, Agent is hereby authorized, but is not required, to estimate the amount thereof for purposes of any credit bid or purchase described in the second preceding paragraph so long as the estimation of the amount or liquidation of such claim would not unduly delay the ability of Agent to credit bid the Obligations or purchase the Collateral in the relevant Disposition. In the event that Agent, in its sole and absolute discretion, elects not to estimate any such contingent or unliquidated claim or any such claim cannot be estimated without unduly delaying the ability of Agent to consummate any credit bid or purchase in accordance with the second preceding paragraph, then any contingent or unliquidated claims not so estimated shall be disregarded, shall not be credit bid, and shall not be entitled to any interest in the portion or the entirety of the Collateral purchased by means of such credit bid.

Each Secured Party whose Obligations are credit bid under clauses (b), (c) or (d) of the third preceding paragraph shall be entitled to receive interests in the Collateral or any other asset acquired in connection with such credit bid (or in the Stock of the acquisition vehicle or vehicles that are used to consummate such acquisition) on a ratable basis in accordance with the percentage obtained by dividing (x) the amount of the Obligations of such Secured Party that were credit bid in such credit bid or other Disposition, by (y) the aggregate amount of all Obligations that were credit bid in such credit bid or other Disposition.

ARTICLE X

MISCELLANEOUS

10.1Amendments and Waivers.

(a)Amendments Generally. No amendment or waiver of, or supplement or other modification (which shall include any direction to Agent pursuant) to, any Loan Document (other than the Fee Letters, any Control Agreement, any Mortgage, or any letter of credit reimbursement or similar agreement or any landlord, bailee or mortgagee agreement) or any provision thereof, and no consent with respect to any departure by any Credit Party therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent with the consent of the Required Lenders), and the Borrowers and acknowledged by the Agent and then such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, supplement (including any additional Loan Document) or consent shall, unless in writing and signed by all the Lenders directly and adversely affected thereby (or by Agent with the consent of all the Lenders directly and adversely affected thereby), in addition to the Required Lenders (or by Agent with the consent of the Required Lenders) and the Borrowers and acknowledged by Agent, do any of the following:

(i)increase or extend the Commitment of any Lender (or reinstate any Commitment terminated pursuant to subsection 8.2(a));

(ii)postpone or delay any date fixed for, or reduce or waive, any scheduled installment of principal or any payment of interest, fees or other amounts (other than principal) due to the Lenders (or any of them) or L/C Issuer hereunder or under any other Loan Document (for the avoidance of doubt, mandatory prepayments pursuant to Section 2.8 (other than scheduled installments under Section 2.8(a)) may be postponed, delayed, reduced, waived or modified with the consent of Required Lenders);

(iii)reduce the principal of, or the rate of interest specified herein (it being agreed that waiver of the default interest margin shall only require the consent of Required Lenders) or the amount of interest payable in cash specified herein on any Loan, or of any fees or other amounts payable hereunder or under any other Loan Document, including L/C Reimbursement Obligations;

(iv)(A) change or have the effect of changing  the priority or pro rata treatment of any payments (including voluntary and mandatory prepayments), Liens, proceeds of Collateral or reductions in Commitments (including as a result in whole or in part of allowing the issuance or incurrence, pursuant to this Agreement or otherwise, of new loans or other Indebtedness having any priority over any of the Obligations in respect of payments, Liens, Collateral or proceeds of Collateral, in exchange for any Obligations or otherwise), or (B) advance the date fixed for, or increase, any scheduled installment of principal due to any of the Lenders under any Loan Document;

(v)change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which shall be required for the Lenders or any of them to take any action hereunder;

(vi)amend this Section 10 or definition of Required Lenders, or any provision providing for consent or other action by all Lenders; or

(vii)discharge any Credit Party from its respective payment Obligations under the Loan Documents, or release all or substantially all of the Collateral, except as otherwise may be provided in this Agreement or the other Loan Documents;

it being agreed that all Lenders shall be deemed to be directly affected by an amendment or waiver of the type described in the preceding clauses (iv), (v) and (vi).

(b)Agent, Swingline Lender and L/C Issuer.  No amendment, waiver or consent shall, unless in writing and signed by Agent, the L/C Issuer or the Swingline Lender, as the case may be, in addition to the Required Lenders or all Lenders directly affected thereby, as the case may be (or by Agent with the consent of the Required Lenders or all the Lenders directly affected thereby or all the Lenders, as the case may be), affect the rights or duties of Agent, the L/C Issuer or the Swingline Lender, as applicable, under this Agreement or any other Loan Document.  No amendment, modification or waiver of this Agreement or any Loan Document altering the ratable treatment of Obligations arising under Secured Rate Contracts resulting in such Obligations being junior in right of payment to principal on the Loans or resulting in Obligations owing to any Secured Swap Provider becoming unsecured (other than releases of Liens permitted in accordance with the terms hereof), in each case in a manner adverse to any Secured Swap Provider, shall be effective without the written consent of such Secured Swap Provider.

(c)Required Revolving Lenders.   No amendment or waiver shall, unless signed by Required Revolving Lenders (or by Agent with the consent of Required Revolving Lenders) in addition to the Required Lenders (or by Agent with the consent of the Required Lenders): (i) amend or waive compliance with the conditions precedent to the obligations of Lenders to make any Revolving Loan (or of any L/C Issuer to Issue any Letter of Credit) in Section 3.2; or (ii) waive any Default or Event of Default for the purpose of satisfying the conditions precedent to the obligations of Lenders to make any Revolving Loan (or of any L/C Issuer to Issue any Letter of Credit) in Section 3.2.  No amendment shall: (x) amend or waive this Section 10.1(c) or the definitions of the terms used in this Section 10.1(c) insofar as the definitions affect the substance of this Section 10.1(c); (y) change the definition of the term Required Revolving Lenders; or (z) change the percentage of Lenders which shall be required for Revolving Lenders to take any action hereunder, in each case, without the consent of all Revolving Lenders.

(d)Additional Credit Facilities.  This Agreement may be amended with the written consent of Agent, Borrower Representative and the Required Lenders to (i) add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the outstanding principal and accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Loans and the accrued interest and fees in respect thereof and (ii) include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(e)Schedules; Corrections; Liens; Incrementals.  Notwithstanding anything to the contrary contained in this Section 10.1, (i) Agent may amend Schedules 2.1(a) and 2.1(b) to reflect Incremental Facilities and Sales entered into pursuant to Section 10.9 and (ii) Agent and Borrower Representative may amend or modify this Agreement and any other Loan Document to (1) cure any ambiguity, omission, defect or inconsistency therein, (2) grant a new Lien for the benefit of the Secured Parties, extend an existing Lien over additional Property for the benefit of the Secured Parties or join additional Persons as Credit Parties, and (3) add one or more Incremental Facilities to this Agreement pursuant to Section 2.13 and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Loans and the accrued interest and fees in respect thereof and to include appropriately the Lenders holding such credit facilities in any determination of the Required Revolving Lenders and Required Lenders.

(f)Extensions.   Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by Borrower Representative to all Lenders holding Term Loans with a like maturity date or all Revolving Lenders having Revolving Loan Commitments with a like commitment termination date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of such respective Term Loans or amounts of Revolving Loan Commitments) and on the same terms to each such Lender, the Borrowers are hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in any such Extension Offers to extend the maturity date and/or commitment termination of each such Lender’s Term Loans and/or Revolving Loan Commitments, and, subject to the terms hereof, otherwise modify the terms of such Term Loans and/or Revolving Loan Commitments pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate and/or fees payable in respect of such Term Loans and/or Revolving Loan Commitments (and related outstandings) and/or modifying the amortization schedule in respect of such Lender’s Term Loans) (each, an “Extension”; and each group of Term Loans or Revolving Loan Commitments, as applicable, in each case as so extended, as well as the original Term Loans and the original Revolving Loan Commitments (in each case not so extended), being a separate Class), so long as the following terms are satisfied:

(i)no Default or Event of Default shall have occurred and be continuing at the time the applicable Extension Offer is delivered to the Lenders;

(ii)except as to final commitment termination date (which shall be determined by the Borrowers and set forth in the relevant Extension Offer, subject to acceptance by the Extended Revolving Lenders), the Revolving Loan Commitment of any Revolving Lender that agrees to an Extension with respect to such Revolving Loan Commitment (an “Extended Revolving Lender”) extended pursuant to an Extension (an “Extended Revolving Loan Commitment” and the Loans thereunder, “Extended Revolving Loans”) and the related outstandings shall be a Revolving Loan Commitment (or related outstandings, as the case may be) with the same terms (or terms not less favorable to existing Revolving Lenders) as the original Revolving Loan Commitments (and related outstandings); provided that (1) the borrowing and payments (except for (A) payments of interest and/or fees at different rates on Extended Revolving Loan Commitments (and related outstandings), (B) repayments required upon the commitment termination date of the non-extended Class of Revolving Loan Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments) of Revolving Loans with respect to Extended Revolving Loan Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Loan Commitments, (2) subject to Section 10.1(b), all Swing Loans and Letters of Credit shall be participated on a pro rata basis by all Lenders with Revolving Loan Commitments (including Extended Revolving Loan Commitments) in accordance with their percentage of the Aggregate Revolving Loan Commitments, (3) the permanent repayment of Revolving Loans with respect to, and termination of, Extended Revolving Loan Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Loan Commitments, except that the Borrowers shall be permitted to repay permanently and terminate commitments of any such Class on a better than pro rata basis as compared to any other Class with a later commitment termination date than such Class, (4) assignments and participations of Extended Revolving Loan Commitments and related Revolving Loans shall be governed by the same assignment and participation provisions applicable to the other Classes of Revolving Loan Commitments and Revolving Loans and (5) at no time shall there be Revolving Loan Commitments hereunder (including Extended Revolving Loan Commitments and any original Revolving Loan Commitments) which have more than two (2) different maturity dates;

(iii)except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iv), (v) and (vi), be determined by the Borrowers and set forth in the relevant Extension Offer, subject to acceptance by the Extending Term Lenders), the Term Loans of any Term Lender that agrees to an Extension (such commitment, an “Extended Term Loan Commitment”) with respect to such Term Loans owed to it (an “Extending Term Lender”) extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms as the Class of Term Loans subject to such Extension Offer (except for covenants or other provisions contained therein applicable only to periods after the then Latest Maturity Date);

(iv)the final maturity date of any Extended Term Loans shall be no earlier than the Latest Maturity Date of the Term Loans extended thereby and the amortization schedule applicable to Loans pursuant to Section 2.8(a) for periods prior to the original maturity date of the Term Loans shall not be increased;

(v)the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the Weighted Average Life to Maturity of the Term Loans extended thereby;

(vi)any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than pro rata basis) with non-extended Classes of Term Loans in any voluntary or mandatory prepayments hereunder, in each case as specified in the respective Extension Offer; and

(vii)if the aggregate principal amount of Term Loans (calculated on the outstanding principal amount thereof) and/or Revolving Loan Commitments, as the case may be, in respect of which Term Lenders or Revolving Lenders, as applicable, shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans or Revolving Loan Commitments, as the case may be, offered to be extended by Borrower Representative pursuant to such Extension Offer, then the Term Loans and/or Revolving Loans of such Term Lenders or Revolving Lenders, as applicable, shall be extended ratably up to such maximum amount based on the respective principal or commitment amounts with respect to which such Term Lenders and/or Revolving Lenders, as the case may be, have accepted such Extension Offer.

With respect to all Extensions consummated by the Borrowers pursuant to this Section, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Sections 2.7 or 2.8 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment; provided that Borrower Representative may at its election specify as a condition to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in Borrower Representative’s sole discretion and may be waived by Borrower Representative) of Term Loans or Revolving Loan Commitments (as applicable) of any or all applicable Classes be tendered. Agent and the Lenders hereby consent to the transactions contemplated by this Section (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Loan Commitments on the such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement or any other Loan Document that may otherwise prohibit or conflict with any such Extension or any other transaction contemplated by this Section. Any Lender that does not respond to an Extension Offer by the applicable due date shall be deemed to have rejected such Extension Offer.

No consent of Agent or any Lender shall be required to effectuate any Extension, other than (A) the consent of each Lender agreeing to such Extension with respect to one or more of its Term Loans and/or Revolving Loan Commitments (or a portion thereof) and (B) with respect to any Extension of the Revolving Loan Commitments, the consent of the L/C Issuer and Swingline Lender.  All Extended Term Loans, Extended Revolving Loan Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents and secured by the Collateral on a pari passu basis with all other applicable Obligations.  The Lenders hereby irrevocably authorize Agent to enter into amendments to this Agreement and the other Loan Documents with Borrower Representative (on behalf of all Credit Parties) as may be necessary in order to establish new Classes or sub-Classes in respect of Revolving Loan Commitments or Term Loans so extended and such technical amendments as may be necessary in the reasonable opinion of Agent and Borrower Representative in connection with the establishment of such new Classes or sub-Classes, in each case on terms consistent with this Section.  In addition, if so provided in such amendment and with the consent of each L/C Issuer, participations in Letters of Credit expiring on or after the applicable commitment termination date shall be re-allocated from Lenders holding non-extended Revolving Loan Commitments to Lenders holding Extended Revolving Loan Commitments in accordance with the terms of such amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Revolving Loan Commitments, be deemed to be participation interests in respect of such Revolving Loan Commitments and the terms of such participation interests shall be adjusted accordingly.  Without limiting the foregoing, in connection with any Extensions the applicable Credit Parties shall (at their expense) amend (and Agent is hereby directed by the Lenders to amend) any Mortgage that has a maturity date prior to the Latest Maturity Date, so that such maturity date referenced therein is extended to the later of the then Latest Maturity Date (or such later date as may be advised by local counsel to Agent).  Agent shall promptly notify each Lender of the effectiveness of each such amendment.

In connection with any Extension, Borrower Representative shall provide Agent at least five (5) Business Days (or such shorter period as may be agreed by Agent) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, Agent, in each case acting reasonably to accomplish the purposes of this Section 10.1(f).

This Section 10.1(f) shall supersede any provisions of this Section 10.1 or Section 10.11 to the contrary.

(g)Certain other Loan Documents.  The Fee Letters, any Control Agreement, any Mortgage, any letter of credit reimbursement or similar agreement or any landlord, bailee or mortgagee agreement may be amended as provided therein and if not provided therein, by each of the parties thereto.

(h)Certain Acquisitions.  No amendment or waiver shall, unless signed by the Initial Lenders (or by Agent with the consent of the Initial Lenders) in addition to the Required Lenders (or by Agent with the consent of the Required Lenders) amend clause (h) of the definition of “Permitted Acquisition” or otherwise amend this Agreement to permit an Acquisition with aggregate Acquisition Consideration in excess of $50,000,000 to be consummated within six months after the Closing Date;

10.2Notices.

(a)Addresses.  All notices, demands, requests, directions and other communications required or expressly authorized to be made by this Agreement shall, whether or not specified to be in writing but unless otherwise expressly specified to be given by any other means, be given in writing and (i) addressed to the address set forth on the applicable signature page hereto, (ii) posted to Syndtrak® (to the extent such system is available and set up by or at the direction of the Agent prior to posting) in an appropriate location by uploading such notice, demand, request, direction or other communication to www.syndtrak.com or using such other means of posting to Syndtrak® as may be available and reasonably acceptable to Agent prior to such posting, (iii) posted to any other E-System approved by or set up by or at the direction of Agent or (iv) addressed to such other address as shall be notified in writing (A) in the case of the Borrowers, the Swingline Lender and Agent, to the other parties hereto and (B) in the case of all other parties, to Borrower Representative and Agent.  Transmission by electronic mail (including E-Fax) shall not be sufficient or effective to transmit any such notice under this clause (a) unless such transmission is an available means to post to any E-System.

(b)Effectiveness.

(i)All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, 1 Business Day after delivery to such courier service, (iii) if delivered by mail, when deposited in the mails, (iv) if delivered by facsimile (other than to post to an E-System pursuant to clause (a)(ii) or (a)(iii) above), upon sender’s receipt of confirmation of proper transmission, and (v) if delivered by posting to any E-System, on the later of the date of such posting and the date access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System; provided,  however, that no communications to Agent pursuant to Article II shall be effective until received by Agent.

(ii)The posting, completion and/or submission by any Credit Party of any communication pursuant to an E-System shall constitute a representation and warranty by the Credit Parties that any representation, warranty, certification or other similar statement required by the Loan Documents to be provided, given or made by a Credit Party in connection with any such communication is true, correct and complete except as expressly noted in such communication or E-System.

(c)Each Lender shall notify Agent in writing of any changes in the address to which notices to such Lender should be directed, of addresses of its Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as Agent shall reasonably request.

10.3Electronic Transmissions.

(a)Authorization.  Subject to the provisions of Section 10.2(a), each of Agent, Lenders, each Credit Party and each of their Related Persons, is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein.  Each Credit Party and each Secured Party hereto acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

(b)Signatures.  Subject to the provisions of Section 10.2(a), (i)(A) no posting to any E-System shall be denied legal effect merely because it is made electronically, (B) each E‑Signature on any such posting shall be deemed sufficient to satisfy any requirement for a “signature” and (C) each such posting shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Loan Document, any applicable provision of any UCC, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Requirement of Law governing such subject matter, (ii) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such posting, an E-Signature, upon which Agent, each Secured Party and each Credit Party may rely and assume the authenticity thereof, (iii) each such posting containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original and (iv) each party hereto or beneficiary hereto agrees not to contest the validity or enforceability of any posting on any E-System or E-Signature on any such posting under the provisions of any applicable Requirement of Law requiring certain documents to be in writing or signed; provided, however, that nothing herein shall limit such party’s or beneficiary’s right to contest whether any posting to any E-System or E-Signature has been altered after transmission.

(c)Separate Agreements.  All uses of an E-System shall be governed by and subject to, in addition to Section 10.2 and this Section 10.3, the separate terms, conditions and privacy policy posted or referenced in such E-System (or such terms, conditions and privacy policy as may be updated from time to time, including on such E-System) and related Contractual Obligations executed by Agent and Credit Parties in connection with the use of such E-System.

(d)LIMITATION OF LIABILITY.  ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED “AS IS” AND “AS AVAILABLE”.  NONE OF AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF ANY E-SYSTEMS OR ELECTRONIC TRANSMISSION AND DISCLAIMS ALL LIABILITY FOR ERRORS OR OMISSIONS THEREIN.  NO WARRANTY OF ANY KIND IS MADE BY AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS IN CONNECTION WITH ANY E‑SYSTEMS OR ELECTRONIC COMMUNICATION, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS.  Each of each Borrower, each other Credit Party executing this Agreement and each Secured Party agrees that Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.

10.4No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  No course of dealing between any Credit Party, any Affiliate of any Credit Party, Agent or any Lender shall be effective to amend, modify or discharge any provision of this Agreement or any of the other Loan Documents.

10.5Costs and Expenses.  Any action taken by any Credit Party under or with respect to any Loan Document, even if required under any Loan Document or at the request of Agent or Required Lenders, shall be at the expense of such Credit Party, and neither Agent nor any other Secured Party shall be required under any Loan Document to reimburse any Credit Party or any Subsidiary of any Credit Party therefor except as expressly provided therein.  In addition, the Borrowers agree to pay or reimburse upon demand (a) the Agent for all reasonable out-of-pocket costs and expenses incurred by it or any of its Related Persons (but only to the extent Agent or its Affiliates are required to reimburse such Related Persons), in connection with the investigation, development, preparation, negotiation, syndication, execution, interpretation or administration of, any modification of any term of or termination of, any Loan Document, any commitment or proposal letter therefor, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein, in each case including Attorney Costs to the Agent, (b) the Agent for all reasonable costs and expenses incurred by it or any of its Related Persons in connection with internal audit reviews, field examinations and Collateral examinations (which shall be reimbursed, in addition to the out-of-pocket costs and expenses of such examiners, at the per diem rate per individual charged by the Agent for its examiners), (c) each of the Agent, its Related Persons, and L/C Issuer for all costs and expenses incurred in connection with (i) any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out”, (ii) the enforcement or preservation of any right or remedy under any Loan Document, any Obligation, with respect to the Collateral or any other related right or remedy or (iii) the commencement, defense, conduct of, intervention in, or the taking of any other action with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to any Credit Party, any Subsidiary of any Credit Party, Loan Document or Obligation (or the

response to and preparation for any subpoena or request for document production relating thereto), including Attorney Costs and (d) fees and disbursements of Attorney Costs of one law firm on behalf of all Lenders (other than Agent) incurred in connection with any of the matters referred to in clause (c) above.

10.6Indemnity.

(a)Each Credit Party agrees to indemnify, hold harmless and defend Agent, each Lender, each L/C Issuer and each of their respective Related Persons (each such Person being an “Indemnitee”) from and against all Liabilities (including brokerage commissions, fees and other compensation) that may be imposed on, incurred by or asserted against any such Indemnitee (regardless of whether such matter is initiated by a third party, by a Borrower or any of their respective affiliates) in any matter relating to or arising out of, in connection with or as a result of (i) any Loan Document, any Obligation (or the repayment thereof), any Letter of Credit, the use or intended use of the proceeds of any Loan or the use of any Letter of Credit or any securities filing of, or with respect to, any Credit Party, (ii) any commitment letter, proposal letter or term sheet with any Person or any Contractual Obligation, arrangement or understanding with any broker, finder or consultant, in each case entered into by or on behalf of any Credit Party or any Affiliate of any of them in connection with any of the foregoing and any Contractual Obligation entered into in connection with any E-Systems or other Electronic Transmissions, (iii) any actual or prospective investigation, litigation or other proceeding, whether or not brought by any such Indemnitee or any of its Related Persons, any holders of securities or creditors (and including attorneys’ fees in any case), whether or not any such Indemnitee, Related Person, holder or creditor is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Requirement of Law or theory thereof, including common law, equity, contract, tort or otherwise or (iv) any other act, event or transaction related, contemplated in or attendant to any of the foregoing (collectively, the “Indemnified Matters”); provided, however, that no Credit Party shall have any liability under this Section 10.6 to any Indemnitee with respect to any Indemnified Matter, and no Indemnitee shall have any liability with respect to any Indemnified Matter other than (to the extent otherwise liable), to the extent such liability has resulted primarily from the gross negligence or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.  Furthermore, each of each Borrower and each other Credit Party executing this Agreement waives and agrees not to assert against any Indemnitee, and shall cause each other Credit Party to waive and not assert against any Indemnitee, any right of contribution with respect to any Liabilities that may be imposed on, incurred by or asserted against any Related Person.  This Section 10.6(a) shall not apply with respect to Taxes other than any Taxes that represent Liabilities arising from any non-Tax claim.

(b)Without limiting the foregoing, “Indemnified Matters” includes all Environmental Liabilities imposed on, incurred by or asserted against any Indemnitee, including those arising from, or otherwise involving, any Property of any Credit Party or any Related Person of any Credit Party or any actual, alleged or prospective damage to Property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such Property or natural resource or any Property on or contiguous to any Real Estate of any Credit Party or any Related Person of any Credit Party, whether or not, with respect to any such Environmental Liabilities, any Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor-in-interest to any Credit Party or any Related Person of any Credit Party or the owner, lessee or operator of any Property of any Related Person through any foreclosure action, in each case except to the extent such Environmental Liabilities (i) are incurred solely following foreclosure by Agent or following Agent or any Lender having become the successor-in-interest to any Credit Party or any Related Person of any Credit Party and (ii) are attributable solely to acts of such Indemnitee.

10.7Marshaling; Payments Set Aside.  No Secured Party shall be under any obligation to marshal any Property in favor of any Credit Party or any other Person or against or in payment of any Obligation.  To the extent that the Secured Party receives a payment from a Borrower, from any other Credit Party, from the proceeds of the Collateral, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.

10.8Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that any assignment by any Lender shall be subject to the provisions of Section 10.9 hereof, and provided further that no Borrower may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and each Lender.

10.9Assignments and Participations; Binding Effect.

(a)Binding Effect.    On and after the Closing Date, this Agreement shall be binding upon and inure to the benefit of, but only to the benefit of, the Borrowers, the other Credit Parties hereto (in each case except for Article IX), Agent, each Lender and each L/C Issuer receiving the benefits of the Loan Documents and, to the extent provided in Section 9.11, each other Secured Party and, in each case, their respective successors and permitted assigns.  Except as expressly provided in any Loan Document (including in Section 9.9), none of any Borrower, any other Credit Party, any L/C Issuer or Agent shall have the right to assign any rights or obligations hereunder or any interest herein.

(b)Right to Assign.  Each Lender may sell, transfer, negotiate or assign (a “Sale”) all or a portion of its rights and obligations hereunder (including all or a portion of its Commitments and its rights and obligations with respect to Loans and Letters of Credit) to (i)  any existing Lender (other than a Non-Funding Lender or Impacted Lender); (ii) any Affiliate or Approved Fund of any existing Lender (other than a natural Person or a Non-Funding Lender or Impacted Lender); (iii) to any Person in connection with the sale by any Lender of all or any substantial portion of such Lender’s corporate finance or healthcare capital portfolio or (iv) any other Person (other than a natural Person, a Non-Funding Lender or any Borrower or any of any Borrower’s Affiliates or Subsidiaries) acceptable (which acceptance shall not be unreasonably withheld or delayed) to Agent and, as long as no Specified Event of Default is continuing, Borrower Representative, and, in the case of any Sale of a Revolving Loan, Letter of Credit or Revolving Loan Commitment, each L/C Issuer that is a Lender (which acceptances of L/C Issuer and Borrower Representative shall be deemed to have been given unless an objection is delivered to Agent within ten (10) Business Days after notice of a proposed Sale is delivered to the L/C Issuer and Borrower Representative, as applicable (any Person meeting one of the requirements set forth in clauses (i), (ii), (iii) or (iv) above, an “Eligible Assignee”); provided,  however, that (v) such Sales do not have to be ratable between the Revolving Loan and Term Loans or between each Term Loan but must be ratable among the obligations owing to and owed by such Lender with respect to the Revolving Loans or a Term Loan; (w) for each Loan, the aggregate outstanding principal amount (determined as of the effective date of the applicable Assignment) of the Loans, Commitments and Letter of Credit Obligations subject to any such Sale shall be in a minimum amount of $1,000,000, unless such Sale is made to an existing Lender or an Affiliate or Approved Fund of any existing Lender, is of the assignor’s (together with its Affiliates and Approved Funds) entire interest in such facility or is made with the prior consent of Borrower Representative (to the extent Borrower Representative’s consent is otherwise required) and Agent; (x) interest accrued, other than any interest that is payable-in-kind, prior to and through the date of any such Sale may not be assigned; (y) such Sales by Lenders who are Non-Funding Lenders due to clause (a) of the definition of Non-Funding Lender shall be subject to Agent’s prior written consent in all instances, unless in connection with such sale, such Non-Funding Lender cures, or causes the cure of, its Non-Funding Lender status as contemplated in Section 2.11(e)(v); and (z) assignments and participations to Disqualified Institutions shall be subject to the terms and conditions in Section 10.9(g).

Agent’s refusal to accept a Sale to a Credit Party, an Affiliate of a Credit Party, a holder of Subordinated Indebtedness or an Affiliate of such Holder or a Person that would be a Non-Funding Lender or Impacted Lender, or the imposition of conditions or limitations (including limitations on voting) upon Sales to such Persons, shall not be deemed to be unreasonable.  Any purported assignment or transfer by a Lender of its rights or obligations under this Agreement and the other Loan Documents to any Person that does not comply with the terms hereof shall be treated for purposes of this Agreement as a sale by such Lender of a participation of such rights and obligations in accordance with Section 10.9(f) (subject to Section 10.9(g) in the case of a purported transfer to a Disqualified Institution), provided that such treatment shall not relieve any assigning Lender from any Liabilities arising as a consequence of its breach of this Agreement.

(c)Procedure.  The parties to each Sale made in reliance on clause (b) above (other than those described in clause (e) or (f) below) shall execute and deliver to Agent an Assignment via an electronic settlement system designated by Agent (or, if previously agreed with Agent, via a manual execution and delivery of the Assignment) evidencing such Sale, together with any existing Note subject to such Sale (or any affidavit of loss therefor acceptable to Agent), any Tax forms required to be delivered pursuant to Section 11.1 and payment of an assignment fee in the amount of $3,500 to Agent, unless waived or reduced by Agent; provided that (i) if a Sale by a Lender is made to an Affiliate or an Approved Fund of such assigning Lender, then no assignment fee shall be due in connection with such Sale, and (ii) if a Sale by a Lender is made to an assignee that is not an Affiliate or Approved Fund of such assignor Lender, and concurrently to one or more Affiliates or Approved Funds of such assignee, then only one assignment fee of $3,500 shall be due in connection with such Sale (unless waived or reduced by Agent).  Upon receipt of all the foregoing, and conditioned upon such receipt and, if such Assignment is made in accordance with clause (iv) of Section 10.9(b), upon Agent (and Borrower Representative, if applicable, and L/C Issuer) consenting to such Assignment (if required), from and after the effective date specified in such Assignment, Agent shall record or cause to be recorded in the Register the information contained in such Assignment.

(d)Effectiveness.  Subject to the recording of an Assignment by Agent in the Register pursuant to Section 2.4(b), (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment, shall have the rights and obligations of a Lender, (ii) any applicable Note shall be transferred to such assignee through such entry and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment, relinquish its rights (except for those surviving the termination of the Commitments and the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto).

(e)Grant of Security Interests.  In addition to the other rights provided in this Section 10.9, each Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (A) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board), without notice to Agent or (B) any holder of, or trustee for the benefit of the holders of, such Lender’s Indebtedness or equity securities, by notice to Agent; provided, however, that no such holder or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with clause (b) above), shall be entitled to any rights of such Lender hereunder and no such Lender shall be relieved of any of its obligations hereunder.

(f)Participants and SPVs.  In addition to the other rights provided in this Section 10.9, each Lender may, (x) with notice to Agent, grant to an SPV the option to make all or any part of any Loan that such Lender would otherwise be required to make hereunder (and the exercise of such option by such SPV and the making of Loans pursuant thereto shall satisfy the obligation of such Lender to make such Loans hereunder) and such SPV may assign to such Lender the right to receive payment with respect to any Obligation and (y) without notice to or consent from Agent or the Borrowers, sell participations to one or more Persons (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Term Loans, Revolving Loans and Letters of Credit); provided, however, that, whether as a result of any term of any Loan Document or of such grant or participation, (i) no such SPV or participant shall have a commitment, or be deemed to have made an offer to commit, to make Loans hereunder, and, except as provided in the applicable option agreement, none shall be liable for any obligation of such Lender hereunder, (ii) such Lender’s rights and obligations, and the rights and obligations of the Credit Parties and the Secured Parties towards such Lender, under any Loan Document shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the Obligations in the Register, except that (A) each such participant and SPV shall be entitled to the benefit of Article XI, but, with respect to Section 11.1, only to the extent such participant or SPV delivers the Tax forms such Lender is required to collect pursuant to subsection 11.1(g) and then only to the extent of any amount to which such Lender would be entitled in the absence of any such grant or participation except to the extent such entitlement to receive a greater amount results from any change in, or in the interpretation of, any Requirement of Law that occurs after the date such grant or participation is made (and in consideration of the foregoing, each such Participant and SPV shall be deemed to have acknowledged and agreed to be bound by the provisions of Section 10.22) and (B) each such SPV may receive other payments that would otherwise be made to such Lender with respect to Loans funded by such SPV to the extent provided in the applicable option agreement and set forth in a notice provided to Agent by such SPV and such Lender, provided, however, that in no case (including pursuant to clause (A) or (B) above) shall an SPV or participant have the right to enforce any of the terms of any Loan Document, and (iii) the consent of such SPV or participant shall not be required (either directly, as a restraint on such Lender’s ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Loan Document or to exercise or refrain from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce or direct enforcement of the Obligations), except for those described in clauses (ii) and (iii) of Section 10.1(a) with respect to amounts, or dates fixed for payment of amounts, to which such participant or SPV would otherwise be entitled and, in the case of participants, except for those described in clause (vii) of Section 10.1(a).  No party hereto shall institute (and each Borrower shall cause each other Credit Party not to institute) against any SPV grantee of an option pursuant to this clause (f) any bankruptcy, reorganization, insolvency, liquidation or similar proceeding, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper of such SPV; provided, however, that each Lender having designated an SPV as such agrees to indemnify each Indemnitee against any Liability that may be incurred by, or asserted against, such Indemnitee as a result of failing to institute such proceeding (including a failure to be reimbursed by such SPV for any such Liability).  The agreement in the preceding sentence shall survive the termination of the Commitments and the payment in full of the Obligations.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no

Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person other than Agent except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, Agent shall have no responsibility for maintaining a Participant Register.

(g)Disqualified Institutions.

(i)No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning or transferring Lender entered into a binding agreement to sell and assign, or grant a participation in, all or a portion of its rights and obligations under this Agreement, as applicable, to such Person unless Agent and Borrower Representative have consented in writing in their sole and absolute discretion to such assignment or participation, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation.  For the avoidance of doubt, (x) no assignment or participation shall be retroactively invalidated pursuant to this Section 10.9(g) if the Trade Date therefor occurred prior to the assignee’s or participant’s becoming a Disqualified Institution (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”, and (y) the execution by Borrower Representative or Agent of an Assignment with respect to such an assignment will not by itself result in such assignee no longer being considered a Disqualified Institution.

(ii)Agent and each assignor of a Loan or seller of a participation hereunder shall be entitled to rely conclusively on a representation of the assignee Lender or Participant in the relevant Assignment or participation agreement, as applicable, that such assignee or purchaser is not a Disqualified Institution.  The Agent shall have the right, and the Borrowers hereby expressly authorize Agent, to (A) post the list of Disqualified Institutions provided by Borrower Representative and any updates thereto from time to time (collectively, the “DQ List”) on an E-System, including that portion of such E-System that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender requesting the same.  Any assignment to a Disqualified Institution or grant or sale of participation to a Disqualified Institution in violation of Section 10.9(g) shall not be void, but the other provisions of this Section 10.9(g) shall apply.

(iii)If any assignment or participation is made to any Disqualified Institution without the consents required by this Section 10.9(g) and/or Section 10.9(b), or if any Person becomes a Disqualified Institution after the applicable Trade Date, Borrower Representative may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and Agent, (1) terminate the Revolving Loan Commitment of such Disqualified Institution and pay or cause to be paid all Obligations of the Borrowers owing to such Disqualified Institution in connection with such Revolving Loan Commitment, (2) in the case of outstanding Term Loans held by Disqualified Institutions, purchase or prepay (or cause to be purchased or prepaid) such Term Loan by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such

Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and/or (C) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions and conditions contained in this Section 10.9), all of its interest, rights and obligations under this Agreement and the other Loan Documents to one or more assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations of such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.  Any Term Loan so purchased by a Borrower under this Section 10.9(g) shall upon such purchase be deemed to be irrevocably prepaid, terminated, extinguished, cancelled and of no further force and effect.

(iv)Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (1) will not have the right to (x) receive information, reports or other materials provided to Agent or Lenders by the Borrowers, Agent or any other Lender, (y) attend or participate (including by telephone) in meetings attended by any of the Lenders and/or Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of Agent or the Lenders and (2) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any plan of reorganization pursuant to Section 1126 of the Bankruptcy Code or any similar plan, each Disqualified Institution party hereto hereby agrees (1) not to vote on such plan, (2) if such Disqualified Institution does vote on such plan notwithstanding the restriction in the immediately foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other similar federal, state or foreign law affecting creditor’s rights), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other similar federal, state or foreign law affecting creditor’s rights) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

10.10Confidentiality.

(a)Non-Public Information.

(i)Distribution of Materials to Lenders and L/C Issuers.  The Credit Parties acknowledge and agree that the Loan Documents and all reports, notices, communications and other information or materials provided or delivered by, or on behalf of, the Credit Parties hereunder (collectively, the “Borrower Materials”) may be disseminated by, or on behalf of, Agent, and made available, to the Lenders and the L/C Issuers by posting such Borrower Materials on an E-System. The Credit Parties authorize Agent to download copies of their logos from its website and post copies thereof on an E-System.  Each Credit Party consents to the publication by the Agent or any Lender of any press release, tombstone, advertising or other promotional materials (including, without limitation, via any Electronic Transmission) relating to the financing transactions contemplated by this Agreement using such Group Member’s name, product photographs, logo or trademark; provided such publication is in compliance with applicable Requirements of Law.

(ii)Material Non-Public Information.  The Credit Parties hereby agree that if either they, any parent company or any Subsidiary of the Credit Parties has publicly traded equity or debt securities in the United States, they shall (and shall cause such parent company or Subsidiary, as the case may be, to) (A) identify in writing, and (B) to the extent reasonably practicable, clearly and conspicuously mark such Borrower Materials that contain only information that is publicly available or that is not material for purposes of United States federal and state securities laws as “PUBLIC”. The Credit Parties agree that by identifying such Borrower Materials as “PUBLIC” or publicly filing such Borrower Materials with the Securities and Exchange Commission, then Agent, the Lenders and the L/C Issuers shall be entitled to treat such Borrower Materials as not containing any material non-public information (“MNPI”) for purposes of United States federal and state securities laws. The Credit Parties further represent, warrant, acknowledge and agree that the following documents and materials shall be deemed to be PUBLIC, whether or not so marked, and do not contain any MNPI: (I) the Loan Documents, including the schedules and exhibits attached thereto, and (II) administrative materials of a customary nature prepared by the Credit Parties or Agent (including, Notices of Borrowing, Notices of Conversion/Continuation, L/C Requests, Swingline Requests and any similar requests or notices posted on or through an E-System). Before distribution of Borrower Materials, the Credit Parties agree to execute and deliver to Agent a letter authorizing distribution of the evaluation materials to prospective Lenders and their employees willing to receive MNPI, and a separate letter authorizing distribution of evaluation materials that do not contain MNPI and represent that no MNPI is contained therein.  The Credit Parties acknowledge and agree that the list of Disqualified Institutions does not constitute MNPI and may be posted to all Lenders by Agent (including any updates thereto).

(b)Confidential Information.  Each of Agent, each Lender and each L/C Issuer acknowledges and agrees that it may receive MNPI hereunder concerning the Credit Parties and their Affiliates and agrees to use such information in compliance with all relevant policies, procedures and applicable Requirements of Laws (including United States federal and state securities laws and regulations.  Each Lender, L/C Issuer and the Agent agrees to use all reasonable efforts to maintain, in accordance with its customary practices, the confidentiality of information obtained by it pursuant to any Loan Document and designated in writing by any Credit Party as confidential for a period of two (2) years following the date on which this Agreement terminates in accordance with the terms hereof, except that such information may be disclosed (i) with Borrower Representative’s consent, (ii) to Related Persons of such Lender, L/C Issuer or the Agent, as the case may be, or to any Person that any L/C Issuer causes to issue Letters of Credit hereunder, that are advised of the confidential nature of such information and are instructed to keep such information confidential, (iii) to the extent such information presently is or hereafter becomes available to such Lender, L/C Issuer or the Agent, as the case may be, on a non-confidential basis from a source other than any Credit Party, (iv) to the extent disclosure is required by applicable Requirements of Law or other legal process or requested or demanded by any Governmental Authority, (v) to the extent necessary or customary for inclusion in league table measurements or in any tombstone or other advertising materials (and the Credit Parties consent to the publication of such tombstone or other advertising materials by the Agent, any Lender, any L/C Issuer or any of their Related Persons), (vi) (A) to the National Association of Insurance Commissioners or any similar organization, any examiner or, on a confidential basis, to any nationally recognized rating agency or (B) otherwise to the extent consisting of general portfolio information that does not identify Credit Parties, (vii) to current or prospective assignees, SPVs (including the investors or prospective investors therein) or participants, direct or contractual counterparties to any Secured Rate Contracts and to their respective Related Persons, in each case to the extent such assignees, investors, prospective investors, participants, counterparties or Related Persons agree to be bound by provisions substantially similar to the provisions of this Section 10.10 (and such Person may disclose information to their respective Related Persons in accordance with clause (ii) above), (viii) to any other party hereto, and (ix) in connection with the exercise or enforcement of any right or remedy under any Loan Document, in connection with any litigation or other proceeding to which such Lender, L/C Issuer or Agent or any of their Related Persons is a party or bound, or to the extent necessary to respond to public statements or disclosures by Credit Parties or their Related Persons referring to a Lender, L/C Issuer or Agent or any of their Related Persons.  In the event of any conflict between the terms of this Section 10.10 and those of any other Contractual Obligation entered into with any Credit Party (whether or not a Loan Document), the terms of this Section 10.10 shall govern.  Each Credit Party consents to the publication by Agent or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using a Borrower’s or any other Credit Party’s name, product photographs, logo or trademark.  Agent or such Lender shall provide a draft of any advertising material to Borrower Representative for review and comment prior to the publication thereof.

10.11Set-off; Sharing of Payments.

(a)Right of Setoff.  Each of Agent, each Lender, each L/C Issuer and each Affiliate (including each branch office thereof) of any of them is hereby authorized, without notice or demand (each of which is hereby waived by each Credit Party), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other Indebtedness, claims or other obligations at any time owing by Agent, such Lender, such L/C Issuer or any of their respective Affiliates to or for the credit or the account of the Borrowers or any other Credit Party against any Obligation of any Credit Party now or hereafter existing, whether or not any demand was made under any Loan Document with respect to such Obligation and even though such Obligation may be unmatured.  No Lender or L/C Issuer shall exercise any such right of setoff without the prior consent of Agent or Required Lenders.  Each of Agent, each Lender and each L/C Issuer agrees promptly to notify Borrower Representative and Agent after any such setoff and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application.  The rights under this Section 10.11 are in addition to any other rights and remedies (including other rights of setoff) that Agent, the Lenders, the L/C Issuer, their Affiliates and the other Secured Parties, may have.

(b)Sharing of Payments, Etc.  If any Lender, directly or through an Affiliate or branch office thereof, obtains any payment of any Obligation of any Credit Party (whether voluntary, involuntary or through the exercise of any right of setoff or the receipt of any Collateral or “proceeds” (as defined under the applicable UCC) of Collateral) (and other than pursuant to Section 10.9, Section 10.22, Article XI or any purchase option pursuant to any intercreditor agreement or any subordination agreement to which Agent is a party or any payment to a Lender that has not accepted an Extension Offer in respect of the original terms of those of its Loan and Commitments that, as to Lenders that accepted such Extension Offer, were extended as to such Lenders) and such payment exceeds the amount such Lender would have been entitled to receive if all payments had gone to, and been distributed by, Agent in accordance with the provisions of the Loan Documents, such Lender shall purchase for cash from other Lenders such participations in their Obligations as necessary for such Lender to share such excess payment with such Lenders to ensure such payment is applied as though it had been received by Agent and applied in accordance with this Agreement (or, if such application would then be at the discretion of the Borrowers, applied to repay the Obligations in accordance herewith); provided, however, that (i) if such payment is rescinded or otherwise recovered from such Lender or L/C Issuer in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender or L/C Issuer without interest and (ii) such Lender shall, to the fullest extent permitted by applicable Requirements of Law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the applicable Credit Party in the amount of such participation.  If a Non-Funding Lender receives any such payment as described in the previous sentence, such Lender shall turn over such payments to Agent in an amount that would satisfy the cash collateral requirements set forth in subsection 2.11(e).

10.12Counterparts.  This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Signature pages may be detached from multiple separate counterparts and attached to a single counterpart.  Delivery of an executed signature page of this Agreement by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.

10.13Severability; Facsimile Signature.  The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder. The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.  Any Loan Document, or other agreement, document or instrument, delivered by facsimile transmission shall have the same force and effect as if the original thereof had been delivered.

10.14Captions  The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

10.15Independence of Provisions.  The parties hereto acknowledge that this Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and that such limitations, tests and measurements are cumulative and must each be performed, except as expressly stated to the contrary in this Agreement

10.16Interpretation.    This Agreement is the result of negotiations among and has been reviewed by counsel to the Credit Parties, Agent, each Lender and other parties hereto, and is the product of all parties hereto.  Accordingly, this Agreement and the other Loan Documents shall not be construed against the Lenders or Agent merely because of Agent’s or Lenders’ involvement in the preparation of such documents and agreements.  Without limiting the generality of the foregoing, each of the parties hereto has had the advice of counsel with respect to Sections 10.18 and 10.19.

10.17No Third Parties Benefited.  This Agreement is made and entered into for the sole protection and legal benefit of the Borrowers, the Lenders, the L/C Issuers party hereto, Agent and, subject to the provisions of Section 9.11, each other Secured Party, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. Neither Agent nor any Lender shall have any obligation to any Person not a party to this Agreement or the other Loan Documents.

10.18Governing Law and Jurisdiction.

(a)Governing Law.  The laws of the State of New York shall govern all matters arising out of, in connection with or relating to this Agreement, including its validity, interpretation, construction, performance and enforcement (including any claims sounding in contract or tort law arising out of the subject matter hereof and any determinations with respect to post-judgment interest).

(b)Submission to Jurisdiction.  Any legal action or proceeding with respect to any Loan Document may be brought in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York and, by execution and delivery of this Agreement, each Borrower and each other Credit Party executing this Agreement hereby accepts for itself and in respect of its Property, generally and unconditionally, the jurisdiction of the aforesaid courts; provided that nothing in this Agreement shall limit the right of Agent to commence any proceeding in the federal or state courts of any other jurisdiction to the extent Agent determines that such action is necessary or appropriate to exercise its rights or remedies under the Loan Documents.  The parties hereto (and, to the extent set forth in any other Loan Document, each other Credit Party) hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.

(c)Service of Process.  Each Credit Party hereby irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable Requirements of Law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of the Borrowers specified herein (and shall be effective when such mailing shall be effective, as provided therein).  Each Credit Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(d)Non-Exclusive Jurisdiction.  Nothing contained in this Section 9.18 shall affect the right of Agent or any Lender to serve process in any other manner permitted by applicable Requirements of Law or commence legal proceedings or otherwise proceed against any Credit Party in any other jurisdiction.

10.19Waiver of Jury Trial.  THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY AND THEREBY.  THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE. EACH PARTY HERETO (A) CERTIFIES THAT NO OTHER PARTY AND NO RELATED PERSON OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THE LOAN DOCUMENTS, AS APPLICABLE, BY THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.20Entire Agreement; Release; Survival.

(a)THE LOAN DOCUMENTS EMBODY THE ENTIRE AGREEMENT OF THE PARTIES AND SUPERSEDE ALL PRIOR AGREEMENTS AND UNDERSTANDINGS RELATING TO THE SUBJECT MATTER THEREOF AND ANY PRIOR LETTER OF INTEREST, COMMITMENT LETTER, CONFIDENTIALITY AND SIMILAR AGREEMENTS INVOLVING ANY CREDIT PARTY AND ANY LENDER OR ANY L/C ISSUER OR ANY OF THEIR RESPECTIVE AFFILIATES RELATING TO A FINANCING OF SUBSTANTIALLY SIMILAR FORM, PURPOSE OR EFFECT OTHER THAN THE FEE LETTER. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THIS AGREEMENT AND ANY OTHER LOAN DOCUMENT, THE TERMS OF THIS AGREEMENT SHALL GOVERN (UNLESS OTHERWISE EXPRESSLY STATED IN SUCH OTHER LOAN DOCUMENTS OR SUCH

TERMS OF SUCH OTHER LOAN DOCUMENTS ARE NECESSARY TO COMPLY WITH APPLICABLE REQUIREMENTS OF LAW, IN WHICH CASE SUCH TERMS SHALL GOVERN TO THE EXTENT NECESSARY TO COMPLY THEREWITH).

(b)Execution of this Agreement by the Credit Parties constitutes a full, complete and irrevocable release of any and all claims which each Credit Party may have at law or in equity in respect of all prior discussions and understandings, oral or written, relating to the subject matter of this Agreement and the other Loan Documents.  In no event shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings).  Each of each Borrower and each other Credit Party signatory hereto hereby waives, releases and agrees (and shall cause each other Credit Party to waive, release and agree) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(c)(i) Any indemnification or other protection provided to any Indemnitee pursuant to Article IX (Agent), this Section 10.20, Section 10.5 (Costs and Expenses), and Section 10.6 (Indemnity), and Article XI (Taxes, Yield Protection and Illegality), (ii) solely for the two (2) year time period specified therein, the provisions of Section 10.10 (Confidentiality) and (iii) the provisions of Section 8.1 of the Guaranty and Security Agreement, in each case, shall (x) survive the termination of the Commitments and the payment in full of all other Obligations and (y) with respect to clause (i) above, inure to the benefit of any Person that at any time held a right thereunder (as an Indemnitee or otherwise) and, thereafter, its successors and permitted assigns.

10.21Patriot Act.  Each Lender that is subject to the Patriot Act (and Agent (for itself and not on behalf of any Lender)) hereby notifies the Credit Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or Agent to identify each Credit Party in accordance with the Patriot Act.

10.22Replacement of Lender. Within forty-five days after: (i) receipt by Borrower Representative of written notice and demand from (A) any Lender (an “Affected Lender”) for payment of additional costs as provided in Sections 11.1, 11.3 and/or 10.6 or that has become a Non-Funding Lender or (B) any SPV or participant (an “Affected SPV/Participant”) for payment of additional costs as provided in Section 10.9(f), unless the option or participation of such Affected SPV/Participant shall have been terminated prior to the exercise by the Borrowers of their rights hereunder; or (ii) any failure by any Lender (other than Agent or an Affiliate of Agent) to consent to a requested amendment, waiver or modification to any Loan Document in which Required Lenders have already consented to such amendment, waiver or modification but the consent of each Lender (or each Lender directly affected thereby, as applicable) is required with respect thereto or any failure by any Lender to accept any Extension Offer, Borrower Representative may, at its option, notify (A) in the case of clause (i)(A) or (ii) above, Agent and such Affected Lender (or defaulting or non-consenting Lender) of the Borrowers’ intention to obtain, at the Borrowers’ expense, a replacement Lender (“Replacement Lender”) for such Affected Lender (or such non-consenting Lender), or (B) in the case of clause (i)(B) above, Agent, such Affected SPV/Participant, if known, and the applicable Lender (such Lender, a “Participating Lender”) that (1) granted to such Affected SPV/Participant the option to make all or any part of any Loan that such Participating Lender would otherwise be required to make hereunder or (2) sold to such Affected SPV/Participant a participation in or to all or a portion of its rights and obligations under the Loan Documents, of the Borrowers’ intention to obtain, at the Borrowers’ expense, a Replacement Lender for such Participating Lender, in each case, which Replacement Lender shall be reasonably satisfactory to Agent.  In the event the Borrowers obtain a Replacement Lender within forty-five (45) days following notice of its intention to do so, the Affected Lender (or such non-consenting Lender) or Participating Lender, as the case may be, shall sell and assign its Loans and Commitments to such Replacement Lender, at par, provided that the Borrowers have reimbursed such Affected

Lender or Affected SPV/Participant, as applicable, for its increased costs for which it is entitled to reimbursement under this Agreement through the date of such sale and assignment, and in the case of a Participating Lender being replaced by a Replacement Lender, (x) all right, title and interest in and to the Obligations and Commitments so assigned to the Replacement Lender shall be assigned free and clear of all Liens or other claims (including pursuant to the underlying option or participation granted or sold to the Affected SPV/Participant, but without affecting any rights, if any, of the Affected SPV/Participant to the proceeds constituting the purchase price thereof) of the Affected SPV/Participant, and (y) to the extent required by the underlying option or participation documentation, such Participating Lender shall apply all or a portion of the proceeds received by it as a result of such assignment, as applicable, to terminate in full the option or participation of such Affected SPV/Participant.  In the event that a replaced Lender does not execute an Assignment pursuant to Section 10.9 within five (5) Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section 10.22 and presentation to such replaced Lender of an Assignment evidencing an assignment pursuant to this Section 10.22, the Borrowers shall be entitled (but not obligated) to execute such an Assignment on behalf of such replaced Lender, and any such Assignment so executed by Borrower Representative, the Replacement Lender and Agent, shall be effective for purposes of this Section 10.22 and Section 10.9.  Notwithstanding the foregoing, with respect to a Lender that is a Non-Funding Lender or Impacted Lender, Agent may, but shall not be obligated to, obtain a Replacement Lender and execute an Assignment on behalf of such Non-Funding Lender or Impacted Lender at any time with three (3) Business Days’ prior notice to such Lender (unless notice is not practicable under the circumstances) and cause such Lender’s Loans and Commitments to be sold and assigned, in whole or in part, at par.  Upon any such assignment and payment and compliance with the other provisions of Section 10.9, such replaced Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such replaced Lender to indemnification hereunder shall survive as to such replaced Lender.

10.23Joint and Several.  The obligations of the Credit Parties hereunder and under the other Loan Documents are joint and several.  Without limiting the generality of the foregoing, reference is hereby made to Article II of the Guaranty and Security Agreement, to which the obligations of Borrowers and the other Credit Parties are subject.

10.24Creditor-Debtor Relationship.  The relationship between Agent, each Lender and the L/C Issuer, on the one hand, and the Credit Parties, on the other hand, is solely that of creditor and debtor.  No Secured Party has any fiduciary relationship or duty to any Credit Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Secured Parties and the Credit Parties by virtue of, any Loan Document or any transaction contemplated therein.

10.25Keepwell.  Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its obligations under the Guaranty and Security Agreement in respect of Swap Obligations under any Secured Rate Contract (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.25 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.25, or otherwise under the Guaranty and Security Agreement, voidable under applicable Requirements of Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 10.25 shall remain in full force and effect until the guarantees in respect of Swap Obligations under each Secured Rate Contract have been discharged, or otherwise released or terminated in accordance with the terms of this Agreement. Each Qualified ECP Guarantor intends that this Section 10.25 constitute, and this Section 10.25 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

10.26Judgment Currency.

(a)If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in any currency (the “Original Currency”) into another currency (the “Other Currency”), the parties hereto agree, to the fullest extent permitted by law, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Agent could purchase the Original Currency with such Other Currency in New York, New York on the Business Day immediately preceding the day on which any such judgment, or any relevant part thereof, is given.

(b)The obligations of the Borrowers in respect of any sum due from it to the Agent, the L/C Issuer or Lenders hereunder shall, notwithstanding any judgment in such Other Currency, be discharged only to the extent that on the Business Day following receipt by Agent, L/C Issuer or such Lender of any sum adjudged to be so due in such Other Currency, the Agent, L/C Issuer or such Lender may in accordance with normal banking procedures purchase the Original Currency with such Other Currency.  If the Original Currency so purchased is less than the sum originally due the Agent, L/C Issuer or such Lender in the Original Currency, Borrowers agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Agent, L/C Issuer or such Lender against such loss, and if the Original Currency so purchased exceeds the sum originally due to the Agent, L/C Issuer or such Lender in the Original Currency, the Agent, the L/C Issuer or such Lender shall remit such excess to the Borrowers.

10.27Amendment and Restatement.

(a)Amendment and Restatement; No Novation.  On the Closing Date, the Existing Credit Agreement shall be amended and restated in its entirety by this Agreement and (i) all references to the Existing Credit Agreement in any Loan Document other than this Agreement (including in any amendment, waiver or consent) shall be deemed to refer to the Existing Credit Agreement as amended and restated hereby, (ii) all references to any section (or subsection) of the Existing Credit Agreement in any Loan Document (but not herein) shall be amended to be, mutatis mutandis, references to the corresponding provisions of this Agreement and (iii) except as the context otherwise provides, all references to this Agreement herein (including for purposes of indemnification and reimbursement of fees) shall be deemed to be reference to the Existing Credit Agreement as amended and restated hereby.  This Agreement is not intended to constitute, and does not constitute, a novation of the obligations and liabilities under the Existing Credit Agreement (including the Obligations) or to evidence payment of all or any portion of such obligations and liabilities.

(b)Effect on Existing Credit Agreement and on the Obligations.  On and after the Closing Date, (i) the Existing Credit Agreement shall be of no further force and effect except as amended and restated hereby and except to evidence (A) the incurrence by any Credit Party of the “Obligations” under and as defined therein (whether or not such “Obligations” are contingent as of the Closing Date), (B) the representations and warranties made by any Credit Party prior to the Closing Date and (C) any action or omission performed or required to be performed pursuant to such Existing Credit Agreement prior to the Closing Date (including any failure, prior to the Closing Date, to comply with the covenants contained in such Existing Credit Agreement) and (ii) the terms and conditions of this Agreement and the Secured Parties’ rights and remedies under the Loan Documents, shall apply to all Obligations incurred under the Existing Credit Agreement.

(c)No Implied Waivers.  Except as expressly provided in any Loan Document, this Agreement (x) shall not cure any breach of the Existing Credit Agreement or any “Default” or “Event of Default” thereunder existing prior to the Closing Date and (y) is limited as written and is not a consent to any other modification of any term or condition of any Loan Document, each of which shall remain in full force and effect.

(d)Reaffirmation of Liens.  Each of the Borrowers reaffirms the Liens granted pursuant to the Collateral Documents to the Agent for the benefit of the Secured Parties, which Liens shall continue in full force and effect during the term of this Agreement and any renewals or extensions thereof and shall continue to secure the Obligations.

ARTICLE XI

TAXES, YIELD PROTECTION AND ILLEGALITY

11.1Taxes.

(a)Except as otherwise provided in this Section 11.1, or as required by a Requirement of Law, each payment by any Credit Party to any Secured Party under any Loan Document shall be made free and clear of all present or future taxes, levies, duties, imposts, deductions, charges or withholdings (including back-up withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax, penalties or other Liabilities with respect thereto (and without deduction for any of them) (collectively, “Taxes”) other than any Excluded Tax with respect to such payment.

(b)If any Taxes shall be required by any Requirement of Law to be deducted from or in respect of any amount payable under any Loan Document to any Secured Party (as determined in good faith by the relevant Credit Party) (i) if such Tax is an Indemnified Tax, such amount payable by the relevant Credit Party shall be increased as necessary to ensure that, after all required deductions for Indemnified Taxes are made (including deductions applicable to any increases to any amount under this Section 11.1), such Secured Party receives the amount it would have received had no such deductions been made, (ii) the relevant Credit Party shall make such deductions, (iii) the relevant Credit Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law and (iv) within 30 days after such payment is made, the relevant Credit Party shall deliver to Agent an original or certified copy of a receipt evidencing such payment or other evidence of payment reasonably satisfactory to Agent; provided,  however, that no such increase shall be made with respect to, and no Credit Party shall be required to indemnify any Secured Party pursuant to clause (e) below for, withholding taxes to the extent that the obligation to withhold amounts existed on the date that such Person became a ‘Secured Party” under this Agreement in the capacity under which such Person makes a claim under this clause (b), except in each case to the extent such Person is a direct or indirect assignee (other than pursuant to Section 10.22) of any other Secured Party that was entitled, at the time the assignment to such Person became effective, to receive additional amounts under this clause (b).

(c)In addition, the Borrowers agree to pay, and authorize Agent to pay in their name, any stamp, documentary, excise or property Tax, charges or similar levies imposed by any applicable Requirement of Law or Governmental Authority and all Liabilities with respect thereto (including by reason of any delay in payment thereof), in each case arising from the execution, delivery or registration of, or otherwise with respect to, any Loan Document or any transaction contemplated therein except any such Taxes that are Other Connection Taxes imposed in connection with an assignment (other than an assignment made pursuant to Section 10.22) (collectively, “Other Taxes”).  The Swingline Lender may, without any need for notice, demand or consent from the Borrowers or Borrower Representative, by making funds available to Agent in the amount equal to any such payment, make a Swing Loan to the Borrowers in such amount, the proceeds of which shall be used by Agent in whole to make such payment.  Within 30 days after the date of any payment of Other Taxes by any Credit Party, the Borrowers shall furnish to Agent, at its address referred to in

Section 10.2, the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment reasonably satisfactory to Agent.

(d)The Credit Parties hereby acknowledge and agree that (i) neither HFS nor any Affiliate of HFS has provided any Tax advice to any Tax Affiliate in connection with the transactions contemplated hereby or any other matters and (ii)  the Credit Parties have received appropriate Tax advice to the extent necessary to confirm that the structure of any transaction contemplated by the Credit Parties in connection with this Agreement complies in all material respects with applicable federal, state and foreign Tax laws.

(e)The Borrowers shall reimburse and indemnify, within 30 days after receipt of demand therefor (with copy to Agent), each Secured Party for all Indemnified Taxes (including any Indemnified Taxes imposed by any jurisdiction on amounts payable under this Section 11.1) paid or payable by such Secured Party and any Liabilities (including any reasonable fees and expenses) arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally asserted.  A certificate of the Secured Party (or of Agent on behalf of such Secured Party) claiming any compensation under this clause (e), setting forth the amounts to be paid thereunder and delivered to Borrower Representative with copy to Agent, shall be conclusive, binding and final for all purposes, absent manifest error.  In determining such amount, Agent and such Secured Party may use any reasonable averaging and attribution methods.

(f)Any Lender claiming any additional amounts payable pursuant to this Section 11.1 shall use its reasonable efforts (consistent with its internal policies and Requirements of Law) to change the jurisdiction of its Lending Office if such a change would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

(g)(i)Each Non-U.S. Lender Party that, at any of the following times, is entitled to an exemption from United States withholding Tax or, after a change in any Requirement of Law, is subject to such withholding Tax at a reduced rate under an applicable Tax treaty, shall (w) on or prior to the date such Non-U.S. Lender Party becomes a “Non-U.S. Lender Party” hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (i) and (z) from time to time if requested by Borrower Representative or Agent (or, in the case of a participant or SPV, the relevant Lender), provide Agent and Borrower Representative (or, in the case of a participant or SPV, the relevant Lender) with two properly completed and executed originals of each of the following, as applicable:  (A) Forms W-8ECI (claiming exemption from U.S. withholding Tax because the income is effectively connected with a U.S. trade or business), W-8BEN or W-8BEN-E (claiming exemption from, or a reduction of, U.S. withholding Tax under an applicable income Tax treaty) and/or W-8IMY (together with appropriate forms, certifications and supporting statements with respect to each beneficial owner, provided that if the Non-U.S. Lender Party is a partnership for U.S. Tax purposes and one or more direct or indirect partners of such Non-U.S. Lender Party are claiming the portfolio interest exemption, such Non-U.S. Lender Party may provide a U.S. Tax Compliance Certificate on behalf of each such direct or indirect partner) or any successor forms, (B) in the case of a Non-U.S. Lender Party claiming exemption under Sections 871(h) or 881(c) of the Code, Form W-8BEN or W-8BEN-E (claiming exemption from U.S. withholding Tax under the portfolio interest exemption) or any successor form and a certificate  (a “U.S. Tax Compliance Certificate”) in form and substance acceptable to Agent that such Non-U.S. Lender Party is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (C) any other applicable document prescribed by the IRS, properly completed and executed, certifying as to the entitlement of such Non-U.S. Lender Party to such exemption from United States withholding Tax or reduced rate with respect to all payments to be made to such Non-U.S. Lender Party under the Loan Documents.  Unless Borrower Representative and Agent have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Non-U.S. Lender Party are not subject to United States withholding Tax or are subject to such Tax at a rate reduced by an applicable Tax treaty, the Credit Parties and Agent shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate.

(ii)Each U.S. Lender Party shall (A) on or prior to the date such U.S. Lender Party becomes a “U.S. Lender Party” hereunder, (B) on or prior to the date on which any such form or certification expires or becomes obsolete, (C) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (g) and (D) from time to time if requested by Borrower Representative or Agent (or, in the case of a participant or SPV, the relevant Lender), provide Agent and Borrower Representative (or, in the case of a participant or SPV, the relevant Lender) with two properly completed and executed originals of Form W-9 (certifying that such U.S. Lender Party is entitled to an exemption from U.S. backup withholding Tax) or any successor form and any additional documentation reasonably requested by Borrower Representative or Agent to enable it to determine whether or not such U.S. Lender Party is subject to backup withholding or information reporting requirements.

(iii)Each Lender having sold a participation in any of its Obligations or identified an SPV as such to Agent shall collect from such participant or SPV the documents described in this clause (g) and provide them to Agent.

(iv)If a payment made to a Non-U.S. Lender Party would be subject to U.S. federal withholding Tax imposed by FATCA if such Non-U.S. Lender Party fails to comply with the applicable reporting requirements of FATCA, such Non-U.S. Lender Party shall deliver to Agent and Borrower Representative, at such times prescribed by Requirements of Law or reasonably requested by Agent or Borrower Representative, any documentation under any Requirement of Law or reasonably requested by Agent or Borrower Representative sufficient for Agent or Borrowers to comply with their obligations under FATCA and to determine that such Non-U.S. Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for the purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h)If any Secured Party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 11.1 (including by the payment of additional amounts pursuant to Section 11.1(b)), it shall pay to the relevant Credit Party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 11.1 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Secured Party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such Credit Party, upon the request of such Secured Party, shall repay to such Secured Party the amount paid over pursuant to this Section 11.1(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Secured Party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this Section 11.1(h), in no event shall the Secured Party be required to pay any amount to a Credit Party pursuant to this Section 11.1(h) the payment of which would place the Secured Party in a less favorable net after-Tax position than the Secured Party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This Section 11.1(h) shall not be construed to require any Secured Party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Credit Party or any other Person.

(i)Notwithstanding anything to the contrary in this Agreement, no Excluded Foreign Subsidiary shall have any obligation to make an indemnity payment, or have liability for any amounts, under this Section 11.1, with respect to an “obligation of a United States person” within the meaning of Section 956(c) of the Code and the Treasury Regulations promulgated thereunder (taking into account any exceptions provided therein).

(j)Each party’s obligations under this Section 11.1 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Secured Party, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

11.2Illegality.  If after the Initial Closing Date any Lender shall determine that the introduction of any Requirement of Law, or any change in any Requirement of Law or in the interpretation or administration thereof, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make LIBOR Rate Loans, then, on notice thereof by such Lender to the Borrowers through Agent, the obligation of that Lender to make LIBOR Rate Loans shall be suspended until such Lender shall have notified Agent and Borrower Representative that the circumstances giving rise to such determination no longer exists.

(a)Subject to clause (c) below, if any Lender shall determine that it is unlawful to maintain any LIBOR Rate Loan, the Borrowers shall prepay in full all LIBOR Rate Loans of such Lender then outstanding, together with interest accrued thereon, either on the last day of the Interest Period thereof if such Lender may lawfully continue to maintain such LIBOR Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Rate Loans, together with any amounts required to be paid in connection therewith pursuant to Section 11.4.

(b)If the obligation of any Lender to make or maintain LIBOR Rate Loans has been terminated, Borrower Representative may elect, by giving notice to such Lender through Agent that all Loans which would otherwise be made by any such Lender as LIBOR Rate Loans shall be instead Base Rate Loans.

(c)Before giving any notice to Agent pursuant to this Section 11.2, the affected Lender shall designate a different Lending Office with respect to its LIBOR Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Lender, be illegal or otherwise disadvantageous to the Lender.

11.3Increased Costs and Reduction of Return.

(a)If any Lender or L/C Issuer shall determine that, due to either (i) the introduction of, or any change in, or in the interpretation of, any Requirement of Law or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in the case of either clause (i) or (ii) subsequent to the Initial Closing Date, (x) there shall be any increase in the cost to such Lender or L/C Issuer of agreeing to make or making, funding or maintaining any LIBOR Rate Loans or of Issuing or maintaining any Letter of Credit or (y) the Lender or L/C Issuer shall be subject to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, then the Borrowers shall be liable for, and shall from time to time, within thirty (30) days of demand therefor by such Lender or L/C Issuer (with a copy of such demand to Agent), pay to Agent for the account of such Lender or L/C

Issuer, additional amounts as are sufficient to compensate such Lender or L/C Issuer for such increased costs or such Taxes; provided, that the Borrowers shall not be required to compensate any Lender or L/C Issuer pursuant to this Section 11.3(a) for any increased costs incurred more than 180 days prior to the date that such Lender or L/C Issuer notifies Borrower Representative, in writing of the increased costs and of such Lender’s or L/C Issuer’s intention to claim compensation thereof; provided, further, that if the circumstance giving rise to such increased costs is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b)If any Lender or L/C Issuer shall have determined that:

(i)the introduction of any Capital Adequacy Regulation;

(ii)any change in any Capital Adequacy Regulation;

(iii)any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof; or

(iv)compliance by such Lender or L/C Issuer (or its Lending Office) or any entity controlling the Lender or L/C Issuer, with any Capital Adequacy Regulation;

affects the amount of capital required or expected to be maintained by such Lender or L/C Issuer or any entity controlling such Lender or L/C Issuer and (taking into consideration such Lender’s or such entities’ policies with respect to capital adequacy and such Lender’s or L/C Issuer’s desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitment(s), loans, credits or obligations under this Agreement, then, within thirty (30) days of demand of such Lender or L/C Issuer (with a copy to Agent), the Borrowers shall pay to such Lender or L/C Issuer, from time to time as specified by such Lender or L/C Issuer, additional amounts sufficient to compensate such Lender or L/C Issuer (or the entity controlling the Lender or L/C Issuer) for such increase; provided, that the Borrowers shall not be required to compensate any Lender or L/C Issuer pursuant to this Section 11.3(b) for any amounts incurred more than 180 days prior to the date that such Lender or L/C Issuer notifies Borrower Representative, in writing of the amounts and of such Lender’s or L/C Issuer’s intention to claim compensation thereof; provided, further, that if the event giving rise to such increase is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(c)Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case in respect of this clause (ii) pursuant to Basel III, shall, in each case, be deemed to be a change in a Requirement of Law under Section 11.3(a) above and/or a change in Capital Adequacy Regulation under Section 11.3(b) above, as applicable, regardless of the date enacted, adopted or issued.

11.4Funding Losses.  The Borrowers agree to reimburse each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of:

(a)the failure of the Borrowers to make any payment or mandatory prepayment of principal of any LIBOR Rate Loan (including payments made after any acceleration thereof);

(b)the failure of the Borrowers to borrow, continue or convert a Loan after Borrower Representative has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation;

(c)the failure of the Borrowers to make any prepayment after the Borrowers have given a notice in accordance with Section 2.7;

(d)the prepayment (including pursuant to Section 2.8) of a LIBOR Rate Loan on a day which is not the last day of the Interest Period with respect thereto; or

(e)the conversion pursuant to Section 2.6 of any LIBOR Rate Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its LIBOR Rate Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained; provided that, with respect to the expenses described in clauses (d) and (e) above, such Lender shall have notified Agent of any such expense within two (2) Business Days of the date on which such expense was incurred.  Solely for purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 11.4 and under subsection 11.3(a): each LIBOR Rate Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR used in determining the interest rate for such LIBOR Rate Loan by a matching deposit or other borrowing in the interbank Eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan is in fact so funded.

11.5Inability to Determine Rates.  If Agent shall have determined in good faith that for any reason adequate and reasonable means do not exist for ascertaining the LIBOR for any requested Interest Period with respect to a proposed LIBOR Rate Loan or that the LIBOR applicable pursuant to subsection 2.3(a) for any requested Interest Period with respect to a proposed LIBOR Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding or maintaining such Loan, Agent will forthwith give notice of such determination to Borrower Representative and each Lender.  Thereafter, the obligation of the Lenders to make or maintain LIBOR Rate Loans hereunder shall be suspended until Agent revokes such notice in writing.  Upon receipt of such notice, Borrower Representative may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it.  If Borrower Representative does not revoke such notice, the Lenders shall make, convert or continue the Loans, as proposed by Borrower Representative, in the amount specified in the applicable notice submitted by Borrower Representative, but such Loans shall be made, converted or continued as Base Rate Loans.

11.6Reserves on LIBOR Rate Loans.  The Borrowers shall pay to each Lender, as long as such Lender shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional costs on the unpaid principal amount of each LIBOR Rate Loan equal to actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent demonstrable error), payable on each date on which interest is payable on such Loan provided Borrower Representative shall have received at least fifteen (15) days’ prior written notice (with a copy to Agent) of such additional interest from the Lender.  If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest shall be payable fifteen (15) days from receipt of such notice.

11.7Certificates of Lenders.  Any Lender claiming reimbursement or compensation pursuant to this Article XI shall deliver to Borrower Representative (with a copy to Agent) a certificate setting forth in reasonable detail the amount payable to such Lender hereunder and such certificate shall be conclusive and binding on the Borrowers in the absence of manifest error.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

BORROWERS:

CRYOLIFE, INC., as a Borrower and as Borrower Representative

By: /s/ D. Ashley Lee

Name: D. Ashley Lee

Title: Chief Financial Officer

Address for notices:

1655 Roberts Blvd., NW

Kennesaw, Georgia  30144

Attn: D. Ashley Lee

Facsimile: (770) 590-3754

Address for wire transfers:
SunTrust Bank

Atlanta, Georgia

ABA No:061-000-104
Account No:1000007819484

Account Name:CryoLife, Inc. – Operating Account

ON-X LIFE TECHNOLOGIES HOLDINGS, INC.

By: /s/ D. Ashley Lee___________________________

Name: D. Ashely Lee

Title: Chief Financial Officer

[Signature Page of Credit Agreement]

CREDIT PARTIES:

AURAZYME PHARMACEUTICALS, INC.

By: /s/ D. Ashley Lee__________________________

Name: D. Ashley Lee

Title: Chief Financial Officer

CRYOLIFE INTERNATIONAL, INC.

By: /s/ D. Ashley Lee__________________________

Name: D. Ashely Lee

Title: Chief Financial Officer

ON-X LIFE TECHNOLOGIES, INC.

By: /s/ D. Ashley Lee___________________________

Name: D. Ashely Lee

Title: Chief Financial Officer

VALVE SPECIAL PURPOSE CO., LLC

By:/s/ D. Ashley Lee____________________________

Name: D. Ashley Lee

Title: Chief Financial Officer

[Signature Page of Credit Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

HEALTHCARE FINANCIAL SOLUTIONS, LLC, as Agent, Swingline Lender and as a Lender

By: /s/ Maryana Olman___________________
Name: Maryana Olaman__________________

Title:  Its Duly Authorized Signatory

Address for Notices:

Healthcare Financial Solutions, LLC

Two Bethesda Metro Center, Suite 600

Bethesda, Maryland 20814

Attn:  CryoLife Account Officer

Facsimile:  (866) 673-0624

With a copy to:

Healthcare Financial Solutions, LLC

Two Bethesda Metro Center, Suite 600

Bethesda, Maryland  20814

Attn:  Capital One Healthcare Legal Department

Facsimile:  (301) 664-9866

Address for payments:

ABA No. 021-001-033

Account Number 50271079

Deutsche Bank Trust Company Americas

New York, New York

Account Name:  HH CASH FLOW COLLECTIONS

Reference:  CFN HFS2713 /CryoLife

[Signature Page of Credit Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

FIFTH THIRD BANK, as a Lender

By:/s/ John McChesney _________________________

Name: John McChesney

Title: Associate Relationship Manager

Address for notices:

201 E. Kennedy Boulevard

Suite 1800

Tampa, Florida 33602

Lending office:

201 E. Kennedy Boulevard

Suite 1800

Tampa, Florida 33602

[Signature Page of Credit Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written

CITIZENS BANK, NATIONAL ASSOCIATION, as a Lender

By: /s/ Srbui Seferian _________________________

Name: Srbui Seferian, CFA ______________________

Title: Director

Address for notices:

28 State Street

Boston, MA 02109__________________________

_____________________________

_____________________________

Lending office:

28 State Street

Boston, MA 02109

_____________________________

_____________________________

[Signature Page of Credit Agreement]

Schedule 1.1

Prior Indebtedness

Term loan in the aggregate outstanding principal amount of $1,925,548.30 incurred by On-X Life Technologies pursuant to the Amended and Restated Loan and Security Agreement dated as of May 15, 2008,  by and among On-X Life Technologies Holdings, Inc., On-X Life Technologies, Inc., Valve Special Purpose Co., LLC and Comerica Bank.

Schedule 2.1(a)

Term Loan Commitments

Healthcare Financial Solutions, LLC$31,578,947.37

Fifth Third Bank$31,578,947.37

Citizens Bank, National Association$11,842,105.26

 Total:$75,000,000.00

Schedule 2.1(b)

Revolving Loan Commitments

Healthcare Financial Solutions, LLC  $8,421,052.63

Fifth Third Bank  $8,421,052.63

Citizens Bank, National Association    $3,157,894.74

 Total:$20,000,000.00

Schedule 5.14

Post-Closing Requirements

1.

Borrowers shall deliver each Control Agreement required pursuant to Section 5.11 of the Credit Agreement no later than 60 days (or such later date as Agent may otherwise agree in writing) after the Closing Date; and

2.

Borrowers shall deliver each landlord waiver, bailee waiver or mortgagee waiver required pursuant to Section 5.12 of the Credit Agreement (to the extent not previously delivered prior to the Closing Date) no later than 60 days (or such later date as Agent may otherwise agree in writing) after the Closing Date.

EXHIBIT 5.2(b)

TO

CREDIT AGREEMENT

COMPLIANCE CERTIFICATE

CryoLife, Inc.

Date: _______________, 20_

This Compliance Certificate (this “Certificate”) is given by CryoLife, Inc., a Florida corporation  (the “Borrower Representative”), pursuant to subsection 5.2(b) of that certain Third Amended and Restated Credit Agreement dated as of January 20, 2016 among Borrower Representative and On-X Life Technologies Holdings, Inc., a Delaware corporation as the Borrowers, the other Credit Parties party thereto, Healthcare Financial Solutions, LLC, as administrative agent (in such capacity, “Agent”), as L/C Issuer, Swingline Lender and as a Lender, and the additional Lenders party thereto (as such agreement may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).  Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

The officer executing this Certificate is a Responsible Officer of Borrower Representative and as such is duly authorized to execute and deliver this Certificate on behalf of Borrowers.  By executing this Certificate, such officer hereby certifies to Agent, Lenders and L/C Issuer, on behalf of Borrowers, that:

(a)the financial statements delivered with this Certificate in accordance with subsection 5.1(a) and/or 5.1(b) of the Credit Agreement are correct and complete and fairly present, in all material respects, in accordance with GAAP the financial position and the results of operations of Borrowers and their Subsidiaries as of the dates of and for the periods covered by such financial statements (subject, in the case of interim financial statements, to normal year-end adjustments and the absence of footnote disclosure);

(b)to the best of such officer’s knowledge, each Credit Party and each of their Subsidiaries, during the period covered by such financial statements, has observed and performed all of their respective covenants and other agreements in the Credit Agreement and the other Loan Documents to be observed, performed or satisfied by them, and such officer had not obtained knowledge of any Default or Event of Default [except as specified on the written attachment hereto];

(c)Exhibit A hereto is a correct calculation of each of the financial covenants contained in Article VII of the Credit Agreement and of the Available Amount and Excess Cash Flow, as applicable; and

(d)since the Closing Date and except as disclosed in prior Compliance Certificates delivered to Agent, no Credit Party and no Subsidiary of any Credit Party has:

(i)changed its legal name, identity, jurisdiction of incorporation, organization or formation or organizational structure or formed or acquired any Subsidiary except as follows: ____________________________________;

(ii)acquired the assets of, or merged or consolidated with or into, any Person, except as follows: _________________________________________________; or

(iii)changed its address or otherwise relocated or acquired fee simple title to any real property or entered into any real property leases, except as follows: ____________________ _______________________________.

IN WITNESS WHEREOF, Borrower Representative has caused this Certificate to be executed by one of its Responsible Officers this _____ day of _______________, 20__.

___________________________________

By: ________________________________

Its:_________________________________

Note:  Unless otherwise specified, all financial covenants are calculated for Borrowers and their Subsidiaries on a consolidated basis in accordance with GAAP and all calculations are without duplication.

EXHIBIT A TO EXHIBIT 5.2(b)

COMPLIANCE CERTIFICATE

DEFINITIONS

Calculation of Consolidated Total Indebtedness

Consolidated Total Indebtedness is defined as follows:
A.all indebtedness for borrowed money:	___________

B.all obligations issued, undertaken or assumed as the deferred purchase price of Property or services (including Contingent Acquisition Consideration (valued in accordance with GAAP) but excluding (i) accrued expenses and trade payables entered into in the ordinary course of business, (ii) obligations to pay for services provided by employees and individual independent contractors in the ordinary course of business, (iii) deferred compensation expenses, (iv) liabilities associated with customer prepayments and deposits, (v) prepaid or deferred revenue arising in the ordinary course of business and (vi) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy unperformed obligations of the seller of such asset):

____________

C.the face amount of all letters of credit issued for the account of such Person (or for which such Person is liable) and without duplication, all drafts drawn thereunder and all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments issued by such Person (or for which such Person is liable):

____________

D.all obligations evidenced by notes, bonds (other than performance bonds or similar instruments), debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of Property, assets or businesses:

____________
E.all Capital Lease Obligations:	____________
F.Without duplication, Contingent Obligations described in clause (i) of the definition thereof in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) – (E) above:	____________
Consolidated Total Indebtedness (Sum of (A) – (F) above):	___________________

Calculation of EBITDA and Adjusted EBITDA

EBITDA is defined as follows:

A.Net income (or loss) for the applicable period of measurement of Borrowers and their Subsidiaries on a consolidated basis determined in accordance with GAAP, but excluding: (a) the income (or loss) of any Person which is not a Subsidiary of a Borrower, except to the extent of the amount of dividends or other distributions actually paid to a Borrower or any of its Subsidiaries in cash by such Person during such period and the payment of dividends or similar distributions by that Person is not at the time prohibited by operation of the terms of its charter or of any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Person; (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of a Borrower or is merged into or consolidated with a Borrower or any of its Subsidiaries or that Person’s assets are acquired by a Borrower or any of its Subsidiaries; (c) the proceeds of any insurance policy (other than business interruption) to the extent included in net income (or loss); (d) gains or losses from the sale, exchange, transfer or other disposition of Property or assets not in the ordinary course of business of the Borrowers and their Subsidiaries, and related tax effects in accordance with GAAP; (e) any other extraordinary or non-recurring gains or losses of a Borrower or its Subsidiaries, and related tax effects in accordance with GAAP; and (f) interest income:

$___________
B.Plus, without duplication:
1.all amounts deducted in calculating net income (or loss) for depreciation or amortization for such period:	___________

2.interest expense determined in accordance with GAAP including, without limitation, amortization  of debt issuance costs, debt discount or premium and other financing fees and expenses and other similar items deducted in calculating net income (or loss) for such period:

____________
3.all accrued taxes on or measured by income to the extent deducted in calculating net income (or loss) for such period:	____________

4.all non-cash losses or expenses (or minus non-cash income or gain) included or deducted in calculating net income (or loss) for such period, excluding any non-cash loss or expense (a) that is an accrual of a reserve for a cash expenditure or payment to be made, or anticipated to be made, in a future period (including any items which represent the reversal of any reserve for a cash expenditure or payment to be made, or anticipated to be made, that reduced EBITDA in any prior period) or (b) relating to a write-down, write off or reserve with respect to Accounts and Inventory:

___________

5.non-recurring fees, costs and expenses in connection with litigation actually incurred (including the Medafor, Inc. litigation) by Borrower and its Subsidiaries that do not exceed $1,500,000 in the aggregate for any four consecutive Fiscal Quarter period:

____________

6.fees and expenses paid to Agent and/or Lenders in connection with the Loan Documents, to the extent deducted in calculating net income (or loss) by the Borrower Representative and its Subsidiaries for such period:

____________

7.fees and documented out-of-pocket expenses incurred in connection with any consummated Permitted Acquisition or other Acquisition or Investment not in the ordinary course of business (including fees and expenses that are reimbursable out of an escrow or similar arrangement in connection with each of the same):

____________

8.fees and expenses incurred in connection with any consummated Disposition, issuance of Stock or Stock Equivalents or the incurrence, modification or repayment of Indebtedness (including the refinancing thereof) not in the ordinary course of business in an aggregate amount not to exceed $1,000,000 in any four consecutive Fiscal Quarter period:

____________

9.fees and expenses (such fees and expenses described in this clause (9), collectively, “Unconsummated Transaction Fees”) incurred in connection with any contemplated or proposed Permitted Acquisition or other Acquisition or Investment, Disposition, issuance of Stock and Stock Equivalents and the incurrence, modification or repayment of Indebtedness (including the refinancing thereof) not in the ordinary course of business, which is not consummated and which would be permitted under the Credit Agreement, to the extent all such Unconsummated Transaction Fees (a) do not exceed $1,000,000 in the aggregate for any four consecutive Fiscal Quarter period, and (b) are certified as such in a certificate of a Responsible Officer of the Borrower Representative to Agent describing such fees and expenses in reasonable detail:

____________

10.non-recurring or unusual documented out-of-pocket expenses including severance costs, lease termination costs, relocation costs, restructuring charges, retention or completion bonuses, signing costs and other non-recurring expenses not otherwise added back to EBITDA (collectively, “Non-Recurring Expenses”) in an aggregate amount not in excess of ten percent (10%) of Adjusted EBITDA (calculated after any add-back for Non-Recurring Expenses) in the aggregate for any four consecutive Fiscal Quarter period; provided that a Responsible Officer of the Borrower Representative shall have provided a reasonably detailed statement or schedule of such Non-Recurring Expenses:

____________
EBITDA (result of A plus B above):	$___________

Adjusted EBITDA is defined as follows:

A.EBITDA for the applicable period of measurement:	$___________

B.Plus with respect to any Acquisition consummated within the period in question, the portion of Pro Forma EBITDA attributable to the Target of such Acquisition from the beginning of such period until the date of consummation of such Acquisition:

$___________

C.Minus with respect to any Disposition consummated within the period in question, EBITDA attributable to the Subsidiary, profit centers, or other asset which is the subject of such Disposition from the beginning of such period until the date of consummation of such Disposition:

$___________
Adjusted EBITDA (result of (A) plus (B) minus (C) above):	$___________

“Pro Forma EBITDA” means EBITDA adjusted to reflect (i) operating expense reductions and other operating improvements, synergies or cost savings reasonably expected to result from any Acquisition and (ii) all adjustments of the type used in connection with the calculation of EBITDA as set forth above to the extent such adjustments, without duplication, continue to be applicable, in each case calculated by the Borrowers and approved by the Agent.

Calculation of Net Interest Expense
Net Interest Expense is calculated as follows:
A.Interest expense determined in accordance with GAAP for such period for the Borrowers and their respective Subsidiaries on a consolidated basis	___________________
B.Less: Interest income determined in accordance with GAAP for such period for the Borrowers and their respective Subsidiaries on a consolidated basis	___________________
Net Interest Expense (result of (A) minus (B) above)	___________________

Calculation of Cash Flow

Cash Flow is calculated as follows:
A.EBITDA	___________________
B.minus Capital Expenditures	___________________

C.plus that portion of Capital Expenditures financed under Capital Leases or other Indebtedness of the Borrowers and their respective Subsidiaries; provided that Indebtedness, for this purpose, does not include drawings under the Revolving  Loan Commitment, Swingline Commitment or any other revolving credit facility:

___________________
Cash Flow (result of the sum of (A) minus (B) plus (C) above)	___________________

Calculation of Capital Expenditures
Capital Expenditures is calculated as follows:
A.The aggregate of all capital expenditures and other obligations for the period of measurement which should be capitalized under GAAP Bless, in each case, to the extent otherwise included:	___________________
(a)Net Proceeds from Dispositions	___________________
(b)expenditures financed with cash proceeds from Stock issuances or capital contributions	___________________

(c)all cash insurance proceeds and condemnation awards received on account of any Event of Loss to the extent any such amounts are actually applied to replace, repair or reconstruct the damaged Property or Property affected by the condemnation or taking in connection with such Event of Loss

___________________
(d)that portion of the purchase price of a Target in a Permitted Acquisition or other Acquisition permitted under the Credit Agreement that constitutes a capital expenditure under GAAP	___________________
(e)capital expenditures financed with cash proceeds of indemnity payments or third party reimbursements received by a Borrower or any of its Subsidiaries	___________________
Capital Expenditures (result of A minus (B) above)	___________________

Calculation of Working Capital
Decrease (increase) in working capital, for the purposes of the calculation of Excess Cash Flow, means the following:
	Beg. of Period	End of Period

A.  All assets of the Borrowers and their respective Subsidiaries at such date that would, in conformity with GAAP, be classified as current assets on a consolidated balance sheet of the Borrowers at such date):

	$___________	$___________
B. Less (to the extent included in current Assets):
Cash	$___________	$___________
Cash Equivalents	$___________	$___________
C. Consolidated Current Assets (A minus B)	$___________	$___________

D. All liabilities of the Borrowers and their respective Subsidiaries at such date that would, in conformity with GAAP, be classified as current liabilities on a consolidated balance sheet of the Borrowers at such date):

	$___________	$___________
E. Less (to the extent included in current liabilities):
Revolving Loans	$___________	$___________
Swing Loans	$___________	$___________
Other revolving loans	$___________	$___________
Current portion of Indebtedness	$___________	$___________
F. Consolidated Current Liabilities (D minus E)	$___________	$___________
Working Capital (Consolidated Current Assets (C) minus Consolidated Current Liabilities (F))	$___________	$___________
G. Decrease (Increase) in working capital (beginning of period minus end of period working capital)		$___________

Increases or decreases in Working Capital shall exclude, without duplication, (a) the impact of any of the items adjusted for in the definition of “EBITDA” and (b) any changes in current assets or current liabilities as a result of (y) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (z) the effects of purchase accounting adjustments.

To the extent any Borrower or any of their respective Subsidiaries consummates an Acquisition during such period, beginning of period working capital shall be recalculated on a pro forma basis to include working capital acquired in such Acquisition.

COVENANT CALCULATIONS

Covenant 7.1 Leverage Ratio

Leverage Ratio is defined as follows:
Consolidated Total Indebtedness	___________
Adjusted EBITDA for the twelve month period ending on the date of measurement	___________
Leverage Ratio (Indebtedness (from above) divided by Adjusted EBITDA)	____________
Maximum Leverage Ratio	_____:1.00
In Compliance	Yes/No

Covenant 7.2 Interest Coverage Ratio
Interest Coverage Ratio is calculated as follows:
A.Adjusted EBITDA for the twelve month period ending on the date of measurement	___________________
B.Net Interest Expense calculated on a pro forma basis with respect to any acquisition for the twelve month period ending on the date of measurement	___________________
Interest Coverage (result of A divided by B above)	___________________
Required minimum Interest Coverage Ratio	___________________
In Compliance	Yes/No

Excess Cash Flow Calculation
Excess Cash Flow is calculated as follows:
A.For the applicable period
(1)Cash Flow for such period, less	___________________

(2)     without duplication, and to the extent actually paid in cash to a Person other than the Borrower Representative or its Subsidiaries, during such period, in each case to the extent not financed with proceeds of Stock issuances or Indebtedness  (other than drawings under the Revolving Loan Commitment, Swingline Commitment or any other revolving credit facility) and not paid out of Available Amount, the sum of the following for the Borrowers and their Subsidiaries:

(a)scheduled principal payments with respect to Indebtedness:	___________________
(b)Net Interest Expense:	___________________
(c)Taxes on or measured by income (excluding income tax refunds):	___________________
(d)Restricted Payments permitted by Section 6.11:	___________________

(e)any increase in Working Capital of the Borrowers and their Subsidiaries (measured as the excess of such Working Capital at the end of such period over such Working Capital at the beginning of such period):

___________________
(f)the purchase price paid in cash for all Permitted Acquisitions and other Investments permitted pursuant to Section 6.4(h), (n) and (o):	___________________
(g)earn-out payments in connection with Permitted Acquisitions or other acquisitions made in compliance with the terms of the Loan Documents	___________________

(3)without duplication, any decrease in Working Capital of the Borrowers and their Subsidiaries (measured as the excess of such Working Capital at the beginning of such period over such Working Capital at the end thereof) (see Working Capital Calculation below)

___________________

(4)without duplication, and to the extent actually paid in cash and added back to net income in the calculation of EBITDA for the applicable period, the sum of the following for the Borrowers and their Subsidiaries:

(a)non-recurring fees, costs and expenses in connection with litigation (including the Medafor, Inc. litigation) not to exceed $1,500,000 in the aggregate for any four consecutive Fiscal Quarter period

___________________
(b)fees and expenses paid to Agent and/or Lenders in connection with the Loan Documents	___________________
(c)fees and expenses incurred in connection with any consummated Permitted Acquisition or other Acquisition or Investment not in the ordinary course of business	___________________

(d)fees and expenses incurred in connection with any consummated Disposition, issuance of Stock or Stock Equivalents or the incurrence, modification or repayment of Indebtedness (including the refinancing thereof)not in the ordinary course of business

___________________

(e)Unconsummated Transaction Fees	___________________
(f)Non-Recurring Expenses	___________________
B.Excess Cash Flow (result of (1) minus (2) plus (3) plus (4) above)	___________________
C.Required prepayment percentage (see Section 2.8(e) for percentage)	[____%]
D.Required prepayment amount (result of B multiplied by C above)	___________________
Minus:
E.Voluntary prepayments of Term Loans during such period	___________________
F.Voluntary prepayments of Revolving Loans during such period accompanied by a permanent reduction of the Aggregate Revolving Loan Commitment	___________________
Required prepayment amount (result of D minus E minus F above)	___________________

Available Amount Calculation
Available Amount is calculated as follows:
(A)An amount equal to, without duplication, the sum of:

(1)the cumulative amount of Excess Cash Flow (which amount shall not be less than zero) for all Fiscal Years of the Borrowers completed after the Closing Date (commencing with the Fiscal Year ending December 31, 2016) and prior to the Available Amount Reference Date with respect to which a certification of Excess Cash Flow set forth on Exhibit 5.2(b) has been delivered to Agent equal to the applicable percentages thereof that are not taken into account when calculating the prepayment in respect thereof in Section 2.8(e) of the Credit Agreement

___________________

(2)the cumulative amount of Net Issuance Proceeds of issuance of Stock (other than Disqualified Stock) received by Borrower Representative after the Closing Date and prior to the Available Amount Reference Date, which Net Issuance Proceeds are not required to be used to prepay the Obligations

___________________

(3)(A) the aggregate amount of Net Proceeds received by Borrower in cash or Cash Equivalents after the Closing Date from the Disposition of any Investment to the extent not required to be used to prepay the Obligations, plus (B) returns, (including dividends, interest, returns of principal, profits on sale, repayments, income, distributions and similar amounts) received in cash or Cash Equivalents after the Closing Date to the extent not included or includable in EBITDA, in each instance in (A) and (B) on or in respect of Investments to the extent such Investment was originally funded with and in reliance on the Available Amount (but, in the aggregate for clauses (A) and (B), not in excess of the original amount of the Available Amount used to fund such Investment)

___________________

(4)the aggregate amount of Declined Proceeds retained by Borrower (and not applied to repay or prepay any other Indebtedness) during the period from the Business Day immediately following the Closing Date through and including the Available Amount Reference Date

___________________
(5)$1,000,000	___________________
Minus: (B)The sum of:	___________________

(1)the aggregate amount of Investments made pursuant to Section 6.4(m) of the Credit Agreement and, to the extent funded with the Available Amount in accordance with the definition of Permitted Acquisitions, Section 6.4(h) of the Credit Agreement after the Closing Date and on or prior to the Available Amount Reference Date

___________________
(2)the aggregate amount of Restricted Payments made pursuant to Section 6.11(f) of the Credit Agreement after the Closing Date and on or prior to the Available Amount Reference Date	___________________
(C)Available Amount (result of the sum of (A) minus the sum of (B) above))	___________________